Exhibit 10.1

Public Limited Company (“société anonyme à Directoire et Conseil de Surveillance”)
with a share capital of 81,476,016.40 euros
Registered Office : La Défense 6 — 170, place Henri Régnault — 92973 Paris La Défense
Register of Commerce and Companies of Nanterre No B 589 803 261

FINAL PROSPECTUS

(NOTE D’OPÉRATION DÉFINITIVE)

AVAILABLE TO THE PUBLIC AND RELATING TO THE ISSUE AND LISTING ON THE PREMIER
MARCHÉ OF EURONEXT PARIS S.A. OF BONDS CONVERTIBLE INTO NEW SHARES AND/OR
EXCHANGEABLE FOR EXISTING SHARES

Obligations à option de conversion en actions nouvelles et/ou d’échange en actions existantes.

The bonds convertible and/or exchangeable into new or existing shares of Technip-Coflexip (the “Bonds”) are being offered by way of a public offering in France and an offering to institutional investors in and outside France.

This document should be read in conjunction with the English translation of the French language:

•	initial prospectus (“note d’information initiale") prepared by TECHNIP (now called TECHNIP-COFLEXIP) for the public exchange offer for Coflexip shares with a cash election limited to 5,000,000 Coflexip shares, approved by the Commission des opérations de bourse on July 19, 2001, under visa number 01-982, and the initial prospectus (“note d’information en surenchère") prepared for the revised offer approved by the Commission des opérations de bourse on August 7, 2001, under visa number 01-1028;

•	initial prospectus (“note d’information initiale") prepared by TECHNIP (now called TECHNIP-COFLEXIP) and Isis for the public exchange offer initiated by TECHNIP-COFLEXIP for Isis shares, approved by the Commission des opérations de bourse on July 19, 2001, under visa number 01-981, and the initial prospectus (“note d’information en surenchère") prepared for the revised offer approved by the Commission des opérations de bourse on August 7, 2001, under visa number 01-1027.

THIS DOCUMENT CONTAINS A NON-CERTIFIED TRANSLATION FOR INFORMATION PURPOSES ONLY OF THE FRENCH LANGUAGE NOTE D’OPÉRATION DÉFINITIVE RELATING TO THE ISSUANCE OF THE BONDS, WHICH RECEIVED VISA 02-047 DATED JANUARY 22, 2002 OF THE COMMISSION DES OPÉRATIONS DE BOURSE. IN THE EVENT OF ANY AMBIGUITY OR CONFLICT BETWEEN CORRESPONDING STATEMENTS OR OTHER ITEMS CONTAINED IN THESE DOCUMENTS, THE RELEVANT STATEMENTS OR ITEMS OF THE FRENCH VERSION OF THE NOTE D’OPÉRATION DÉFINITIVE SHALL PREVAIL.

Application has been made to list the Bonds on the Premier Marché of Euronext Paris S.A. with effect from January 30, 2002. The existing shares of Technip-Coflexip (the “Company”) are listed on the Premier Marché of Euronext Paris S.A. and the New York Stock Exchange in the United States of America.

JPMorgan
Global Coordinator, Joint Lead Manager and Joint Bookrunner

BNP PARIBAS
Joint Lead Manager and Joint Bookrunner

The date of this document is January 22, 2002

The distribution of this document and the offer and sale of the Bonds in certain jurisdictions may be restricted by law. Persons receiving this document are required by the Company and the underwriters to inform themselves about, and to observe, any such restrictions. This document does not constitute an offer of, or an invitation to purchase, any of the Bonds in any jurisdiction in which such offer or invitation would be unlawful. No action has been taken in any jurisdiction other than France that would permit a public offering of the Bonds, or the circulation or distribution of this document or any other offering material, where action for that purpose is required.

THIS DOCUMENT HAS NOT BEEN AND WILL NOT BE SUBMITTED TO THE CLEARANCE PROCEDURES OF THE COMMISSION DES OPÉRATIONS DE BOURSE AND ACCORDINGLY MAY NOT BE USED IN CONNECTION WITH ANY OFFER OR SALE OF THE BONDS TO THE PUBLIC IN FRANCE.

The delivery of this document, or any sale made in connection with the offering of the Bonds, shall not under any circumstances imply that the information herein contained is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company and its consolidated subsidiaries since the date of this document.

The Bonds and the shares to be issued upon conversion or delivered upon exchange of the Bonds have not been and will not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”) for offer or sale as part of their distribution and, subject to certain exceptions, may not be offered or sold in the United States. The Bonds are being offered and sold exclusively outside the United States in offshore transactions, in accordance with Regulation S of the Securities Act. Terms used in this paragraph have the respective meanings ascribed to such terms in Regulation S.

This communication is directed only to persons who (i) are outside the United Kingdom or (ii) fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (the “Order”) or (iii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations, etc.”) of the Order (all such persons together being referred to as “relevant persons”). This communication must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this communication relates is available only to relevant persons and will be engaged in only with relevant persons.

The Offering is being conducted pursuant to the standards and requirements of French law.

No person has been authorized to give any information or to make any representation other than those contained in this document, and, if given or made, such information or representations must not be relied upon as having been authorized.

In connection with this issue, JPMorgan, or any person acting for it, acting on behalf of the Joint Lead Managers and Joint Bookrunners may over-allot or effect transactions with a view to supporting the market price of the Bonds and the Shares at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation on JPMorgan or any agent of it to do this. Such stabilizing, if commenced, may be discontinued at any time, and must be brought to an end after a limited period.

Public Limited Company (“Société Anonyme à Directoire et Conseil de Surveillance”)
with a share capital of 81,476,016.40 euros
Registered Office : La Défense 6 — 170, place Henri Régnault — 92973 Paris La Défense
Register of Commerce and Companies of Nanterre No B 589 803 261

FINAL PROSPECTUS

(NOTE D’OPÉRATION DÉFINITIVE)
AVAILABLE TO THE PUBLIC AND RELATING TO THE ISSUE AND ADMISSION TO THE PREMIER
MARCHÉ OF EURONEXT PARIS S.A. OF BONDS WITH AN AGGREGATE NOMINAL VALUE OF EUR
690,000,080 SUBJECT TO INCREASE TO UP TO EUR 793,499,990 CONVERTIBLE INTO NEW
SHARES AND/OR EXCHANGEABLE INTO EXISTING SHARES WITH A PER SHARE NOMINAL VALUE
OF EUR 170.

OBLIGATIONS À OPTION DE CONVERSION EN ACTIONS NOUVELLES ET/OU D’ÉCHANGE EN
ACTIONS EXISTANTES

A legal notice will be published in the Bulletin des annonces légales obligatoires on January 25, 2002.

Visa of the Commission des opérations de bourse

In application of Articles L. 412-1 et L. 621-8 of the French Monetary and Financial Code, the Commission des opérations de bourse has granted visa no 02-047 dated January 22, 2002 for this final prospectus, in accordance with the provisions of Regulation no 98-01. This prospectus has been prepared by the issuer and the signatories are liable for its content. The visa implies neither approval of the transaction nor validation of the accounting and financial information presented herein. It has been granted after review of the relevance and consistency of the information given in light of the transaction offered to the investors.

Warning

The Commission des opérations de bourse draws particular attention to the specific characteristics of the financial instruments described in this prospectus. Subject to Articles L.228-91 et seq. of the French Commercial Code, certain characteristics of convertible bonds and exchangeable bonds are not presented. In particular, in the event of early redemption or redemption at maturity, holders may exercise their rights to receive shares only during the period between the date of the notice announcing such redemption (which must be published no later than one month before such redemption date) and the seventh business day preceding the actual date of such redemption.

This final prospectus incorporates:

•	the initial prospectus (“note d’information initiale”) prepared by TECHNIP (now called TECHNIP-COFLEXIP) for the public exchange offer for Coflexip shares with a cash election limited to 5,000,000 Coflexip shares, approved by the Commission des opérations de bourse on July 19, 2001, under visa number 01-982, and for the initial prospectus (“note d’information en surenchère”) prepared for the revised offer approved by the Commission des opérations de bourse on August 7, 2001, under visa number 01-1028;

•	the initial prospectus (“note d’information initiale”) prepared by TECHNIP (now called TECHNIP-COFLEXIP) and Isis for the public exchange offer initiated by TECHNIP-COFLEXIP for Isis shares, approved by the Commission des opérations de bourse on July 19, 2001, under visa number 01-981, and for the initial prospectus (“note d’information en surenchère”) prepared for the revised offer approved by the Commission des opérations de bourse on August 7, 2001, under visa number 01-1027 ;

•	the preliminary prospectus (“note d’opération préliminaire”), relating to this final prospectus, approved by the Commission des opérations de bourse on January 22, 2002, under visa number 02-045; and

•	this final prospectus.

Copies of this final prospectus may be obtained free of charge from the financial institutions indicated below, as well as from the registered office of TECHNIP-COFLEXIP, La Défense 6 — 170, place Henri Régnault — 92973 Paris la Défense.

JPMORGAN
Global Coordinator, Joint Lead Manager and
Joint Bookrunner

BNP PARIBAS
Joint Lead Manager and
Joint Bookrunner

TECHNIP-COFLEXIP

PRINCIPAL CHARACTERISTICS OF THE BONDS CONVERTIBLE INTO
NEW SHARES AND/OR EXCHANGEABLE FOR EXISTING SHARES

NUMBER OF BONDS ISSUED:

The number of bonds convertible into new shares and/or exchangeable for existing shares (the “Bonds”) issued is 4,058,824, representing a total nominal value of EUR 690,000,080. In addition, in order to cover over-allotments, if any, TECHNIP-COFLEXIP has granted the Joint Bookrunners an option (the “Over-Allotment Option”) of up to 15% of the issue size. This Over-Allotment Option will be exercisable once only and until January 28, 2002 at the latest. In the event that the Over-Allotment Option is exercised in full, the aggregate nominal amount of the issue would amount to EUR 793,499,990 represented by 4,667,647 Bonds.

NOMINAL VALUE PER BOND:

The nominal value per Bond has been fixed at EUR 170.

ISSUE PRICE:

At par value payable in full on the settlement date.

ISSUE DATE AND SETTLEMENT DATE:

On January 30, 2002.

TERM OF THE BONDS:

4 years and 336 days from the settlement date.

ANNUAL INTEREST:

The Bonds will bear interest at a rate of 1% per annum, equivalent to EUR 1.7000 per Bond, payable annually in arrears on January 1 of each year (or the immediately following business day). For the period from the settlement date to December 31, 2002, an interest amount of EUR 1.5649 per Bond will be payable on January 1, 2003.

GROSS YIELD TO MATURITY:

3.25% as at the settlement date (in the absence of conversion and/or exchange into shares and in the absence of redemption prior to maturity).

REDEMPTION AT MATURITY:

Redemption in full on January 1, 2007 (or on the immediately following business day if such date is not a business day) at a price of EUR 190.0708 per Bond representing approximately 111.81% of the nominal value of the Bonds.

EARLY REDEMPTION AT THE OPTION OF THE COMPANY:

Possible

•	for all or part of the Bonds by means of purchases on or off the stock exchange or by means of a public offer;

•	for all the Bonds outstanding prior to maturity from January 1, 2005 until the seventh business day preceding the redemption date at an early redemption price which guarantees to the initial subscriber a gross yield equivalent to that which would have been obtained on redemption at maturity, if the product of (i) the conversion/exchange ratio in effect and (ii) the arithmetic mean of the opening prices of a TECHNIP-COFLEXIP share on the Premier Marché of Euronext Paris S.A. calculated over a period of 15 consecutive stock exchange trading days during which the shares are quoted, as selected by TECHNIP-COFLEXIP from among the 30 consecutive stock exchange trading days preceding the date of publication of the notice concerning such early redemption, exceeds 120% of such early redemption price;

•	for all the Bonds outstanding prior to maturity at any time, at the early redemption price as defined above, if less than 10% of Bonds issued remain outstanding.

EARLY REDEMPTION IN THE EVENT OF A DEFAULT:

The Bonds will be redeemable in accordance with the terms of paragraph 2.3.16 (“Early Redemption of the Bonds”).

CONVERSION AND/OR EXCHANGE OF THE BONDS FOR SHARES:

The Bondholders may request the conversion and/or exchange of the Bonds for shares at any time from the 40th day following the settlement date until the seventh business day preceding the redemption date, at a rate of one TECHNIP-COFLEXIP share per Bond, subject to the adjustments provided for in paragraph 2.6.7.3 (“Adjustment of the Conversion/Exchange Ratio in the Event of Financial Transactions”).

The Company may, at its option, deliver new and/or existing shares.

PREFERENTIAL SUBSCRIPTION RIGHTS AND PRIORITY SUBSCRIPTION PERIOD:

The shareholders of the Company have waived their preferential subscription rights and no priority subscription period is applicable.

SUBSCRIPTION PERIOD:

The placement of the Bonds will take place from January 22, 2002 to January 25, 2002 inclusive and may be closed without prior notice except in respect of individuals for whom it will remain open from January 23, 2002 to January 25, 2002 inclusive.

ANTICIPATED TIMETABLE:

January 22, 2002	Visa of the Commission des Opérations de Bourse on the Note
d’Opération Préliminaire.

January 22, 2002	Book building.

January 22, 2002	Determination of the final conditions of the issue and
visa of the Commission des Opérations de Bourse on the
Note d’Opération Définitive.

January 23, 2002	Commencement of the subscription period.

January 25, 2002	End of the subscription period.

January 30, 2002	Settlement and delivery of the Bonds.

RIGHTS ATTACHED TO NEW SHARES ISSUED FOLLOWING CONVERSION:

Shares to be issued on conversion shall bear all rights from the first day of the fiscal year in which the Bonds are so converted.

RIGHTS ATTACHED TO EXISTING SHARES DELIVERED AFTER EXCHANGE:

Existing shares delivered upon exchange shall confer on their holders from the date of delivery all the rights attached to shares.

SHARE PRICE:

The reference price (cours de référence) of a share of the Company: EUR 133.0500 per share.

5.3 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION AS OF SEPTEMBER 30, 2001
ADMINISTRATIVE, MANAGEMENT AND SUPERVISORY BODIES
6.1 MEMBERS OF THE ADMINISTRATIVE, EXECUTIVE AND SUPERVISORY BODIES
INFORMATION ON RECENT DEVELOPMENTS AND OUTLOOK
7.1 RECENT DEVELOPMENTS
7.2 OUTLOOK
By-Laws, as amended, of Technip-Coflexip
Offering Circular dated January 22, 2002

CHAPTER I		PARTIES RESPONSIBLE FOR THE FINAL PROSPECTUS AND AUDITING OF THE ACCOUNTS	9
1.1		PARTY RESPONSIBLE FOR THE FINAL PROSPECTUS	9
1.2		STATEMENT OF THE PARTY RESPONSIBLE FOR THE FINAL PROSPECTUS	9
1.3		PARTIES RESPONSIBLE FOR AUDITING THE ACCOUNTS	9
	1.3.1	Statutory auditors	9
	1.3.2	Deputy statutory auditors	9
	1.3.3	Statement of statutory auditors	10
1.4		PARTY RESPONSIBLE FOR INFORMATION	11
CHAPTER II		THE ISSUE AND LISTING ON THE PREMIER MARCHÉ OF EURONEXT PARIS S.A. OF BONDS CONVERTIBLE INTO NEW SHARES AND/OR EXCHANGEABLE FOR EXISTING SHARES OF TECHNIP-COFLEXIP	12
2.1		INFORMATION RELATING TO THE ISSUE	12
	2.1.1	General Shareholders' Meeting Authorizing the Issue	12
	2.1.2	Decisions of the Management Board	13
	2.1.3	Decision of the Chairman of the Management Board	13
2.2		INFORMATION PERTAINING TO THE BONDS	14
	2.2.1	Number and Nominal Value of the Bonds, Proceeds of the Issue	14
	2.2.2	Structure of the Issue	14
	2.2.3	Preferential Subscription Rights and Priority Subscription Period	15
	2.2.4	Subscription period	15
	2.2.5	Financial Institutions Responsible for the Placement	15
2.3		TERMS AND CONDITIONS OF THE BONDS	16
	2.3.1	Form Denomination and Delivery of the Bonds	16
	2.3.2	Nominal Value of each Bond -- Issue Price	16
	2.3.3	Issue Date	16
	2.3.4	Settlement Date	16
	2.3.5	Nominal Interest Rate	16
	2.3.6	Annual interest	16
	2.3.7	Redemption, Early Redemption	17
	2.3.8	Gross Yield to Maturity	18
	2.3.9	Term and Average Duration	19
	2.3.10	Subsequent Issues of Fungible Bonds	19
	2.3.11	Status and Negative Pledge	19
	2.3.12	Guarantee	19
	2.3.13	Underwriting	19
	2.3.14	Rating	19
	2.3.15	Representation of Bondholders	20
	2.3.16	Events of default	21
	2.3.17	Public Offers	22
	2.3.18	Tax Regime for Bonds	22
2.4		LISTING AND TRADING	24
	2.4.1	Listing	24
	2.4.2	Restrictions on the Transferability of the Bonds	25
	2.4.3	Listing of Similar Securities	25
2.5		GENERAL INFORMATION	25
	2.5.1	Paying Agent	25
	2.5.2	Jurisdiction	25
	2.5.3	Use of Proceeds	25
2.6		CONVERSION AND/OR EXCHANGE OF BONDS INTO SHARES	25
	2.6.1	Nature of Conversion and/or Exchange Rights	25
	2.6.2	Suspension of the Conversion/Exchange Right	25
	2.6.3	Exercise Period and Conversion/Exchange Ratio	26
	2.6.4	Exercise of the Conversion/Exchange Right	26

	2.6.5	Rights of Bondholders to Payments of Interest on the Bonds and Dividends with respect to Shares Delivered	26
	2.6.6	Tax Regime on Conversion or Exchange	27
	2.6.7	Maintenance of Bondholders' Rights	27
	2.6.8	Notice to Bondholders	32
	2.6.9	Effect of Conversion and/or Exchange on Existing Shareholders	32
2.7		SHARES DELIVERED UPON EXERCISE OF THE CONVERSION/EXCHANGE RIGHT	32
	2.7.1	Rights attached to the Shares to be Delivered	32
	2.7.2	Transferability of the Shares	33
	2.7.3	Nature and Form of the Shares	33
	2.7.4	Taxation of Alloted Shares	33
	2.7.5	Listing of New Shares	36
CHAPTER III		GENERAL INFORMATION ABOUT THE COMPANY AND ITS SHARE CAPITAL	38
3.1		GENERAL INFORMATION ABOUT THE COMPANY	38
	3.1.1	Corporate name	38
	3.1.2	Corporate form and applicable laws	38
	3.1.3	Corporate purpose (Article 3 of the by-laws)	38
	3.1.4	General Shareholders' Meetings (Article 29 of the by-laws)	39
	3.1.5	Double voting rights (Article 30 the of by-laws)	39
	3.1.6	Crossing of thresholds (Article 12 of the by-laws)	40
3.2		INFORMATION RELATING TO THE COMPANY'S SHARE CAPITAL	40
	3.2.1	Share capital	40
	3.2.2	Evolution of the share capital as of December 31, 2001	41
	3.2.3	Non-issued authorized share capital, undertakings to increase capital on December 31, 2001	42
	3.2.4	Stock option plans	43
	3.2.5	Authorization to reduce share capital	44
	3.2.6	Authorization to repurchase shares	44
	3.2.7	Other securities giving rights to share capital	44
	3.2.8	Volume of transactions and evolution of share price and ADRs	44
CHAPTER IV		INFORMATION CONCERNING THE ACTIVITY OF THE COMPANY	46
4.1		RECENT EVENTS	46
CHAPTER V		ASSETS, FINANCIAL POSITION AND RESULTS	52
5.1		SEMESTRIAL ACTIVITY REPORT AS OF JUNE 30, 2001	52
	5.1.1	First half 2001 activity and consolidated statement of income as of June 30, 2001	52
	5.1.2	Activity report as of June 30, 2001	55
	5.1.3	Opinion of the Statutory Auditors on the limited review of the half-year financial statements as of June 30, 2001 (Articles L. 232-7 of the French Commercial Code and 297-1 of the decree of March 23, 1967)	58
5.2		CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 30, 2001	59
	5.2.1	Consolidated Statement of Income	59
	5.2.2	Consolidated Balance sheet	60
	5.2.3	Consolidated statements of Cash Flows as of June 30, 2001	61
	5.2.4	Consolidated statement of changes in shareholders' equity (in million euros)	63
	5.2.5	Notes to the Consolidated Financial Statements	64
	5.2.6	Supplemental Note	67
5.3		UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION AS OF SEPTEMBER 30, 2001	69
	5.3.1	Methods used for preparing TECHNIP-COFLEXIP pro forma condensed combined financial information as of September 30, 2001	69
	5.3.2	Description of main operations	69
	5.3.3	Notes to pro forma condensed combined balance sheets	70
	5.3.4	Notes to pro forma condensed combined statements of income	73

	5.3.5	Other elements concerning pro forma condensed combined balance sheets and statements of income	73
CHAPTER VI		ADMINISTRATIVE, MANAGEMENT AND SUPERVISORY BODIES	77
6.1		MEMBERS OF THE ADMINISTRATIVE, EXECUTIVE AND SUPERVISORY BODIES	77
	6.1.1	Management Board	77
	6.1.2	Supervisory Board	79
6.2		COMMITTEES	80
CHAPTER VII		INFORMATION ON RECENT DEVELOPMENTS AND OUTLOOK	82
7.1		RECENT DEVELOPMENTS	82
7.2		OUTLOOK	96

CHAPTER I

PARTIES RESPONSIBLE FOR THE FINAL PROSPECTUS
AND AUDITING OF THE ACCOUNTS

1.1    PARTY RESPONSIBLE FOR THE FINAL PROSPECTUS

Daniel Valot, Chairman of the Management Board of TECHNIP-COFLEXIP.

1.2    STATEMENT OF THE PARTY RESPONSIBLE FOR THE FINAL PROSPECTUS

“To our knowledge, the information presented in this final prospectus is true and accurate. It provides investors with all the necessary elements to be able to base a judgment on the property, activity, financial situation, revenues and outlook of TECHNIP-COFLEXIP and its subsidiaries, as well as the rights associated with the securities offered. It does not omit any information which would make any statement in this prospectus misleading in any material respect.”

Daniel Valot Chairman of the Management Board

1.3    PARTIES RESPONSIBLE FOR AUDITING THE ACCOUNTS

1.3.1    Statutory auditors

•	Barbier Frinault & Autres, represented by M. René Proglio
41, rue Ybry — 92567 Neuilly-sur-Seine Cedex

Date of first term: 1986 (renewed by the Ordinary Shareholders’ Meeting of April 30, 1998).

Expiration date of current term: at the close of the Shareholders’ Meeting convened to approve the accounts for the fiscal year ending December 31, 2003.

•	Mr. Claude Charron — 2, place de la Gare — 95210 Saint-Gratien.

Date of first term: 1996 (renewed by the Ordinary Shareholders’ Meeting of April 30, 1998).

Expiration date of current term: at the close of the Shareholders’ Meeting convened to approve the accounts for the fiscal year ending December 31, 2003.

1.3.2    Deputy statutory auditors

•	M. Gilles Puissochet
41, rue Ybry — 92567 Neuilly-sur-Seine Cedex

Date of first term: 1996 (renewed by the Ordinary Shareholders’ Meeting of April 30, 1998).

Expiration date of current term: at the close of the Shareholders’ Meeting convened to approve the accounts for the fiscal year ending December 31, 2003.

•	M. Laurent Levesque
66, rue Caumartin — 75009 Paris

Date of first term: 1996 (renewed by the Ordinary Shareholders’ Meeting of April 30, 1998).

Expiration date of current term: at the close of the Shareholders’ Meeting convened to approve the accounts for the fiscal year ending December 31, 2003.

1.3.3    Statement of statutory auditors

(Free translation of a French language original for convenience purpose only. Accounting principles and auditing standards and their application in practice vary among nations. The accompanying financial statements are not intended to present the financial position, results of operations and cash flows in accordance with accounting principles and practices generally accepted in countries other than France. In addition, the procedures and practices utilised by the statutory auditors in France with respect to such financial statements included in a prospectus may differ from those generally accepted and applied by auditors in other countries. Accordingly, the French financial statements and the auditors’ report of which a translation for convenience purpose only is presented in this document are for use by those knowledgeable about French accounting procedures, auditing standards and their application in practice.)

Statutory auditors’ report on a “prospectus”

As statutory auditors of Technip-Coflexip (formerly, Technip) and in accordance with Rule 98-01 of the Commission des Opérations de Bourse and professional standards applicable in France, we have performed certain procedures on the information contained in the “prospectus” relating to the historical financial statements of Technip-Coflexip (the “Company”), established for the purpose of the issuance and registration on the Premier Marché d’Euronext Paris S.A. of bonds convertible and/or exchangeable into new or existing shares.

The Board Management’s President (Président du Directoire) is responsible for the preparation of the “prospectus”. Our responsibility is to report on the fairness of the information presented in the “prospectus” relating to the financial statements.

We have conducted our work in accordance with professional standards applicable in France. Those standards require that we assess the fairness of the information presented relating to the financial statements and its consistency with the financial statements on which we have issued a report. Our procedures also include reading the other information contained in the “prospectus” in order to identify material inconsistencies with the information relating to the financial statements and to report any apparent material misstatement of facts that we may have uncovered in reading the other information based on our general knowledge of the company obtained during the course of our engagement. As far as the selected prospective data are concerned, our procedures consisted of a reading of management’s assumptions and the resulting figures.

We have audited in accordance with professional standards applicable in France the individual financial statements and the French GAAP consolidated financial statements of the Company for each of the years ended December 31, 1998, December 31, 1999 and December 31, 2000, approved by the Board of Directors. We expressed an unqualified opinion on such financial statements. Without calling into question the opinion expressed before, our reports include the following emphasis of matter paragraph:

•	in respect of the individual financial statement and the consolidated financial statements as of December 31, 1999, reversal of the provision for geopolitical risks, which Technip no longer estimated necessary;

•	the individual financial statements as of December 31, 1999 can not be directly compared with those of the preceding fiscal year because of the structural reorganisation, which took place during the year.

We have reviewed in accordance with professional standards applicable in France for such interim financial statements the interim consolidated financial statements of the Company as of June 30, 2000 and 2001 approved by the Board of Directors. Our report was unqualified and did not include an emphasis of matter paragraph.

We have reviewed in accordance with professional standards applicable in France the unaudited consolidated pro forma financial information as of September 30, 2001, prepared under the responsibility of the company’s Chief Executive Officer (Président du Conseil d’Administration) to reflect the incidence of the exchange offers for Coflexip shares and Isis shares.

In our opinion, management’s assumptions to reflect the incidence of the transactions described above on the consolidated pro forma financial information are reasonable and the resulting figures are appropriate.

Based on the procedures performed, we have no other matters to report regarding the fairness of the information relating to the financial statements presented in the “prospectus”.

Neuilly-sur-Seine and Saint-Gratien, France, January 22, 2002

The Statutory Auditors,
French original signed by:
BARBIER FRINAULT & AUTRES	Claude
ANDERSEN	CHARRON

Represented by René Proglio

1.4 PARTY RESPONSIBLE FOR INFORMATION

Mr. Patrick Picard, Corporate Secretary
TECHNIP-COFLEXIP,
La Défense 6
170, Place Henri Régnault
92973 Paris La Défense Cedex
Telephone : 01 47 78 30 86
Fax : 01 47 78 20 90
e-mail : ppicard@technip-coflexip.com

CHAPTER II

THE ISSUE AND LISTING ON THE PREMIER MARCHÉ OF
EURONEXT PARIS S.A. OF BONDS CONVERTIBLE INTO NEW SHARES AND/OR
EXCHANGEABLE FOR EXISTING SHARES OF TECHNIP-COFLEXIP

2.1 INFORMATION RELATING TO THE ISSUE

2.1.1 General Shareholders’ Meeting Authorizing the Issue

The general extraordinary shareholders’ meeting (Assemblée générale extraordinaire) of TECHNIP-COFLEXIP (the “Company”), held on August 24, 2001, in compliance with the rules relating to quorum and requirements for voting for extraordinary shareholders’ meetings, pursuant to its seventh resolution, notably:

•	Delegated, in accordance with Article L. 225-129 III of the French Commercial Code, to the Board of Directors (Conseil d’Administration) or to the Management Board (Directoire), as the case may be, including the ability to subdelegate to its Chairman, the powers to increase the share capital of the Company, on one or more occasions, in the proportion and at the time that it deems suitable, in France and/or abroad, by issuing, without preferential subscription rights, by way of public offering, shares as well as any other securities including warrants to subscribe for new shares (bons de souscription) giving an immediate or future right, exercisable at any time or on a fixed date, to a portion of the Company’s share capital by way of subscription, conversion, exchange, redemption, presentation of a warrant or by any other means;

•	Decided that the total nominal amount of the share capital increases that may be undertaken, immediately or in the future, by virtue of this delegation, may not exceed EUR 24,000,000. The nominal amount of additional shares to be issued shall be added, as the case may be, to such amount in order to preserve, in accordance with French law, the rights of the holders of the securities giving right to shares;

•	Decided that the maximum amount of the share capital increases capable of being made pursuant to this delegation will be charged against the EUR 24,000,000 ceiling for share capital increases as set forth in the sixth resolution;

•	Decided, in addition, that the aggregate nominal amount of issued debt securities giving access to the share capital of the Company may not exceed EUR 1 billion, or the equivalent value of such amount in the event of issue in foreign currency or currency unit fixed by reference to several currencies, and that such amount will be charged against the ceiling set forth in the sixth resolution;

•	Decided to waive the preferential subscription rights of shareholders to the securities to be issued, but, nevertheless, to allow the Board of Directors or the Management Board, as the case may be, discretion to grant to shareholders, for a certain period and under terms that it shall fix, a priority right for all or part of an issue. Such priority of subscription will not give rise to any transferable rights;

•	Acknowledged, where necessary, that the present delegation implies an automatic waiver by the shareholders, in favor of the holders of the securities giving a future right to shares capable of being issued, of their preferential subscription right to any shares to which the issued securities will give a right;

•	Decided to waive the preferential subscription right of the shareholders to shares issued as a result of a conversion of bonds or the exercise of warrants;

•	Decided that the sum payable or to be paid to the Company for each of the shares issued in connection with the present delegation, after having taken into account, in the event of an issue of warrants to subscribe for new shares (bons autonomes de souscription d’actions), the price of issue for such warrants, shall be equal to at least the average of the closing quoted share price for the Company’s shares over ten consecutive days selected from the last twenty stock exchange trading days preceding the commencement of the issue, after, as the case may be, correction of such average in order to take into account the issue date;

•	Decided that the Board of Directors or the Management Board, as the case may be, may have all the powers, including the ability to subdelegate to the Chairman, in accordance with the applicable legal requirements, to implement the present delegation, to determine the dates and terms and conditions of the issues as well as the form and terms and conditions of the securities to be created, to fix the prices and conditions of the issues, to fix the amounts to be issued, to determine the method whereby the shares or the other Securities will be paid-up, and as the case may be, to foresee the conditions of the repurchase on the stock exchange, the provision for possible suspension of the exercise of rights attached to the securities issued for a maximum period of 3 months, to fix the methods according to which the rights of holders of securities giving future right to the capital will be preserved, in accordance with the law and regulations, to take all measures and ensure all formalities required for the admission to trade on one of the markets regulated by Euronext Paris S.A., of rights, securities and warrants, to fix the terms of allotment and of exercise of warrants and determine the means of purchase on the stock exchange or offer of sale or exchange of securities or warrants or allotment of shares, as well as redemption of securities and warrants.

•	Decided, in addition, that the Board of Directors, or, as the case may be, the Management Board, or its Chairman, may proceed, where applicable, to charge the issue premiums and notably the costs associated with the realization of the issues and to take generally all necessary measures and conclude all agreements in order to bring to a successful conclusion any issues and record any increase of capital resulting from any issue that may be made pursuant to this delegation and accordingly amend the by-laws.

•	Decided that in the event of an issue of debt securities, the Board of Directors or, as the case may be, the Management Board, may have such powers, including the ability to sub-delegate to its Chairman, notably to decide upon their subordinated nature or not, to fix their interest rate, the duration, the redemption price, whether fixed or variable, with or without premium, the method of redemption, depending on market conditions and the conditions according to which these debt securities may grant rights to shares in the Company.

This delegation is valid for a period of twenty-six months from August 24, 2001.

2.1.2 Decisions of the Management Board

By virtue of the delegation granted to it by the general extraordinary shareholders’ meeting of the Company dated August 24, 2001, the Management Board has, on January 7, 2002, approved the principle of the issue of bonds with an option of conversion into new shares and/or exchange for existing shares and has decided to subdelegate all powers so as to proceed with the issue of bonds with an option of conversion into new shares and/or exchange for existing shares, as well as to suspend such issue, being that the nominal amount of the increases in capital susceptible of being made by a conversion of the bonds into new shares will not be more than EUR 24,000,000 and that the total nominal amount of the bonds will not be more than EUR 800,000,000 not having taken into account the potential increases of additional capital necessary to undertake the adjustments foreseen by the applicable law to preserve the rights of security holders giving a right to shares, under the conditions and the limits of the seventh resolution of the general extraordinary shareholders’ meeting of the Company.

2.1.3 Decision of the Chairman of the Management Board

Pursuant to the powers delegated by the Management Board, the President decided on January 21, 2002 and January 22, 2002 to use the powers delegated to issue the bonds to which this final prospectus relates and to set the terms of this issuance as described in this prospectus.

2.2 INFORMATION PERTAINING TO THE BONDS

In this Note d’Opération Définitive, the term “Bonds” means bonds convertible into new shares and/or exchangeable for existing shares of the Company having all the characteristics described in this Note d’Opération Définitive.

2.2.1 Number and Nominal Value of the Bonds, Proceeds of the Issue

2.2.1.1 Number and Nominal Value of the Bonds

This issue by the Company will be represented by 4,058,824 bonds convertible into new shares and/or exchangeable for existing shares (the “Bonds”) with a total nominal value of EUR 690,000,080. In addition, in order to cover over-allotments, if any, TECHNIP-COFLEXIP has granted the Joint Bookrunners an option (the “Over-Allotment Option”) of up to 15% of the issue size. This Over-Allotment Option will be exercisable once only and until January 28, 2002 at the latest. In the event that the Over-Allotment Option is exercised in full, the aggregate nominal amount of the issue would amount to EUR 793,499,990 represented by 4,667,647 Bonds.

2.2.1.2 Proceeds of the Issue

The gross proceeds of the issue will amount to EUR 690,000,080, and may be increased to EUR 793,499,990 in the event that the Over-Allotment Option is exercised. The net proceeds of the issue paid to the Company after deducting from the gross proceeds an amount of approximately EUR 10,928,000 corresponding to the fees due to financial intermediaries, lawyers and administrative and legal costs will be of approximately EUR 679,072,080, which may be increased to EUR 781,019,290 if the Over-Allotment Option is exercised.

2.2.2 Structure of the Issue

2.2.2.1 Offering

The Bonds, which are offered as part of a global offering, will be offered:

•	in France, to institutional investors and individuals;

•	outside France by means of a private offering, in accordance with the rules applicable to each jurisdiction where the offering is being made, with the exception of the United States of America, Canada and Japan where no placement will be made.

No specific tranche of Bonds is designated for a particular market.

2.2.2.2 Selling restrictions

The distribution of this Note d’Opération Définitive and the offer or sale of the Bonds may, in certain countries, be subject to specific regulations. Persons in possession of this Note d’Opération Définitive should familiarize themselves, and comply, with any local restrictions.

The institutions responsible for the offering will comply with the laws and regulations in effect in each jurisdiction in which the Bonds will be offered and, in particular, with the selling restrictions set forth below.

United Kingdom Selling Restrictions

Each financial institution involved in the offering has undertaken:

(i)	not to offer nor sell and, prior to the expiry of a period of six months from the Closing Date, will not offer or sell any Bonds to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 as amended;

(ii)	to comply with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”) with respect to anything done by it in relation to the Bonds in, from or otherwise involving the United Kingdom;

(iii)	not to issue nor distribute invitations or incentives to start an investment activity (in accordance with article 21 of the FSMA) received by the institution and in relation to the issue or the sale of Bonds only under circumstances where article 21 (1) does not apply to the Company.

United States Selling Restrictions

The Bonds and the shares of TECHNIP-COFLEXIP to be issued or delivered upon conversion or exchange of the Bonds, have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States of America. None of the Company, a distributor as defined by Regulation S of the Securities Act, any institutions in charge of the placement, any of their affiliates as defined by Rule 405 of the Securities Act or any other person acting on behalf of one of the persons above-mentioned may engage in any directed selling efforts, as set forth in Regulation S of the Securities Act, with respect to the United States of America.

The Bonds will be offered and sold exclusively outside the United States in offshore transactions, in accordance with Regulation S of the Securities Act.

Unless otherwise, the terms used in the preceding two paragraphs have the respective meanings ascribed to such terms in Regulation S of the Securities Act.

Canada and Japan Selling Restrictions

Each institution involved in the offering agrees that it has not offered nor sold, and will not offer nor sell the Bonds in Canada or Japan.

2.2.3 Preferential Subscription Rights and Priority Subscription Period

The shareholders of the Company have expressly waived their preferential subscription rights to the Bonds at the general shareholders’ meeting of August 24, 2001. This decision also includes an express waiver of their preferential subscription rights for any new shares to be issued in the event of conversion of the Bonds.

No priority subscription period for the shareholders is applicable.

2.2.4     Subscription period

The offering of the Bonds will take place from January 22, 2002 to January 25, 2002 inclusive and may be closed, without prior notice except in respect of individuals for whom it will remain open from January 23, 2002 to January 25, 2002 inclusive.

Anticipated timetable of the issue:

January 22, 2002	Visa of the Commission des Opérations de Bourse on the Note d’Opération Préliminaire.

January 22, 2002	Book-building.

January 22, 2002	Determination of final conditions of the issue and visa of the Commission des Opérations de Bourse on the Note d’Opération Définitive.

January 23, 2002	Commencement of the subscription period.

January 25, 2002	End of the subscription period.

January 30, 2002	Settlement and delivery of the Bonds.

The final number of Bonds issued and the final nominal value will be fixed no later than January 28, 2002 and will be indicated in an avis to be published by Euronext Paris S.A. as soon as possible after such date.

2.2.5     Financial Institutions Responsible for the Placement

Subscription orders for the Bonds must be placed with J.P. Morgan Securities Ltd. and BNP Paribas in their capacity as Joint Lead Managers and Joint Bookrunners.

2.3 TERMS AND CONDITIONS OF THE BONDS

2.3.1 Form, Denomination and Delivery of the Bonds

The Bonds to be issued by the Company constitute neither bonds convertible into shares (obligations convertibles en actions), within the meaning of Articles L. 225-161 and seq. of the French Code de commerce, nor bonds exchangeable for shares (obligations échangeables contre des actions), within the meaning of Articles L. 225-168 et seq. of the French Code de commerce, but rather constitute securities carrying rights to shares of the Company, within the meaning of Articles L. 228-91 et seq. of the French Code de commerce.

The Bonds will be governed by French law.

The Bonds will be in either bearer or registered form, at the option of the holders. The Bonds will in any event be in book-entry form (inscrites en compte) and held, as the case may be, through:

•	BNP Paribas Securities Services S.A. acting on behalf of the Company in respect of fully registered Bonds (nominatifs purs);

•	an authorized financial intermediary (intermédiaire financier habilité) of their choice and BNP Paribas Securities Services S.A. acting on behalf of the Company in respect of Bonds in administered registered form (nominatifs administrés);

•	an authorized financial intermediary (intermédiaire financier habilité) of their choice in respect of Bonds in bearer form.

Settlement and delivery will take place through the Euroclear France RELIT system (Sicovam code 18823, ISIN code FR0000188237).

The Bonds will be accepted for clearance through Euroclear France, which will ensure the clearing of Bonds between account holders. The Bonds will also be accepted for clearance through Euroclear Bank S.A./N.V. and Clearstream Banking S.A.

The Bonds will be in book-entry form (inscrites en compte) and transferable as from the settlement date.

2.3.2 Nominal Value of each Bond — Issue Price

The nominal value of each Bond has been fixed at EUR 170. The Bonds will be issued at par, i.e. an issue price equal to 100% of the nominal value per Bond, payable in full on the settlement date.

2.3.3 Issue Date

On January 30, 2002.

2.3.4 Settlement Date

On January 30, 2002.

2.3.5 Nominal Interest Rate

1%.

2.3.6 Annual interest

The Bonds will bear interest at a rate of 1% per annum, equivalent to EUR 1.7000 per Bond, payable annually in arrears on January 1 of each year (or on the immediately following business day if such date is not a business day). For the period from January 30, 2002 i.e. the settlement date, to December 31, 2002, interest amount of EUR 1.5649 per Bond will be payable on January 1, 2003.

All interest payments relating to an interest period of less than one full year will be calculated on the basis of the above-mentioned annual interest rate multiplied by the number of days elapsed in the relevant period divided by 365 for a 365-day year (or by 366 for a leap year).

Subject to the provisions of paragraph 2.6.5 (“Rights of Bondholders to Payments of Interest on the Bonds and Dividends with respect to Delivered Shares”) below, interest will cease to accrue from the date of redemption of the Bonds.

Claims in respect of interest will become void after a period of 5 years starting from the due date of such interest.

2.3.7 Redemption, Early Redemption

2.3.7.1 Redemption at Maturity

The Bonds will be redeemed in full on January 1, 2007 (or on the immediately following business day if such date is not a business day) at a price of EUR 190.0708 per Bond, representing approximately 111.81% of the nominal value of the Bonds.

Claims in respect of the principal will become void after a period of 30 years from the date of redemption.

2.3.7.2 Early Redemption by Repurchase or Public Offers

The Company reserves the right to redeem all or part of the Bonds at any time, without limitation on price or quantity, by repurchasing the Bonds, either on or off the stock exchange or by means of a public offer or exchange offer. Any such transaction shall not affect the due date for redemption of any Bonds still outstanding. Repurchased Bonds will be cancelled.

2.3.7.3 Early Redemption at the Option of the Company

1.	The Company may, at its sole option and at any time from January 1, 2005 until the seventh business day preceding the redemption date, redeem all of the Bonds outstanding prior to maturity subject to the following conditions:

(i)	the early redemption price shall be determined so as to guarantee the initial subscriber at the date of effective redemption a gross yield to redemption equivalent to that which he would have received at maturity, i.e. a yield of 3.25%,

(ii)	such early redemption shall only be possible if the product of:

—	the Conversion/Exchange Ratio in effect (as defined in paragraph 2.6.3 (“Exercise Period and Conversion/Exchange Ratio”); and

—	the arithmetic mean of the opening quoted prices of a TECHNIP-COFLEXIP share on the Premier Marché of Euronext Paris S.A. (“Euronext Paris”) calculated over a period of 15 consecutive stock exchange trading days during which the shares are quoted as selected by the Company from among the 30 consecutive stock exchange trading days during which the shares are quoted preceding the date of publication of a notice relating to such early redemption (as set forth in paragraph 2.3.7.4 (“Publication of Information at the Time of Early Redemption or Redemption at Maturity”));

exceeds 120% of such early redemption price.

A “stock exchange trading day” shall mean any business day on which Euronext Paris S.A. quotes shares other than a day on which such quoting ceases prior to the usual closing time.

A “business day” shall mean any day (other than a Saturday or Sunday) on which banks are open in Paris and on which Euroclear France operates.

For information purposes, the table set forth below shows, as at the interest payment dates during the early redemption option period, the early redemption price of each Bond in the event of redemption, the market prices that a TECHNIP-COFLEXIP share will need to reach in order to allow early redemption, the average annual growth rate for the shares in the case of exercise of the conversion/exchange right and the yield to maturity for the Bondholder who exercises his right to convert/exchange for shares.

				Yield to
				maturity in
		Minimum	Annual	the event of
		share price	growth rate	exercise of the
	Early redemption	to allow	for the	conversion/
Early redemption date	price	early redemption	share(1)	exchange rate

January 1, 2005	183.23 euros	219.88 euros	18.75%	10.12%
January 1, 2006	187.43 euros	224.92 euros	13.66%	8.30%

(1)	Without taking dividends into account, compared to the reference price of EUR 133.05 as of January 30, 2002.

2.	The Company may, at its sole option, redeem at any time all of the Bonds outstanding at a price equal to the early redemption price determined in accordance with paragraph 1(i) above, if less than 10% of the Bonds issued remain outstanding.

3.	In each of the cases specified in paragraphs (1) and (2) above, the Bondholders shall remain entitled to exercise their right to convert/exchange for shares in accordance with the provisions of paragraph 2.6.3 (“Exercise Period and Conversion/Exchange Ratio”).

4.	In the cases specified in paragraphs (1) and (2) above, interest will cease to accrue from the date of redemption of the Bonds.

2.3.7.4   Publication of Information at the Time of Early Redemption or Redemption at Maturity

Information relating to the number of Bonds redeemed, converted or exchanged and to the number of Bonds still outstanding shall be provided each year to Euronext Paris S.A. for publication and may be obtained from the Company or the fiscal and paying agent mentioned in paragraph 2.5.1 (“Paying Agent”).

For so long as regulations in force so require, any decision by the Company to redeem the Bonds at or prior to maturity shall be the subject of a notice to be published in the Journal Officiel no later than one month prior to the redemption date. In addition, such notice shall be published in a financial paper having a general circulation in France and in a notice to be issued by Euronext Paris S.A.

2.3.7.5   Cancellation of Bonds

Bonds redeemed at or prior to maturity, Bonds repurchased on or off the stock exchange or by way of public offers, as well as Bonds that have been converted or exchanged shall cease to be deemed outstanding and shall be cancelled in accordance with French law.

2.3.8   Gross Yield to Maturity

3.25% as at the settlement date (in the absence of conversion and/or exchange into shares and in the absence of redemption prior to maturity).

On the French bond market, the yield to maturity is the annual rate that, at a given date, equals, at such rate and on a compound interest basis, the current value of all amounts payable and all amounts receivable under the Bonds (as defined by the French Bond Standardization Committee (Comité de normalisation obligataire)).

For information purposes, the table set forth below shows the share prices a TECHNIP-COFLEXIP share must reach on the maturity date in order to provide the following yield differentials as well as the implied annual growth rate of the shares.

Yield to maturity at		Implied average annual growth rate by
settlement date(1)	Share price at maturity	share prices(2)(3)

OAT-1.19%=3.25%	191.77 euros	7.71%
OAT=4.44%	203.10 euros	8.97%
OAT+1%=5.44%	213.04 euros	10.03%
OAT+2%=6.44%	223.35 euros	11.10%

(1)	The rate of current yield interpolated from the French Treasury bonds (OAT) with the same maturity: 4.44% on January 22, 2002.

(2)	Without taking dividends into account.

(3)	With regard to the reference price of EUR 133.05, as of January 30, 2002.

2.3.9 Term and Average Duration

4 years and 336 days from the settlement date to the date of redemption at maturity (the average duration is identical to the term of the Bonds in the absence of conversion and/or exchange and in the absence of early redemption).

2.3.10 Further Issues

If the Company subsequently issues new bonds that have in all respects the same rights as the Bonds, the Company may, without the consent of the Bondholders and provided that the terms and conditions of all such bonds so permit, consolidate bonds of any such subsequent issues with the Bonds thereby treating such bonds as the same issue for the purposes of trading and servicing.

2.3.11 Status and Negative Pledge

2.3.11.1 Status

The Bonds and the interest thereon constitute direct, general, unconditional, unsubordinated and unsecured obligations (engagements chirographaires) of the Company, and rank equally amongst themselves and pari passu with all other unsecured and unsubordinated debts and guarantees, present and future, of the Company.

2.3.11.2 Negative Pledge

So long as all the Bonds remain outstanding, the Company undertakes not to grant any mortgage (hypothèque) over its present or future real property and real property interests, nor any pledge or other security interest (sûreté réelle) on its present or future assets in each case for the benefit of holders of all other bonds of the Company listed on a stock exchange without previously or simultaneously granting the same security and status to the Bonds. This undertaking is given only in relation to security granted for the benefit of holders of other bonds listed on a stock exchange and does not affect in any way the right of the Company to otherwise dispose of its assets or to grant any security in respect of such assets in any other circumstances.

2.3.12 Guarantee

Payments of interest, principal, taxes, costs and ancillary amounts have not been guaranteed.

2.3.13 Underwriting

A syndicate of financial institutions led by J.P. Morgan Securities Ltd. and BNP Paribas will underwrite the issue of Bonds pursuant to the terms of an underwriting agreement to be entered into with the Company, on January 22, 2002.

2.3.14 Rating

None.

2.3.15 Representation of Bondholders

In accordance with Article L. 228-46 of the French Code de Commerce, the holders of the Bonds (the “Bondholders”) will be grouped together in a collective group (the “Masse"), which shall have legal personality.

In accordance with Article L. 228-47, the following have been appointed:

(a)	Acting representatives of the Masse of Bondholders:

—	Christine VALLEE, 114, rue Aristide Briand — 92300 Levallois-Perret;

—	Philippe QUINARD, 5 bis, rue Bouquet — 77300 Fontainebleau.

The acting representatives will have the power, without restriction or reservation, whether acting together or individually, to carry out, on behalf of the Masse, all actions of an administrative nature necessary to protect the interests of the Bondholders.

They will exercise their duties until their death, resignation or the termination of their duties by a general meeting of the Bondholders or until they become incapable of acting or unable to act. Their appointment shall automatically cease on the date of final or total redemption, prior to maturity or otherwise, of the Bonds. This appointment will be automatically extended, where applicable, until the final resolution of any legal proceedings in which the representatives are involved and the enforcement of any judgments rendered or settlements made.

Each of these acting representatives of the Masse shall be entitled to a remuneration of EUR 300 per year, payable by the Company on December 31 of each year from 2002 to 2006 inclusive, so long as the Bonds remain outstanding on such date.

(b)	Substitute representatives of the Masse of Bondholders:

—	Jean-Marcel FRANÇOIS, La Thibaudière, 4, rue des Cures — 77400 Thorigny-sur-Marne;

—	Christian VALLET, 28, avenue Charles Floquet — 75007 PARIS.

These substitute representatives will, if necessary, replace one or more of the acting representatives if they are unable to act.

The date on which the appointment of the substitute representative takes effect shall be the date of receipt of the registered letter by which the remaining acting representative, the Company or any other interested party, shall have notified such substitute representative of the inability to act (whether temporary or permanent) of the relevant acting representative such notification will also be made, if applicable, in the same way to the Company.

In the event of temporary or permanent replacement, the substitute representatives shall have the same powers as the acting representatives.

They will only become entitled to the annual remuneration of EUR 300 if they exercise the duties of an acting representative on a permanent basis. Such compensation will accrue from the day on which they assume such duties.

The Company will pay the remuneration of the representatives of the Masse and will bear the costs of calling and holding general meetings of the Bondholders, publishing their decisions as well as the fees linked to the designation of the representatives of the Masse according to Article L. 228-50 of the French Code de Commerce, all the administration and management costs of the Masse and of the costs of the general meetings of such Masse.

(c)	General

General Bondholders’ meetings shall be held at the registered office of the Company or such other place as is specified in the call notice of the meeting.

Each Bondholder shall have the right, during the period of 15 days prior to any general meeting of the Masse, to examine and take copies of, or to cause an agent to do so on its behalf, at the registered office or administrative headquarters of the Company or, as the case may be, at such other place as is specified in the call notice for such meeting, the text of the resolutions to be proposed and any reports to be presented to the meeting.

In the event that future issues give bondholders identical rights to those of the Bonds and if the terms and conditions of such future bonds so permit, the holders of all of such bonds shall be grouped together in a single Masse.

2.3.16 Events of default

The representatives of the Masse may, by joint written notification sent to the Company, with a copy to the fiscal and paying agent, require that all Bonds be redeemed at the early redemption price calculated in accordance with paragraph 2.3.7.3 (“Early Redemption at the Option of the Company”) under the following circumstances:

(a)	In the event the Company fails to make payment of the principal or interest due in respect of any Bond and the Company does not remedy such default within a period of 7 business days from such due date;

(b)	if the Company fails to perform or observe any of its other obligations relating to the Bonds and such failure is not remedied within 14 business days from the date on which written notice of such failure shall have been given to the Company by the representatives of the Masse;

(c)	if the Company or any of its Material Subsidiaries is in default for the payment of indebtedness or guarantee of any indebtedness, for a total amount equal to or in excess of EUR 50 million, on the date of the stated maturity of such indebtedness or guarantee or, as the case may be, at the end of any applicable grace period, save where the Company or such Material Subsidiary is contesting its payment obligation under such indebtedness by appropriate proceedings;

(d)	when any event of default occurs in respect of one or more loans owed by the Company or any of its Material Subsidiaries in an amount per loan in excess of EUR 50 million and as result of which such loan or loans are declared due and payable prior to maturity, at the end of any applicable grace period;

(e)	if the Company or any of its Material Subsidiaries applies for the appointment of a conciliator (conciliateur), applies or is subject to a règlement amiable pursuant to articles L. 611-1 et seq. of the French Code de Commerce, is subject to bankruptcy proceedings (redressement judiciaire), liquidation proceedings (liquidation judiciaire), or the transfer of the whole of its business (cession totale de l’entreprise), or any other French legal proceedings that may replace one or more of the proceedings mentioned herein, ceases to pay its debts as they fall due (cessation de paiement), or if the Company or any of its Material Subsidiaries is wound up or dissolved except as a result of a merger, provided that the new entity assumes the Company’s obligations;

(f)	if the shares of the Company are no longer admitted to trading on any of the following regulated markets: the Premier Marché of Euronext Paris S.A., any other regulated market within the European Union, the New York Stock Exchange.

For the purposes of this paragraph, “Material Subsidiaries” means (i) Technip Eurocash G.E.I.E.(1) and (ii) Coflexip, a French société anonyme registered with the commercial registry of Paris under number B775 729 072.

2.3.17 Public Offers

Under the current legislation, if the Company’s shares are the subject of a public offer (cash tender offer or exchange tender offer), such offer shall be extended to all securities giving right to shares or voting rights of the Company, which therefore includes the Bonds. The offer shall be subject to prior review by the Conseil des Marchés Financiers, which will decide its admissibility in view of the terms of the offer and in particular in view of the valuation of the offer. A Note d’Information with the terms and conditions of the offer shall also be submitted to the Commission des Opérations de Bourse for its approval (visa).

2.3.18 Tax Regime for Bonds

Payments of interest and redemption of Bonds shall only be subject to deduction of withholding taxes and such taxes as the law imposes or may impose on the holders.

Under the current legislation, the following summary describes the tax consequences that may be applicable to Bondholders. Individuals or corporate entities, whether or not resident in France for tax purposes, should nevertheless consult their usual tax advisers for details of the tax regime that applies to their particular case.

Payments of interest to Bondholders who are non-residents of France for tax purposes will be exempt from withholding taxes under the conditions described in paragraph 2.3.18.2 (“Non-Resident of France for Tax Purposes”).

In addition, non-residents of France for tax purposes shall comply with the tax laws applicable in the jurisdiction or state in which they are resident.

2.3.18.1 Residents of France for Tax Purposes

1.	Individuals Holding Bonds as Part of their Private Assets

(a)	Interest and Redemption Premium

Income from the Bonds received by individuals holding the Bonds as part of their private assets are:

•	either included in the total income, which shall be subject to:

—	income tax calculated on a progressive scale,

—	a general social contribution of 7.5% of which 5.1% is deductible from the taxable income;

—	a social levy of 2%;

—	a social debt repayment contribution of 0.5%.

•	or, at the taxpayer’s option, subject to a final withholding tax at the rate of 15%; plus:

—	a general social contribution of 7.5%;

—	a social levy of 2%;

—	a social debt repayment contribution of 0.5%.

(b)	Capital Gains

Pursuant to Article 150-0 A of the Code Général des Impôts (CGI), capital gains realized by individuals are subject to the following taxation, from the first euro, where the aggregate amount of disposals of securities per tax household for the calendar year exceeds the threshold of EUR 7,650, at a rate of 16% to which is added:

•	a general social contribution of 7.5%;

•	a social levy of 2%;

•	a social debt repayment contribution of 0.5%.

Capital losses incurred in one year can be set off only against capital gains of the same type realized in the same year or in the five following years where, for the year in which capital losses are incurred, disposals were in excess of EUR 7,650.

(c)	Conversion or Exchange of the Bonds into Shares

See paragraph 2.6.6.1.1. (“Individuals Holding Securities as Part of their Private Assets”)

(d)	Wealth Tax

The Bonds held by individuals are included in their taxable assets, as the case may be, subject to wealth tax (impôt de solidarité sur la fortune).

(e)	Duties on Inheritance and Gifts

Bonds acquired by way of inheritance or gift are subject to duties on inheritance and gifts applicable under French law.

2. Legal entities subject to corporate tax

(a)	Interest and redemption premium

Interest accrued on Bonds over the fiscal year is included in the taxable income subject to corporate tax at the rate of 33.33%. In addition, a surcharge equal to 3% of the corporate tax is levied for the fiscal years from January 1, 2002 and a social contribution of 3.3% is also applicable. This contribution is calculated on the amount of corporate tax with an allowance of EUR 763,000 for each 12-month period.

However, with respect to entities that have a turnover of less than EUR 7,630,000 from January 1, 2002 and whose share capital is fully paid-up and of which at least 75% is held continuously by individuals or by an entity meeting all of these requirements, the corporate tax rate is set up, within the limit of EUR 38,120 of the taxable income for every twelve months period, at 25% for the fiscal years beginning in 2001 and 15% for the fiscal years beginning as from January 1, 2002. These companies are exempt from the 3.3% contribution mentioned above.

In accordance with Article 238 septies E of the CGI, companies must include a portion of the redemption premium, which they record at the time of the subscription or acquisition of the Bonds, into the taxable results for each of their fiscal years, each time this premium exceeds 10% of the acquisition price.

For the purpose of these provisions, redemption premium means the difference between the sums potentially received from the issuer, exclusively of linear interest paid each year, and the sums paid on subscription or acquisition of the Bonds.

However, these provisions do not apply to Bonds whose average issue price is higher than 90% of the redemption value.

The taxable annuity is obtained by applying the annual yield determined at the date of acquisition to the acquisition price. This price is increased each year by a portion of the premium capitalized each year on the date on which the redemption date falls.

The yield is the annual rate which, on the acquisition date, equals, at that rate and on a compound interest basis, the current value of the amounts to be paid and the amounts to be received.

(b)	Capital gains

Dispositions of Bonds gives rise to a gain or loss to be included in the taxable income.

The amount of the gain or loss is equal to the difference between the disposal price and the subscription or acquisition price of the Bonds increased, as the case may be, by the amounts of redemption premium already taxed and not as yet received and is included in the results subject to corporate tax at the rate of 33.33% (or within the limit of EUR 38,120 for every twelve month period, at a rate of 25% or 15% for companies that fulfill the described conditions at 2.3.18.1.2) (see paragraph (a) above). The surcharge of 3% mentioned above is to be added and, where applicable, the social contribution of 3.3% in accordance with the conditions mentioned above.

(c)	Conversion and/or Exchange of the Bonds into Shares

See Paragraph 2.6.6.1.2 (“Legal Entities Subject to Corporate Tax”).

2.3.18.2 Non-Residents of France for Tax Purposes

(a)      Income Tax (Interest and Redemption Premium)

Bonds issued by French legal entities and denominated in Euro are deemed to be made outside of France for the purpose of Article 131 quater of the CGI (Instruction nº5 I-11-98 dated September 30, 1998). As a result, interest on the Bonds that is paid to persons who are resident for tax purposes, or who have their registered office, outside the French Republic is exempt from withholding provided in Article 125-A-III of the CGI. Interest on the Bonds is also exempt from the social contributions.

(b)	Capital gains

Persons who are not domiciled in France for tax purposes or whose registered office is located outside France (provided that the securities are not part of the assets of a permanent establishment located in France), are not subject to capital gains tax upon dispositions of securities.

(c)       Conversion or Exchange of the Bonds into Shares

See Paragraph 2.6.6.2 (“Non-Residents of France for Tax purposes”).

(d)       Wealth Tax

Wealth tax (impôt de solidarité sur la fortune) does not apply to bonds issued by French companies and held by individuals residing outside France within the meaning of Article 4B of CGI.

(e)  Duties on inheritance and gift

Under French law, securities issued by French companies and acquired by way of inheritance or gift by an individual not residing in France are subject to duties on inheritance and gifts. France has entered into treaties with some countries so as to avoid double taxation for inheritance and gifts, which allow for persons residing in these countries, under certain conditions, to be exempted from duties on inheritance and gifts, or to be granted a tax credit.

It is recommended to potential investors to consult, from today, their advisors regarding their obligations in respect of duties on inheritance and gifts for Bonds of the Company that they hold, and the conditions for being exempted from duties on inheritance and gifts in accordance with tax treaties entered into with France.

2.4 LISTING AND TRADING

2.4.1 Listing

An application has been made to list the Bonds on the Premier Marché of Euronext Paris S.A.. Their listing is scheduled for January 30, 2002, the settlement date of the Bonds under the Sicovam code number 18823 (ISIN code FR0000188237). No application for listing on any other market has been made.

2.4.2 Restrictions on the Transferability of the Bonds

No restrictions are imposed by the conditions of the issue on the transferability of the Bonds.

2.4.3 Listing of Similar Securities

As of today, the Company has not issued any similar securities.

2.5 GENERAL INFORMATION

2.5.1 Paying Agent

BNP Paribas Securities Services S.A. will centralize the fiscal and paying agent services of the issue (for the payment of interest, centralizing the requests for conversion/exchange redemption of Bonds at maturity, etc.).

Administrative services for the Bonds will be performed by BNP Paribas Securities Services S.A.

2.5.2 Jurisdiction

The courts having jurisdiction over disputes in which the Company is the defendant will be those within the jurisdiction of the Court of Appeals of the Company’s registered office and, in other cases, will be those designated in accordance with the nature of the dispute, unless otherwise provided by the French Code of Civil Procedure (Nouveau Code de Procédure Civile).

2.5.3 Use of Proceeds

This issue is aimed at partially refinancing the Company’s debt. The proceeds will be used over the coming months toward the partial repayment of tranches denominated in euros drawn under the financing facility (as amended) used for the acquisition of Coflexip, entered into on September 28, 2001, for an amount of EUR 1,265,000,000 (at the date of this prospectus reduced to EUR 1,165,000,000) and USD 70,000,000. This debt has a floating rate.

The issuing of the Bonds will allow the group to substantially reduce its interest payments and will, therefore, have a positive effect on its cash position. It will also have a positive effect on the net results of the group as of 2002, and increase available cash flow and the financial flexibility of the group. The offer of the Bonds will also allow the Company to broaden its investor base and extend the maturity of its debt.

2.6 CONVERSION AND/OR EXCHANGE OF BONDS INTO SHARES

2.6.1 Nature of Conversion and/or Exchange Rights

Bondholders shall have the right, at any time from the 40th day following January 30, 2002, the settlement date of the Bonds, and up to the seventh business day before the redemption date of the Bonds, to receive, at the option of the Company, new and/or existing shares of the Company (the “Conversion/Exchange Right”) which will be paid up or settled by way of set off against amounts owed under the Bonds, subject to the conditions set out in paragraph 2.6.7.5 (“Treatment of Fractional Entitlement”).

The Company may at its option deliver new and/or existing shares.

On December 31, 2001, the Company directly and indirectly held 2,468,971 of its shares, i.e. 9.24% of its share capital.

The Company was authorized to implement a buy-back program in order to repurchase shares representing up to 10% of its share capital, pursuant to a decision of the combined general shareholders’ meeting on December 13, 2001. This authorization is valid for a 18-month period beginning December 13, 2001. This share buy-back program was the subject of a Note d’Information, which received visa no. 01-1317 from the Commission des Opérations de Bourse on November 16, 2001.

2.6.2 Suspension of the Conversion/Exchange Right

In the event of an increase in share capital, an issue of securities conferring rights to receive shares of the Company, a merger (fusion) or spin-off (scission) or any other financial transaction conferring preferential subscription rights or reserving a priority subscription period for the benefit of existing shareholders of the Company, the Company shall be entitled to suspend the Conversion/Exchange Right for a period not exceeding three months. This right does not affect the Conversion/Exchange Right of holders of Bonds called for redemption nor the exercise period outlined in paragraph 2.6.3 (“Exercise Period and Conversion/Exchange Ratio”).

A notice will be published in the Bulletin des Annonces Légales Obligatoires at least 15 days prior to the date on which such suspension comes into force to inform the Bondholders of both the date on which the suspension comes into force and the date on which the suspension will end. This information will also be published in a financial paper having a general circulation in France and in a notice to be issued by Euronext Paris S.A.

2.6.3 Exercise Period and Conversion/Exchange Ratio

The Bondholders may request the conversion and/or exchange of the Bonds for shares at any time from the 40th day following January 30, 2002, the settlement date of the Bonds, until the seventh business day preceding the redemption date at a rate of one TECHNIP-COFLEXIP share per Bond (the “Conversion/Exchange Ratio”), subject to the adjustments in paragraph 2.6.7.3 (“Adjustment of the Conversion/Exchange Ratio in the Event of Financial Transactions”).

The Company may deliver, at its option, new and/or existing shares.

With respect to Bonds redeemed upon, or prior to, maturity, the Conversion/Exchange Right shall expire at the end of the seventh business day prior to the redemption date.

Any Bondholder who has not exercised his Conversion/Exchange Right prior to such date will receive the redemption price, determined under the conditions set out, as the case may be, in paragraph 2.3.7.1 (“Redemption at Maturity”) or paragraph 2.3.7.3 (“Early Redemption at the Company’s Option”).

2.6.4 Exercise of the Conversion/Exchange Right

To exercise their Conversion/Exchange Right, Bondholders should make their request to the intermediary with whom their Bonds are registered (inscrits en compte). BNP Paribas Securities Services S.A. will ensure the co-ordination of such requests.

Any request for the exercise of the Conversion/Exchange Right received by BNP Paribas Securities Services S.A. in its capacity as centralizing agent during any calendar month (an “Exercise Period”) will take effect on the earlier of the following two dates (an “Exercise Date”):

(i)	the last business day of such calendar month;

(ii)	the seventh business day preceding the date set for redemption.

In respect of Bonds having the same Exercise Date, the Company shall be entitled, at its option, to choose between:

•	the conversion of Bonds into new shares;

•	the exchange of Bonds for existing shares;

•	the delivery of a combination of new and existing shares.

All Bondholders having the same Exercise Date will be treated equally and will have their Bonds converted and/or exchanged, as the case may be, in the same proportion, subject to any rounding adjustments.

Bondholders will receive shares on the seventh stock exchange trading day following the Exercise Date.

2.6.5 Rights of Bondholders to Payments of Interest on the Bonds and Dividends with respect to Shares Delivered

In the event of an exercise of the Conversion/Exchange Right, no interest will be payable to Bondholders in respect of the period from the last interest payment date preceding the Exercise Date to the date on which the shares are delivered.

The rights attached to new shares issued as a result of a conversion of the Bonds are set out in paragraph 2.7.1.1 (“New Shares to be Issued on Conversion”) below.

The rights attached to existing shares delivered as a result of an exchange of the Bonds are set out in paragraph 2.7.1.2 (“Existing Shares Resulting from Exchange”) below.

2.6.6 Tax Regime on Conversion or Exchange

Under current French legislation, the following tax regime applies:

2.6.6.1 Residents of France for Tax Purposes

2.6.6.1.1 Individuals Holding Securities as Part of their Private Assets

Any capital gain realized upon conversion of the Bonds into new shares, or exchange of the Bonds against existing shares, benefits, within the limits of the exchange rate parity, from a tax deferral provided by Article 150-0 B of the CGI, within the limits of the Conversion/Exchange Ratio.

On a subsequent transfer of shares, the net capital gain, calculated on the basis of the acquisition price or value of the Bonds, is subject to the capital gains tax regime on the transfer of securities (see paragraph 2.3.18.1 “Residents of France for tax purposes”).

2.6.6.1.2 Legal Entities Subject to Corporate Tax

1.     Regime Regarding Conversion of Bonds into New Shares

Capital gains made upon the conversion of the bonds into new shares benefit from the tax deferral mentioned in article 38-7 of the CGI.

On a subsequent transfer of the shares delivered upon conversion, the taxable result (capital gain or loss) of such transfer is calculated on the basis of the value for tax purposes that the Bonds were deemed to have had for the transferor.

Subject to a penalty equal to 5% of the sums deferred, the beneficiary legal entities that benefit from the tax deferral must satisfy the annual disclosure requirements provided for by Article 54 septies I and II of the CGI until the expiration date of such deferral.

2.     Regime Regarding Exchange of Bonds into Existing Shares

The tax deferral regime does not apply to the exchange of Bonds into existing shares. In this case, any profit or loss resulting from an exchange is subject to corporate tax under the conditions specified by French law as described in paragraph 2.3.18.1 (“Residents of France for Tax Purposes”).

The same will apply in the case of an exchange or a delivery of both new and existing shares for a Bond.

2.6.6.2 Non-Residents of France for Tax Purposes

Capital gains realized on the conversion of Bonds into new shares and/or on the exchange of Bonds into existing shares by persons who are non-residents of France for tax purposes or whose registered office is located outside France (without a permanent establishment located in France holding the Bonds as part of its assets) are not subject to tax in France.

2.6.7 Maintaining of Bondholders’ Rights

2.6.7.1 Issuer’s Obligations

In accordance with French law, the Company undertakes, for as long as any Bonds are outstanding, not to redeem its share capital or alter the way it allocates its profits without taking the necessary measures to preserve the Bondholders’ rights who may exercise their Conversion/Exchange Right.

2.6.7.2 Capital Reduction Resulting from Losses

In the event of a reduction of the share capital resulting from losses, whether by way of reduction in the nominal value or the number of shares, the nominal value of the shares to be delivered to the Bondholders exercising their Conversion/Exchange Right will be reduced accordingly, as if such Bondholders had been shareholders as from the date of issue of the Bonds.

2.6.7.3 Adjustment of the Conversion/Exchange Ratio in the Event of Financial Transactions

As a result of any one of the following transactions:

•	issue of securities carrying listed preferential subscription rights,

•	increase in share capital by capitalization of reserves, profits or share premiums and distribution of free shares, or the subdivision or consolidation of shares,

•	capitalization of reserves, profits or share premiums by increasing the nominal value of shares,

•	distribution of reserves or premiums in cash or in securities,

•	free distribution to shareholders of the Company of any financial instrument other than shares in the Company,

•	takeover, merger, spin-off,

•	repurchase of its own shares at a price higher than the market price,

•	distribution of an exceptional dividend,

which the Company may carry out after the issue of the Bonds, the maintaining of the rights of Bondholders will be ensured by means of an adjustment of the Conversion/Exchange Ratio up to the maturity date or early redemption date, in accordance with the provisions set out below.

In the event of adjustments carried out in accordance with paragraphs 1 to 8 below, the new Conversion/Exchange Ratio will be rounded to the nearest thousandth (with 0.0005 being rounded upwards, i.e., 0.001). Any subsequent adjustments will be carried out on the basis of such newly calculated and rounded Conversion/Exchange Ratio. However, because the Conversion/Exchange Ratio may only result in the delivery of a whole number of shares, fractional entitlements will be settled as specified in paragraph 2.6.7.5 (“Treatment of Fractional Entitlement”).

1.	In the event of a financial transaction conferring listed preferential subscription rights, the new Conversion/Exchange Ratio of shares will be determined by multiplying the Conversion/Exchange Ratio in effect prior to the relevant transaction by the following formula:

Share price ex-subscription right +
price of the subscription right
Share price ex-subscription right

For the purposes of calculating this formula, the prices of the share ex-subscription right and of the subscription right will be determined on the basis of the average of the opening prices quoted on Euronext Paris S.A. (or, in the absence of a listing by Euronext Paris S.A., on any other regulated or similar market on which the share and subscription right are both listed) on each stock exchange trading day falling in the subscription period during which the share ex-subscription right and the subscription right are simultaneously quoted.

2.	In the event of an increase in share capital by capitalization of reserves, profits or share premiums and distribution of free shares, or by the subdivision or consolidation of shares, the new Conversion/Exchange Ratio will be determined by multiplying the Conversion/Exchange Ratio in effect prior to the commencement of the relevant transaction by the following formula:

Number of shares existing after the transaction
Number of shares existing before the transaction

3.	In the event of an increase in share capital by means of a capitalization of reserves, profits or share premiums effected by increasing the nominal value of the shares, the Conversion/Exchange Ratio will not be adjusted but the nominal value of the shares which may be delivered to Bondholders exercising their Conversion/Exchange Right will be increased accordingly.

4.	In the event of a distribution of reserves or premiums in the form of cash or portfolio securities, the new Conversion/Exchange Ratio will be determined by multiplying the Conversion/Exchange Ratio in effect prior to the commencement of the relevant transaction by the following formula:

Share price before distribution
Share price before distribution less the cash
amount distributed per share or the value of the
securities distributed in relation to
each share

For the purposes of calculating this formula:

•	the share price before the distribution will be calculated on the basis of the average of the opening prices quoted on Euronext Paris (or, in the absence of a listing by Euronext Paris S.A., on any other regulated or similar market on which the shares are listed) for twenty consecutive stock exchange trading days on which the shares are quoted chosen by the Company from the forty stock exchange trading days preceding the date of distribution;

•	the value of securities distributed per share will be calculated as above if the securities are quoted on a regulated or similar market. If the securities are not quoted on a regulated or similar market before the date of distribution, such value will be determined on the basis of the average of the opening prices quoted on the regulated or similar market for twenty consecutive stock exchange trading days on which the shares are quoted, chosen by the Company from the forty stock exchange trading days following the date of distribution, if the securities are quoted during the forty stock exchange trading days following their distribution or, in any other case, as determined by an independent expert of international repute chosen by the Company.

5.	In the event of a free distribution of financial instrument(s) other than shares of the Company, the new Conversion/Exchange Ratio will be determined as follows:

(a)	if the right to free distribution of financial instrument(s) is listed on Euronext Paris S.A., by multiplying the Conversion/Exchange Ratio in effect prior to the commencement of the relevant transaction by the following formula:

Price of the share ex-right to the free distribution +
price of the free distribution Right
Price of the share ex-right to the free distribution

For the purposes of calculating this formula, the prices of the share ex-right to the free distribution and of the right to the free distribution will be determined on the basis of the average of the opening listed prices quoted on Euronext Paris S.A. (or, in the absence of a listing by Euronext Paris S.A., on any other regulated or similar market on which the share and right to the free distribution are both listed) of the share and the right to the free distribution on the first ten stock exchange trading days on which the share and the right to the free distribution are simultaneously listed. In the event that this calculation were to result from less than five quotations, the calculation must be validated or made by an independent expert of international repute chosen by the Company.

(b)	if the right to the free distribution of financial instrument(s) is not listed on Euronext Paris S.A., by multiplying the Conversion/Exchange Ratio in effect prior to the commencement of the relevant transaction by the following formula:

Price of the share ex-right to the free distribution +
the value of the financial instrument(s) allotted with respect to each share
Price of the share ex-right to the free distribution

For the purposes of calculating this formula, the prices of the shares ex-right to the free distribution and of financial instrument(s) attached to each share, if the latter are quoted on a regulated or similar market, will be determined on the basis of the average of the opening prices quoted on ten consecutive stock exchange trading days following the date of distribution of such financial instrument(s) during which the shares and the allotted financial instrument(s) are simultaneously listed. If the financial instrument(s) are not listed on a regulated or similar market, their value will be determined by an independent expert of international repute chosen by the Company.

6.	In the event that the Company is taken over by another company (absorption) or is merged with one or more companies forming a new company (fusion) or is spun-off (scission), the Bonds will be convertible and/or exchangeable into shares of the acquiring or new company or of the beneficiary companies of a spin-off.

The new Conversion/Exchange Ratio will be determined by multiplying the Conversion/Exchange Ratio in effect prior to the commencement of the relevant transaction by reference to the ratio of exchange of shares in the Company against the shares of the acquiring or new company or the beneficiary companies of a spin-off.

These companies will be substituted for the Company for the purpose of the above provisions aimed at preserving the rights of Bondholders, where applicable, in the case of financial transactions or transactions in securities, and, in general, to ensure that the legal, regulatory and contractual rights of Bondholders are respected.

7.	In the event of a repurchase by the Company of its own shares at a price higher than the market price, the new Conversion/Exchange Ratio shall be determined by multiplying the Conversion/Exchange Ratio in effect before the commencement of the repurchase by the following ratio, calculated to the nearest hundredth of a share:

Share price + Pc % x (Repurchase price — Share price)
Share price

Where:

“Share price” means the arithmetic average of the opening quoted price of the Company’s share over 10 consecutive stock exchange trading days chosen from the 20 stock exchange trading days preceding the repurchase (or the option to repurchase).

“Pc %” means the percentage of capital repurchased.

“Repurchase price” means the actual price at which the shares are repurchased (by definition, this will be higher than the market price).

8.	Exceptional Dividend

If the Company pays out an Exceptional Dividend (as defined below), the new Conversion/Exchange Ratio of shares will be calculated as set out below.

For the purpose of this paragraph 8, the term “Exceptional Dividend” means any dividend paid in cash or in kind to shareholders, where the total amount of such dividend (without taking into account the tax credit (avoir fiscal)) (the “Relevant Dividend”) and of all other cash dividends or dividends in kind paid to shareholders during the same fiscal year of the Company (without taking into account the related tax credits, if any) (“Previous Dividends”) represents a Ratio of Distributed Dividends (as defined below) of over 5%.

For purposes of the preceding paragraph, the term “Ratio of Distributed Dividends” means the sum of the ratios obtained by dividing the Relevant Dividend and each Previous Dividend by the Company’s market capitalization on the day preceding the corresponding distribution date. The market capitalization to be taken into account is equal to (x) the closing price of the Company’s shares on Euronext Paris S.A. on the day preceding the date of distribution of the Relevant Dividend or of each Previous Dividend multiplied by (y) the respective number of shares of the Company existing on each of such dates. Any dividends or fractions of dividends leading to an adjustment of the Conversion/Exchange Ratio of the shares by virtue of paragraphs 1 to 7 above is not taken into account for the purpose of this provision. The formula to calculate the new Conversion/Exchange Ratio of the shares in the event of payment of an Exceptional Dividend is as follows:

NRA = RA x (1 + RDD — 3%)where:

•	“NRA” means the new Conversion/Exchange Ratio;

•	“RA” means the last Conversion/Exchange Ratio in effect before the distribution of the Relevant Dividend; and

•	“RDD” means the Ratio of Distributed Dividends as defined above.

Any dividend (as the case may be, reduced by any fraction of the dividend giving rise to a new Conversion/Exchange Ratio under paragraphs 1 to 7 above) paid between the payment date of a

Relevant Dividend and the end of the same fiscal year of the Company (the “Additional Dividend”) will give rise to a new adjustment according to the following formula:

NRA = NRA x (1 + RDS).

“RDS” is the ratio obtained by dividing the Additional Dividend (where applicable, reduced of any fraction of the dividend, which results in a new Conversion/Exchange Ratio in accordance with paragraphs 1 to 7 above), without considering the tax credit, by the market capitalization of the Company, equal to the product of (x) the closing price of the Company’s shares on Euronext Paris S.A. on the day preceding the date of distribution of the Additional Dividend and (y) the number of shares of the Company existing on such date.

In the event that the Company carries out transactions in respect of which an adjustment under paragraphs 1 to 8 above has not been carried out, and where later French law or regulations would require an adjustment, the Company will carry out such adjustment in accordance with the applicable laws and regulations and relevant market practice in effect in France at such time.

The Company’s Management Board shall report on the components of the calculation and on the results of any adjustment in the annual report following any such adjustment.

2.6.7.4   Publication of Information in the Event of an Adjustment

In the event of an adjustment, Bondholders will be notified of the new Conversion/Exchange Ratio by a notice published in the Bulletin des Annonces Légales Obligatoires, in a financial paper having a general circulation in France and in a notice to be issued by Euronext Paris S.A.

2.6.7.5   Treatment of Fractional Entitlement

Each Bondholder exercising its Conversion/Exchange Right under the Bonds may receive the number of TECHNIP-COFLEXIP shares calculated by multiplying the total number of Bonds presented on any one day by the Conversion/Exchange Ratio in effect on such day.

If the number of shares thus calculated is not a whole number, the Bondholder may request the delivery of:

•	either the nearest whole number of shares immediately less than its entitlement; in which case the Bondholder will receive a cash payment equal to the value of such fractional share, calculated on the basis of the opening share price quoted on Euronext Paris S.A. on the last stock exchange trading day of the Exercise Period during which the TECHNIP-COFLEXIP shares were quoted;

•	or the nearest whole number of shares immediately greater than its entitlement, provided that, in such case, such Bondholder pays to the Company an amount equal to the value of the additional fraction of the share requested, calculated on the basis set out in the preceding paragraph.

2.6.8   Notice to Bondholders

In the event of a transaction carrying preferential subscription rights for the shareholders, the Bondholders will be notified prior to the commencement of such transaction by a notice published in the Bulletin des Annonces Légales Obligatoires, in a financial paper having a general circulation in France and in a notice to be issued by Euronext Paris S.A.

2.6.9 Effect of Conversion and/or Exchange on Existing Shareholders

The information provided below, together with the terms and conditions of the transaction, will be included in the additional report (rapport complémentaire) prepared in accordance with Articles 155-2 and 155-3 of the French decree of March 23, 1967. This additional report, together with the additional report of the statutory auditors, will be made available to shareholders at the registered office of the Company during the periods required by French Law and will be brought to their attention at the next general shareholders’ meeting.

For information purposes, on the assumption that all the Bonds issued are converted into new TECHNIP-COFLEXIP shares, the effect of such issue and conversion would be as follows:

1.	Effect on the holding of a shareholder with a 1% interest in the Company’s share capital prior to the issue and who does not subscribe for the Bonds (such calculation being made on the basis of the number of shares making up the share capital as at December 31, 2001), would be as follows:

Holding (%)

Before the issue of the Bonds	1
After the issue and conversion of 4,058,824 Bonds	0.87
After the issue and conversion of 4,667,647 Bonds (in the case the maximum number of Bonds is issued)	0.85

2.	Effect of this issue and conversion of all the Bonds on the portion of the consolidated shareholders’ equity on June 30, 2001 for the holder of a TECHNIP-COFLEXIP share who does not subscribe to this issue:

Portion of the
consolidated
shareholders' equity

Before the issue of the Bonds	EUR 29.46
After the issue and conversion of 4,058,824 Bonds	EUR 48.00
After the issue and conversion of 4,667,647 Bonds (in the case where the maximum number of Bonds were issued)	EUR 50.37

In the event that all of the Bonds are exchanged for existing shares, the position of existing shareholders of the Company will not be affected.

2.7	SHARES DELIVERED UPON EXERCISE OF THE CONVERSION/EXCHANGE RIGHT

2.7.1	Rights attached to the Shares to be Delivered

2.7.1.1	New Shares to be Issued on Conversion

Shares issued upon conversion of the Bonds shall be subject to all provisions of the Company’s articles of association (statuts) and will carry full rights as of the first day of the fiscal year in which the Exercise Date takes place, so that they will give right to all dividends due for the fiscal year in which the conversion takes place. Such shares will give holders the right, in respect of such fiscal year and the following fiscal years, to the same dividend (on the basis of the same nominal value) as that paid in respect of other shares with equivalent dividend rights. As a result, they will be fully assimilated to such shares from the date of payment of the dividend relating to the preceding fiscal year, or if none were distributed, following the annual general meeting called to approve the accounts of that fiscal year.

2.7.1.2	Existing Shares Resulting from Exchange

Shares delivered upon exchange of the Bonds shall be existing ordinary shares carrying full rights as from the delivery date, so that they will give right to all the dividends paid from the date of delivery of such shares to their holders. They will carry, as from their delivery date, all the rights attached to the shares, provided that in the case where the shares go ex-dividend between the Exercise Date and the delivery date, Bondholders shall not be entitled to the dividend nor to any compensation therefor.

2.7.1.3  General Provisions

In addition to the voting right given by law, each new or existing share gives right to an interest in the Company’s assets, profits and liquidation surplus, in proportion to the portion of the share capital represented by such share, taking account of whether any share capital has been redeemed or not, whether the shares have been fully paid up or not, the nominal amount of shares and the right attached to shares of different categories and the nominal value of the existing shares.

Each ordinary share gives the right to one vote at the Company’s general shareholders’ meetings. However, a double voting right is attached to all shares that are fully paid-up and in respect of which the same shareholder has been identified as holding shares in registered form (inscrit en compte nominatif) for at least two years continuously. The right to double voting will be conferred to the registered shares, once they are issued, that are freely distributed to a shareholder holding existing shares conferring such right. Registered shares benefiting from a right to double vote converted into bearer shares for any reason will lose such right to double voting.

Such shares are also subject to the provisions of the by-laws (statuts).

Dividends which have not been claimed five years after their payment are statute barred and become the property of the French State.

2.7.2	Transferability of the Shares

No provision in the by-laws (statuts) limits the transferability of the shares.

2.7.3	Nature and Form of the Shares

The shares shall be either in registered or bearer form at the option of the shareholder.

Whatever their form, the shares are required to be registered in accounts (inscrites en compte) maintained by the Company or its agent and/or an authorized intermediary. The rights of each holder will thus be represented by an entry of its name in an account maintained by BNP Paribas Securities Services S.A., in the case of fully registered shares; by the intermediary of the holder’s choice and BNP Paribas Securities Services S.A., in the case of administered registered shares; or by the intermediary of the holder’s choice, in the case of bearer shares.

2.7.4	Taxation of Allotted Shares

Under the current state of legislation, the following provisions summarize the tax consequences that may apply to investors under the current legislation. Individuals and corporate entities should nevertheless consult their usual tax advisers for details of the tax regime that applies to their particular case.

Non-residents of France for tax purposes shall comply with the tax laws applicable in the jurisdiction or State in which they are resident.

2.7.4.1  Residents of France for Tax Purposes

1.           Individuals Holding French Shares as Part of their Private Assets

(a)	Dividends

Dividends paid by French companies, including a tax credit of 50%, are taken into account for the calculation of total income of the taxpayer in the category of income from securities. Dividends currently benefit from an annual allowance of EUR 2,440 for married couples subject to joint taxation and for other couples subject to joint taxation with effect from the income assessment in respect of the year in which the third anniversary of the registration of a union agreement (pacte civil de solidarité), defined in Article 515-1 of the French Civil Code, takes place, and EUR 1,220 for single persons, widows or widowers, divorcees or married persons subject to separate taxation. However, such allowance does not apply to taxpayers subject to the marginal rate of income tax.

Dividends, as well as related tax credits, are included in the aggregate income subject to income tax on a progressive scale, to which is added without any allowance:

•	a general social contribution of 7.5%, of which 5.1% is deductible from taxable income;

•	a social levy of 2%;

•	a social debt repayment contribution of 0.5%.

The tax credit attached to dividends is deductible from the total amount of income tax payable or subject to reimbursement if it exceeds the amount of income tax.

(b)	Capital Gains

Capital gains realized by individuals will be subject to the income tax, from the first euro, where the aggregate amount of dispositions of securities per tax household for the calendar year exceeds the threshold of EUR 7,650 per year at the rate of 16% plus:

•	a general social contribution of 7.5%;

•	a social levy of 2%;

•	a social debt repayment contribution of 0.5%.

Capital losses incurred in one year can only be set off against capital gains of the same type realized in the calendar year of the dispositions or in the five following years where dispositions were in excess of EUR 7,650.

(c)	Special regime for share saving plans

Shares issued by French companies are eligible to be held as assets in a share savings plan (Plan d’épargne en Actions), established by French Law no. 92-666 of July 16, 1992.

Subject to certain conditions, the dividends received and the capital gains realized are exempt from income tax, but are still subject to the general social contribution, the social levy, and the social debt repayment contribution.

The table below summarizes the different taxes applicable on January 1, 2001 depending on the term of the share savings plan:

		General	Social debt
	Social	social	repayment	Income	Total
Term of the share savings plan	levy	contribution	contribution	tax

Less than 2 years	2.0%	7.5%	0.5%	22.5%	32.5	%(1)
Between 2 and 5 years	2.0%	7.5%	0.5%	16.0%	26.0	%(1)
More than 5 years	2.0%	7.5%	0.5%	0.0%	10.0%

(1)	Over the whole amount where the threshold for disposals has been exceeded.

(d)	Wealth Tax

The shares held by individuals are included in their taxable assets, and, where applicable, are subject to wealth tax (Impôt de solidarité sur la fortune).

(e)        Duties on inheritance and gifts

The shares acquired through inheritance or gifts are subject to the French rules applicable to duties on inheritance and gifts.

2.          Legal entities subject to corporate tax

(a)        Dividends

Dividends received, are included, together with a tax credit, in total taxable income, which is taxed at the rate of 33.33%. In addition, a surcharge equal to 3% of the corporate tax is levied for the fiscal years ending as from January 1, 2002, and a social contribution of 3.3% is also applicable. This contribution is calculated on the amount of corporate tax, with an allowance of EUR 763,000 for every 12-month period.

However, with respect to entities with a turnover of less than EUR 7,630,000 as from 2002 and whose share capital is fully paid-up, of which 75% is held continuously by individuals or by an entity meeting all of these requirements during the relevant fiscal year, the rate of the corporate tax is set, with a limit of EUR 38,120, of the taxable income for a twelve months period, at 25% for the fiscal years opened in 2001 and 15% for the fiscal years opened as from January 1, 2002. Furthermore, these entities are exempt from the social contribution of 3.3% aforementioned.

The tax credit may be charged against the corporate tax but without being carried forward or refunded in case of excess of the tax credit. The rate is set at 15% for the tax credits used as from January 1, 2002.

However, dividends (together with tax credit) received by entities holding at least 5% of the share capital of the distributing company may be exempt except for a proportion of expenses and fees of 5% of the gross dividends, tax credit included, and limited to the total amount of the expenses and fees of any kind incurred by the company during the taxable period, under the provisions of the parent company tax regime provided for in articles 145 and 216 of the CGI, provided that an option has been made. In that case, the tax credit, equal to 50% of the sums received, shall not be offset against the corporate tax for the fiscal year during which such distribution was made since dividends will not be included in the taxable income. However, such tax credit may be offset against the equalization tax (précompte) payable with respect to the redistribution of such dividends within five years.

If the company pays an equalization tax (précompte) in respect to the distribution of dividends, legal entities that are shareholders of the company and are entitled to the tax credit at the rate of 15%, are granted, in addition, a right to an additional tax credit equal to 70% of the equalization tax (précompte) effectively paid. Such provision does not apply to the equalization tax (précompte) against which tax credit has been offset. It shall be noted that any equalization tax (précompte) due by reason of a distribution paid out from the long-term capital gains reserve is excluded from such provision.

(b)  Capital gains

The disposal of shares are subject to corporate tax at the rate of 33.33% (or where applicable, at the rate of 25% or 15% with a limit of EUR 38,120 for a twelve month period for the companies meeting the requirements set forth in 2.7.4.1 2 (a) above). In addition, such dispositions are subject to a contribution equal to 3% as mentioned above, and where applicable, a social contribution of 3.3% according to the above conditions.

However, capital gains arising from the disposal of equity participations are eligible for the long-term capital gains regime provided that they have been held for at least two years at the time of their disposal and a special reserve of long-term capital gains is booked, and are taxable at the rate of 19% (or, where applicable, at the rate of 15% with a limit of EUR 38,120 for a twelve month period for the company meeting the requirements set forth at 2.7.4.1 2 (a) above, for capital gains during fiscal years opened as from January 1, 2002). In addition, such capital gains are subject to a contribution equal to 3% as mentioned above, and where applicable, a social contribution of 3.3% according to the above conditions.

Shares in companies which are accounted for as equity participations, and subject to certain conditions, shares purchased pursuant to a public cash tender offer or exchange offer and shares which benefit from the parent company tax regime as well as shares whose acquisition price is at least equal to EUR 22,800,000 are considered to be equity participations.

Long-term capital losses resulting from transfers may be charged against similar capital gains of the fiscal year or the next ten fiscal years.

2.7.4.2 Non-Residents of France for Tax Purposes

(a)  Dividends

Dividends distributed by companies having a registered office in France are subject to a withholding tax of 25% when the tax domicile or registered office of the beneficiary is outside France.

Under certain conditions, under the applicable international tax treaties or pursuant to Article 119 ter of the CGI, this withholding tax may be reduced or even eliminated and the tax credit (avoir fiscal) may be transferred pursuant to said treaties.

As an exception, dividends from a French source paid to persons who do not have a tax domicile or registered office in France and giving right to transfer the tax credit pursuant to a tax treaty for the avoidance of double taxation shall only be subject to withholding tax at the reduced rate provided for in the treaty; provided notably that the relevant persons prove, before the date of payment of the dividends, that they are not residents of France for tax purposes within the meaning of the relevant treaty (instruction no 4-J-1-94 of May 13, 1994).

(b)  Capital gains

Capital gains arising from the disposal of shares by individuals or corporate entities who are not residents of France for tax purposes or whose registered office is located outside France (and not having a permanent establishment or fixed base in France as part of whose assets the shares are recorded) and which have not held at any time directly or indirectly, alone or together with the members of their family, more than 25% of the profits of the company during the five years preceding the disposal, are not subject to French tax.

(c)  Wealth Tax

Usually, the wealth tax (impôt de solidarité sur la fortune) does not apply to the company’s shares which are held by individuals domiciled outside of France, within the meaning of Article 4B of the CGI, and who directly or indirectly hold less than 10% of the share capital of the Company.

(d)  Duties on Inheritance and Gifts

Under French law, securities issued by French companies and acquired by way of inheritance or gift by an individual not residing in France, are subject to duties on inheritance and gifts. France has entered into treaties with some countries so as to avoid double taxations for inheritance and gifts, which allow for persons residing in these countries, under certain conditions, to be exempted from duties on inheritance and gifts, or to be granted a tax credit.

It is recommended to potential investors to consult, from today, their advisors regarding their obligations in respect of duties on inheritance and gifts for their interest in the Company, and the conditions for being exempted from duties on inheritance and gifts in accordance with tax treaties entered into with France.

2.7.5 Listing of New Shares

Application will be made periodically to list any new shares issued as a result of conversion on the Premier Marché of Euronext Paris S.A. Existing shares that have been exchanged shall be immediately tradable.

2.7.5.1 Assimilation of New Shares

Application shall be made to list the new shares resulting from conversion for trading on the Premier Marché of Euronext Paris based on the date from which they carry full dividend rights either directly on the same line with the existing shares or, initially, on a second line. The TECHNIP-COFLEXIP shares are quoted on the Premier Marché of Euronext Paris S.A. (Code Sicovam: 13170).

The shares of the Company are admitted to the Deferred Settlement System (Système de Règlement Différé (SRD)).

Since October 1, 2001, the Company’s shares included in the Euronext Index 100.

2.7.5.2 Other Markets and Places of Listing

The shares of the Company have also been listed on the New York Stock Exchange (NYSE) in the United States in the form of American Depositary Shares since October 19, 2001.

2.7.5.3 Volume of transactions and movements in share price and ADR

The tables in paragraph 3.2.8 hereinafter (“Volume of transactions and the evolution of shares price and ADRs”) and changes in the market prices of shares”) indicate the evolution of the market prices and transaction volume of the TECHNIP-COFLEXIP shares on the Premier Marché since July 2000 and American Depositary Receipt (ADR) on the NYSE since October 19, 2001.

CHAPTER III

GENERAL INFORMATION ABOUT THE COMPANY AND ITS SHARE CAPITAL

The information presented in this chapter can also be found in the initial prospectus (“note d’information initiale”) prepared by the Company for the public exchange offer for Coflexip shares with a cash election up to a minimum of 5,000,000 Coflexip shares, approved by the Commission des Opérations de Bourse on July 19, 2001, under visa number 01-982 and for the initial prospectus (“note d’information en surenchère”) prepared for the offering on revised terms, approved by the Commission des Opérations de Bourse on August 7, 2001, under visa number 01-1028, and in the initial prospectus (“note d’information initiale”) prepared by the Company and Isis for the public exchange offer initiated by the Company for Isis shares, approved by the Commission des Opérations de Bourse on July 19, 2001, under visa number 01-981, and for the initial prospectus (“note d’information en surenchère”) prepared for the offering on revised terms, approved by the Commission des Opérations de Bourse on August 7, 2001, under visa number 01-1027. This information is accurate at the date of this final prospectus, subject to any significant information below.

3.1 GENERAL INFORMATION ABOUT THE COMPANY

3.1.1 Corporate name

It is recalled that the Shareholders’ Meeting of August 24, 2001 granted the Chairman of the Board of Directors full authority to change the corporate name to “TECHNIP-COFLEXIP”, subject to the successful conclusion of the public exchange offer initiated by the Company for Coflexip shares. Pursuant to this authorization and following the success of the public exchange offer, the Chairman changed the corporate name to “TECHNIP-COFLEXIP” on October 11, 2001.

3.1.2 Corporate form and applicable laws

As part of the public exchange offer launched on Isis and the public exchange offer with a cash election launched on Coflexip on July 3, 2001, the Company announced that a Shareholders’ Meeting would be convened at the conclusion of the offers (October 11, 2001) to change the form of organization and management of the Company to that of a Management Board and a Supervisory Board, and to modify the Company’s articles of association accordingly.

The mixed Shareholders’ Meeting that was convened on December 13, 2001 changed the form of organization and management of the Company by adopting a Management Board and a Supervisory Board, governed by the provisions of Book II of the Commercial Code and Decree no 67-236 of March 23, 1967.

Following the creation of the Supervisory Board and the Management Board, this same Shareholders’ Meeting also decided to completely revise the Company’s articles of association, in particular to acknowledge the relevant legal provisions and regulations relating to the new form of organization and management, broaden the Company’s purpose in order to incorporate Coflexip’s current activities and lower the crossing of thresholds indicated in the articles of association.

3.1.3 Corporate purpose (Article 3 of the by-laws)

The Company has the following purpose in all countries:

•	All research, engineering services, and construction of complex industrial sites, in particular for hydrocarbons, as well as all fields of industry, notably chemicals and life sciences.

•	The conception, manufacturing, purchase, sale, construction, assembly and installation of materials, products, equipment and systems intended for said installations, in particular fixed or floating platforms and pipelines for the development of oil fields at sea.

•	The provision of all services related to these products, equipment and installations.

•	The development and implementation of all processes and products for practical use in industry of the results of research carried out by the Company or by any other individual or entity.

•	The registration, acquisition, obtention, direct or indirect use, sale or purchase of all brands, processes, patents, and licences for the use of a patent.

•	The direct or indirect participation by the Company in all operations of the said type, either by way of formation of companies, contributions to existing companies, mergers with them, transfer to companies of all or part of its assets or rights in real and personal property, subscriptions, purchases and sales of securities and corporate interests, partnerships, advances, loans or otherwise.

•	The investment by all means and in any form, in companies or industrial, commercial, financial and real property enterprises, whether French of foreign, regardless of legal from or organization and, where necessary, the disposal of these investments.

•	Generally all transactions of a commercial, financial, industrial or civil nature or in real or personal property, related directly or indirectly to any of the purposes listed above and to any similar or related purposes, both on its own behalf or on behalf of third parties, and more generally all transactions facilitating or related to the realization of these purposes.

3.1.4 General Shareholders’ Meetings (Article 29 of the by-laws)

The General Shareholders’ Meetings shall comprise all the shareholders with rights to attend. The General Shareholders’ Meetings shall represent all the shareholders.

General Shareholders’ Meetings shall be convened and shall pass resolutions in accordance with the conditions set out in Book II of the Commercial Code and Decree no 67-236 of March 23, 1967.

General Shareholders’ Meetings shall meet at the registered office or at any other place specified in the notice convening the meeting.

General Shareholders’ Meetings shall be chaired by the Chairman of the Supervisory Board or, in his absence, the Vice-Chairman of the Supervisory Board.

All shareholders have the right, upon evidence of identity, to participate in General Shareholders’ Meetings by attending in person, by returning a mail voting form or by appointing a proxy, provided that:

•	in the case of holders of registered shares (actions nominatives), the registration has been entered in the Company’s registers,

•	in the case of holders of bearer shares (actions au porteur), a certificate issued by an authorized intermediary recording the fact that their shares registered in the account are tied up until the date of the General Shareholders’ Meeting, has been filed at the place indicated in the notice convening the meeting.

Any legal entity shareholder may participate in the General Shareholders’ Meetings through its legal representatives or by any other person appointed by it for this purpose.

Ordinary and Extraordinary General Shareholders’ Meetings shall exercise the powers granted them by law in accordance with their legal respective freely between its members quorum and majority requirements.

The shareholders may, subject to the conditions set forth under the applicable laws and regulations, send their proxy and mail voting forms for any General Shareholders’ Meetings either on paper or by teletransmission.

3.1.5 Double voting rights (Article 30 the of by-laws)

Since November 24, 1995, double voting rights, taking into account the fraction of the share capital that they represent, have been attributed to all fully paid-up shares which can be proved to have been registered in the name of the same shareholder for at least two years.

In the event of an increase of share capital by capitalization of reserves, profits or issue premiums, double voting rights shall also be granted as from the time of their issue to registered shares granted free of charge to a shareholder in respect of existing shares, entitling such shareholder to the benefit of the said right.

Registered shares benefiting from double voting rights that are converted into bearer form for any reason whatsoever shall lose such double voting rights.

3.1.6 Crossing of thresholds (Article 12 of the by-laws)

Any shareholder acting alone or in a group (en concert), in addition to the thresholds referred to in Article L.233-7 of the French Commercial Code, who comes to hold or ceases to hold, directly or indirectly, 1% of the Company’s share capital or voting rights, or a multiple of said percentage less than or equal to 33%, shall notify the Company within five trading days of having crossed any one of these thresholds, by registered letter with return receipt requested, of the aggregate number of shares, voting rights or securities giving right to the Company’s share capital, which it holds, directly or indirectly, alone or in a group (en concert).

Any failure to comply with the notification of the crossing of a statutory threshold shall give rise to forfeiture of those voting rights exceeding the fraction that was required to have been declared pursuant to the provisions detailed above, for all General Shareholders’ Meetings that may be held during a period of two years following the curing of notice, at the request of one or more shareholders, together holding at least 1% of the Company’s share capital or voting rights, such request being recorded in the minutes of the General Shareholders’ Meetings.

3.2 INFORMATION RELATING TO THE COMPANY’S SHARE CAPITAL

3.2.1 Share capital

As of December 31, 2001, the Company’s share capital was 81,476,016.40 euros, equivalent to 26,713,448 shares and the number of voting rights was 27,003,257.

As of December 31, 2001, to the Company’s knowledge, its share capital and voting rights were distributed as follows:

	Number of shares	% of capital	% voting rights

IFP	2,102,806	7.87	7.79
Gaz de France	1,698,114	6.36	12.58
Groupe TotalFinaElf	1,250,100	4.68	8.34
Treasury stock(1)	2,468,971	9.24	0.00
Employees	669,239	2.51	2.61
Public	18,524,218	69.34	68.68
Total	26,713,448	100	100

(1)       The treasury stock includes 1,845,376 Technip-Coflexip shares held by ISIS, of which Technip-Coflexip holds 99.05% of the share capital. To the Company’s knowledge, no shareholder, apart from those mentioned in the chart, owns more than 5% of the Company’s share capital.

3.2.2 Evolution of the share capital as of December 31, 2001

Date of		Number of shares	Nominal amount of capital	Total issue	Successive	Cumulated number	Nominal value
transaction	Transaction	issued/cancelled	increase/decrease	premium	capital amounts	of shares	of shares

2/13/95	Exercise of options on 12/8/94	22,250	445,000 FF	—	314,344,100 FF	15,717,205	20 FF
2/8/96	Recent exercise of options from 1990 and 1993 plans	160,500	3,210,000 FF	—	317,554,100 FF	15,877,705	20 FF
4/30/96	Recent exercise of options from 1993 plans	10,500	210,000 FF	—	317,764,100 FF	15,888,205	20 FF
7/5/96	Increase of capital reserved for employees	131,534	2,630,680 FF	44,953,060 FF	320,394,780 FF	16,019,739	20 FF
2/13/97	Recent exercise of options from 1993 plan	250,585	5,011,700 FF		325,406,480 FF	16,270,324	20 FF
6/30/97	Increase in capital reserved for employees	115,665	2,313,300 FF	53,057,849 FF	327,719,780 FF	16,385,989	20 FF
2/12/98	Recent exercise of options from 1993, 1994 and 1995 plans	146,560	2,931,200 FF	—	330,650,980 FF	16,532,549	20 FF
7/24/98	Increase in capital reserved for employees	93,136	1,862,720 FF	53,143,402 FF	332,513,700 FF	16,625,685	20 FF
12/31/98	Capital reduction (cancellation of shares after exercise of options on 1998 plan)	977,876	19,557,520 FF	—	312,956,180 FF	15,647,809	20 FF
12/31/98	Recent exercise of options from 1994, 1995 and 1996 plans	87,150	1,743,000 FF	—	314,699,180 FF	15,734,959	20 FF
2/15/99	Recent exercise of options from 1994, 1995 and 1996 plans	41,040	820,800 FF	—	315,519,980 FF	15,775,999	20 FF
6/15/99	Increase in capital reserved for employees	96,675	1,933,500 FF	39,805,931 FF	317,453,480 FF	15,872,674	20 FF
12/17/99	Recent exercise of options	82,550	1,651,000 FF	—	319,104,480 FF	15,955,224	20 FF
12/17/99	Capital reduction (cancellation of shares after exercise of shares on 1998 plan)	238,277	4,765,540 FF	—	314,338,940 FF	15,716,947	20 FF
2/10/00	Recent exercise of options from 1995, 1996 and 1997 plans	41,590	831,800 FF	—	315,170,740 FF	15,758,537	20 FF
9/1/00	Increase in capital reserved for employees	126,928	2,538,560 FF	81,503,388 FF	317,709,300 FF	15,885,465	20 FF
2/8/01	Recent exercise of options from 1995, 1996 and 1997	143,840	2,876,800 FF	—	320,586,100 FF	16,029,305	20 FF
4/27/01	Conversion of capital into euros, by withdrawal from optional reserves			—	48,889,380 [e]	16,029,305	3.05 [e]
5/31/01	Exercise of options from 1996-1997 plans	22,400	68,320 [e]	—	48,957,700.25 [e]	16,051,705	3.05 [e]
10/11/01	Exercise of options from 1996-1997 plans	38,200	116,510 [e]	—	49,074,210.25 [e]	16,089,905	3.05 [e]
10/11/01	Capital increase for payment to tenderers of Isis and Coflexip shares in the public exchange offer	10,565,723	32,225,455.15 [e]	1,531,395,891.62 [e]	81,299,665.40 [e]	26,655,628	3.05 [e]
12/31/01	Exercise of options	57,820	176,351 [e]	—	81,476,016.40 [e]	26,713,448	3.05 [e]

3.2.3 Non-issued authorized share capital, undertakings to increase capital on December 31, 2001

The Shareholders’ Meeting of August 24, 2001 has granted to the Board of Directors or, where applicable, to the Management Board:

•	for a period of 26 months from the date of this Meeting, the authorization to increase the share capital of the Company by way of successive or simultaneous issue, on one or several occasions by a maximum nominal amount of 60,000,000 euros, of shares or any other securities giving immediate or future access to a part of the capital of the Company for the purpose of remunerating the securities contributed to one or several public exchange offers made by the Company for shares of another company or several companies, the shares of which are listed on a regulated market in a State party to the European Economic Area agreement or member of the Organization for Economic Cooperation and Development,

•	for a period of 26 months from the date of the Meeting, the authorization to increase the share capital, on one or several occasions by a maximum nominal amount of 24,000,000 euros, by the issue with preferential subscription rights of shares or any other securities giving immediate or future access to shares of the Company. It is specified that the maximum nominal amount of the capital increases mentioned in this paragraph, the preceding and following paragraphs, may not exceed 84,000,000 euros,

•	for a period of 26 months from the date of this Meeting, the authorization to increase the share capital, on one or several occasions by a maximum nominal amount of 24,000,000 euros, by way of the issue without preferential subscription rights by public offering, of shares or any other securities giving immediate or future access to the shares of the Company, to be attributed to the maximum nominal amount indicated in the first paragraph,

•	for a period of 26 months from the date of this Meeting, the authorization to increase the share capital by a maximum amount of 24,000,000 euros, by incorporation of reserves, profits or premiums,

•	the powers necessary to implement the authorizations granted for increasing the share capital in periods of tender or exchange offers for securities of the Company, valid until the close of the Shareholders’ Meeting convened to approve the financial statements for the fiscal year ended December 31, 2001,

•	for a period of 26 months from the date of this Meeting, the authorization to increase the share capital, on one or several occasions, at its sole discretion, up to a maximum nominal amount representing 1% of the share capital at the date of implementation of the authorization, by way of the issue of shares or other securities giving access to the capital of Company and reserved for members of a Company Savings Plan (“Plan d’Épargne Entreprise”) or a Voluntary Employee Savings Plan of the Company (“Plan Partenarial d’Epargne Salariale Volontaire de la Société”) or French or foreign companies of the group meeting the conditions determined by the Board of Directors or, where applicable, the Management Board, pursuant to applicable law,

3.2.4 Stock option plans

The following chart sets forth all relevant information concerning the stock option plans outstanding as of December 31, 2001:

	1996 / 1998 Plan	1999/2001 Plan (2nd	1996/1998 Plan	1999/2001 Plan (1st	1999/2001 Plan (2nd
	(1997 tranche)	tranche 2000)	(1998 tranche)	tranche 1999)	tranche 2000)
	Subscription	Subscription	Purchase	Purchase	Purchase
	options	options	options	options	options

DDate of meeting	May 16, 1995	Apr. 28, 2000	Apr. 30, 1998	Apr. 30, 1999	Apr. 28, 2000
Date of Board of Directors	March 13, 1997	Dec. 14, 2000	Apr. 30, 1998	Apr. 30, 1999	Dec. 14, 2000
Number of options authorized(2)	1.1% of capital	1% of capital	1% of capital	2% of capital	1% of capital
Number of options allocated	178,973	493,028 (1)	138,711	315,520	139,576 (1)
Total number of shares available for subscription/ exercise(3):	173,173	489,828	133,511	307,620	139,576
Of which: Number of shares available to directors for subscription/exercise	44,000	120,800 (1)	40,500	94,700	120,800 (1)
Of which: Number of directors concerned	14	17	14	16	17
Vesting date for exercise of options(4)	Sept. 14, 1999	Dec. 15, 2003	May 1, 2001	May 1, 2002	Dec. 15, 2003
Expiration date(5)(6)	March 14, 2002	Dec. 14, 2008	Apr. 30 2003	Apr. 30, 2004	Dec. 14, 2008
Subscription/exercise price per share	86.74[e]	143.24[e]	106.92[e]	95.94[e]	143.24[e]
Number of shares subscribed/exercised at 12/31/01	106,520	0	36,511	23,000	0
Shares remaining available for subscription/exercise at 12/31/01	31,650	489,828	107,000	284,620	139,576
Number of holders per tranche	167	1,100 (7)	160	250	1,100 (7)

(1)	The options granted as part of this 1999-2001 plan, tranche 2000, relate to a maximum of 632,604 shares. The rules for this tranche state that a maximum of 139,576 share purchase options will be granted first. Therefore, the initial exercises of options will be for the transfer of 139,576 shares held by the Company and the remaining 493,028 options will be considered as share subscription options.

(2)	The number of options authorized was determined as a percentage of the Company’s share capital as of the date the Board of Directors exercised the authorization.

(3)	The number of shares available for subscription is less than the number of options allocated due to the departure of the employee holding them.

(4)	The options for each tranche have different vesting dates. In each case, the date indicated is that of the first day of vesting for the shares issued with respect to the relevant tranche.

(5)	The options for each tranche have different expiration dates. In each case, the date indicated is that of the day of expiration for the shares issued with respect to the relevant tranche.

(6)	All the plans are subject to certain restrictions limiting the exercise of options in the event of the employee’s or director’s departure from the Company. Holders of options may not exercise their options immediately following their allocation. The options may be exercised only three years following the date of grant of the options for a period of 5 or 8 years after the grant.

(7)	This number includes holders of share subscription and share purchase options for tranche 2000 of the 1999-2001 Plan.

3.2.5 Authorization to reduce share capital

It should be noted that the Extraordinary Shareholders’ Meeting of June 6, 2000 authorized the Board of Directors to cancel the shares acquired through its share repurchase program up to an amount not exceeding 10% of the capital, within a 24 month period. This authorization is valid for five years.

3.2.6 Authorization to repurchase shares

The Ordinary Shareholders’ Meeting of December 13, 2001, in accordance with Article L. 225-209 of the French Commercial Code, authorized the Board of the Directors or the Management Board, as the case may be, to acquire a number of shares representing up to 10% of its share capital, at a maximum 150 euros per share purchase price and a minimum 90 euros per share sale price. A prospectus (note d’information) was issued relating to this share repurchase program and received visa number 01-1317 from the Commission des opérations de bourse on November 16, 2001. The main characteristics of this program are summarized below.

The shares repurchased pursuant to the program will be used, in order of decreasing priority:

•	to stabilize the price of its shares by systematic intervention against market trends;

•	to buy or sell its shares according to market conditions;

•	for grants of shares to employees as part of an employee offering program or any other form of an employee savings program;

•	for grants of shares to employees of the Company and/or its group;

•	as consideration for use in external growth opportunities;

•	for cancellation; and

•	for any transaction in the context of a policy of asset and financial management.

This authorization will expire in 18 months and may also be used during public exchange offer or tender offers and pursuant to applicable regulations.

3.2.7 Other securities giving rights to share capital

None.

3.2.8 Volume of transactions and evolution of share price and ADRs

The charts below summarize the evolution of the price and volume of transactions of Technip-Coflexip shares on the Premier Marché of Euronext Paris since July 2000 and American Depositary Receipts (ADRs) on the NYSE since October 19, 2001.

Volume of trading and evolution of the TECHNIP-COFLEXIP share on the Premier Marché, in euros

	Highs and lows ([c])		Number	Amount
			of shares	Traded
	High	Low	traded	(M [e])

2000
July	146.00	122.00	860,399	114.66
August	150.00	130.10	640,971	90.22
September	159.90	141.50	977,500	149.52
October	163.00	139.60	744,650	113.93
November	159.90	132.60	690,482	102.84
December	154.60	126.00	814,725	109.47
2001
January	156.60	133.00	672,782	97.44
February	160.00	146.20	1,025,352	159.89
March	168.00	132.00	1,205,179	185.86
April	185.00	154.50	844,701	141.99
May	187.00	164.20	1,009,749	179.49
June	185.70	141.70	1,069,228	182.04
July	158.00	130.80	4,505,207	653.09
August	164.90	151.20	2,069,324	327.55
September	167.30	95.90	2,611,953	350.19
October	148.00	123.60	2,240,571	300.73
November	140.00	120.00	2,701,901	357.17
December	150.30	128.70	1,504,895	205.80

Source : Bloomberg

Volume of trading and evolution of the TECHNIP-COFLEXIP American Depositary Receipts (ADRs) on the NYSE, in dollars

	Highs and lows ([c])		Number	Amount
			of shares	Traded
	High	Low	traded	(M [e])

2001
October (from the 19th inclusive)	31.45	28.40	360,500	10.65
November	30.90	27.90	666,400	19.61
December	33.65	28.60	592,400	18.57

Source : Bloomberg

CHAPTER IV

INFORMATION CONCERNING THE ACTIVITY OF THE COMPANY

The information presented in this chapter can also be found in the initial prospectus (“note d’information initiale”) prepared by the Company for the public exchange offer for Coflexip shares with a cash election up to a minimum of 5,000,000 Coflexip shares, approved by the Commission des Opérations de Bourse on July 19, 2001, under visa number 01-982 and the initial prospectus (“note d’information en surenchère”) prepared for the offering on revised terms, approved by the Commission des Opérations de Bourse on August 7, 2001, under visa number 01-1028, and in the initial prospectus (“note d’information initiale”) prepared by the Company and Isis for the public exchange offer initiated by the Company for Isis shares, approved by the Commission des Opérations de Bourse on July 19, 2001, under visa number 01-981, and the initial prospectus (“note d’information en surenchère”) prepared for the offering on revised terms, approved by the Commission des Opérations de Bourse on August 7, 2001, under visa number 01-1027. This information is accurate at the date of this final prospectus, subject to any significant information below.

4.1 RECENT EVENTS Closing and consequences of the public offers launched on Coflexip on Isis

Following the public exchange offer with a cash election initiated by the Company for Coflexip shares on July 3, 2001, the Company now holds 98.36 % of the share capital and 98.54% of the voting rights of Coflexip. Following the public exchange offer initiated by the Company on Isis shares on July 3, 2001 the Company now holds 99.05% of the share capital and voting rights of Isis.

Furthermore, in accordance with the provisions of the Memorandum of Understanding concluded on July 2, 2001, between the Company, Isis and Institut Français du Pétrole (“IFP”) and considering the success of the public exchange offer on Isis, IFP and Isis granted each other promises to exchange in the presence of the Company on November 7, 2001. Under the terms of these promises to exchange, Isis undertook to exchange 1,436,622 shares of Compagnie Générale de Géophysique (“CGG”) which it holds for 511,253 TECHNIP-COFLEXIP shares held by IFP. These promises are exercisable at any time by Isis for a period of twelve months from October 11, 2002, and vice versa by IFP at any time for a period of twelve months from October 11, 2003.

However, in the event of a public offer launched on the Company during their respective exercise period, the promises shall not be exercisable by Isis or by IFP while the Company is the subject of a public offer, and shall not become exercisable until the closing of the public offer or, if the occasion arises, concurrent public offers or takeover bids, as published by the Conseil des marchés financiers. Isis undertakes to exercise the promises to exchange granted by IFP, if the following three conditions are met on a given market day during the exercise period:

•	the market price of TECHNIP-COFLEXIP ordinary shares is equal to or greater than 165.6 euros ;

•	the market price of ordinary CGG shares is equal to or greater than 59 euros ; and

•	the ratio between the price of TECHNIP-COFLEXIP shares and the price of CGG shares is between 2.52 and 3.09.

It is specified that if the above-mentioned promises are exercised, IFP may choose to give Isis a cash amount equivalent to the value in euros (at the date the promise is exercised) of the said TECHNIP-COFLEXIP shares, in lieu of TECHNIP-COFLEXIP shares.

In the event a public offer is initiated by the Company on CGG, Isis, IFP and the Company undertake to cooperate in order to reach an agreement to ensure the conclusion of the promises under terms which are at least as favorable as those of the public offer initiated by the Company on CGG.

In the event of a public offer on CGG or of any recapitalization thereof, in particular by merger, break up or otherwise, Isis undertakes to follow IFP’s instructions regarding the management of Isis’s holding in CGG from the date of the signature of the above-mentioned promise until the end of the exercise period.

IFP undertakes to retain TECHNIP-COFLEXIP shares from the date of the signature of this promise until the end of the exercise period, including in the event of any public offer on the Company.

General organization of the Company

On October 18, 2001, the Company issued a press release announcing the restructuring of its operations organization. The Company is now organized into three branches:

•	The Offshore branch: Technip CSO (Creative Solutions Offshore) is headed by Tom Ehret, who was up to that point the Operations Managing Director of Coflexip. This branch groups together all offshore oil activities of the TECHNIP-COFLEXIP group;

—	The Onshore and Downstream branch: Technip PRO (Petrochemicals Refining Onshore) is headed by Daniel Valot and groups together all the onshore teams of the TECHNIP-COFLEXIP group (oil and gas onshore development, treatment and liquefaction of gas, refining, petrochemistry, onshore pipelines);

—	Non-Petroleum Industries branch: Technip LCI (Life sciences, Chemicals and Industries) is under the management of Jean-Noël Meary and groups together activities carried out by the TECHNIP-COFLEXIP group in non-petroleum industries (chemistry, fertilizers, pharmaceutical and life sciences, cement, electricity, various industries).

Activities of the Company

Press release dated August 24, 2001“TECHNIP, in partnership with Abu Dhabi-based Al Jaber Energy Services, has been awarded by the UAE Offsets Group (UOG) the “transmission package” of the Fujairah desalination, power plant and pipeline project in the United Arab Emirates.

The transmission package involves the construction of a 185-kilometer water transmission pipeline from the Emirate of Fujairah, to the inland city of Al Ain in the Emirate of Abu Dhabi, a 16- kilometre pipeline link to the city of Al Dhaid in the Emirate of Sharjah, pumping stations, water storage tanks, and associated facilities.

Under the terms of the lumpsum turnkey contract, worth about 495 million euros, TECHNIP and Al Jaber Energy Services will be responsible for basic and detailed engineering, procurement, installation and commissioning of the facilities.

TECHNIP’s engineering center in Dusseldorf will handle engineering, procurement and project management, with support from TECHNIP’s +engineering center in Abu Dhabi for part of the engineering services. Civil construction, erection and other local portions of the contract will be carried out by Al Jaber Energy Services.

The project is scheduled to be completed in 2003.

Under the instructions of the highest authorities in the U.A.E., UOG is implementing the whole desalination, power plant and pipeline project on a fast-track basis to meet the rising demand for water in Al Ain, and the rapidly growing water and power needs of the northern emirates.

Commenting on this contract award, Mr. Daniel Valot, CEO and Chairman of TECHNIP, declared: “This is an important project for the Emirates and we’re proud to have been selected, together with Al Jaber Energy Services, by UAE Offsets Group. We’ve assigned top specialists from TECHNIP in Germany, a world leader in pipeline systems, to make it a success. They will be fully supported by the experience of our local engineering center in Abu Dhabi, which has played an active role in the industrial development of the area for over 20 years, working in fields such as oil and gas production, gas treatment, refining and petrochemicals.”

Press release dated October 12, 2001 KAZAKHSTAN

“TECHNIP and Transport of Oil and Gas (T.O.G.), the National Oil and Gas Transportation Company of Kazakhstan, have created a joint engineering and construction company headquartered in Almaty. Both shareholders will hold a 50% stake in this company named TECHNIP KAZAKHSTAN.

The main activity of the new company is to provide engineering services for the construction of facilities in oil and gas (offshore and onshore field development, transport pipelines, oil refining, gas processing and petrochemicals) with the support of TECHNIP Group.

TECHNIP KAZAKHSTAN intends to become a major player in the fast growing oil and gas business in Kazakhstan, notably in relation to the development of the huge fields of Tenguiz, Karachaganak and Kashagan. It is also ready to participate in the supply of the main oil and gas projects western Kazakhstan, in particular services and construction projects concerning crude and gas cross-country pipelines in the country.

Transport of Oil and Gas (T.O.G.) which groups state pipeline operators KazTransOil, KazTransGas and KazStroyServices was recently created to protect the interests and to maintain the unified policy in oil and gas transportation of Kazakhstan. With over 20,000 people and more than 19,000 km of oil gas and water pipelines, T.O.G. is responsible for the transportation of oil and gas resources, takes part in international projects which are connected with export of oil and gas, and will also design and construct the new gas and oil pipelines in Kazakhstan.”

BRAZIL

“At the same time, after a period of due diligence, TECHNIP has finalized the acquisition (100%) of the privately owned UTC Projectos e Consultoria SA. TECHNIP acquired this Brazilian engineering and construction company to develop its activities in the upstream sector and especially in deep-water field development.

UTC is based in Rio de Janeiro and employs over 400 people. The company has a long track record in services and turnkey contracts for local operators, both onshore and offshore. It has, notably, a long standing working relationship with PETROBRAS, who recently awarded the company the FEED (front end engineering design) of the floating facilities for the Albacora Leste field.

The Brazilian offshore sector is one of the very promising deepwater areas in the world and has attracted a large number of international oil companies since its opening to foreign companies.

COFLEXIP is already a major player in the subsea industry in Brazil, where it operates flexible subsea pipes plant in Vitoria and two pipe laying ships permanently based in the country. The acquisition of UTC is another building block in the implementation of the offshore growth strategy of the Group.

Through the acquisition of UTC, TECHNIP-COFLEXIP will be in an even better position to bid on upstream projects very competitively, on the basis of its know-how and technologies, while maximizing the Brazilian content.

Commenting on both transactions, Mr. Valot, Chairman and CEO of TECHNIP declared: “These two companies will provide major platforms for TECHNIP’s development in two areas with strong growth potential in oil and gas production and downstream activities. I am particularly happy to welcome these new members of the newly-emerging TECHNIP-COFLEXIP Group, which will be a world leader in the oil and gas engineering, technologies and services sector”.

Press release dated October 12, 2001“The joint venture between TECHNIP and CHIYODA has been awarded by Qatar Liquefied Gas Company (QATARGAS) an EPC contract, worth about 100 million euros, to expand the LNG facility located at Ras Laffan on the north east coast of the State of Qatar.

Under the terms of this contract, TECHNIP/CHIYODA will carry out detailed engineering, procurement and construction for the debottlenecking of the 3 LNG process trains.

The services and works involved will mainly consist in replacing or upgrading some of the key process equipment such as compressors and turbines in order to expand the capacity of each of the 3 LNG trains from 2 to 3 million tons per year. Works will be executed during four shutdowns scheduled between 2002 and 2005, the duration of which will be limited to about one month each.

This project will be handled under a single integrated project team pooling the expertise of both partners in the joint venture. The engineering center will be located in Paris, France.

Commenting this contract award, Daniel VALOT, Chairman and CEO of TECHNIP declared: “Technip and Chiyoda have pooled their expertise in LNG to take on this challenging project which will be one of the biggest LNG capacity increases in the world. Technip has been working for years in Qatar and we are proud to have been selected to participate once again in a key investment for this country.”

Press release dated November 7, 2001

"ÖMV has awarded TECHNIP a contract for the lump sum turnkey supply of a hydrogen production unit for the Schwechat Refinery, near Vienna.

The Centre of TECHNIP in The Hague, Netherlands, completed the Basic Design Study for this project, which is the first of a series of projects intended to upgrade the Schwechat Refinery to meet the future automotive fuel specifications.

The hydrogen production unit with a capacity of 30.000 Nm3/h of high purity hydrogen, combines conventional steam/hydrocarbon reforming and high temperature shift conversion, with high recovery pressure swing adsorption and natural gas feed saturation. Therefore combining high reliability and availability, with improved efficiency and increased export steam production.

Construction of the Unit is scheduled to commence in the first quarter of 2002 and the Unit is scheduled to be ready for industrial production in April 2003.

This project represents an investment valued at 35 million euros for ÖMV.

TECHNIP is the recognized market leader in the design, engineering and construction of world class on-purpose Hydrogen Production Units. With this contract, being the 9th hydrogen production Unit awarded to TECHNIP only this year, representing a total accumulated capacity of 780.000 Nm3/h of on-purpose hydrogen production, this already strong position has been further strengthened.”

Press release dated November 8, 2001“TECHNIP USA Corporation has signed a multi-year contract with ExxonMobil Global Services to provide front-end engineering services. TECHNIP will provide engineering services to ExxonMobil’s Baytown refinery and chemical plants as ExxonMobil implements its programs to significantly reduce its NOx emissions and contributes to the Houston-Galveston-area efforts to attain air quality standards.

TECHNIP has been involved in NOx abatement projects since the 1980s in California. When other states began, in the late 1990s, to propose similar regulations to reduce NOx emissions, TECHNIP was strongly positioned to provide its expertise in this field. In the early implementation work for companies with sources in the eight-county Houston-Galveston region, for instance, TECHNIP has already been involved in NOx reduction programs for BP, Equistar, OxyChem, Nova, Dow, Enterprise Products, and Phillips.

Commenting this contract award, Larry POPE, CEO of TECHNIP USA noted:

“This NOx reduction project is very important to TECHNIP and we are pleased to be able to leverage our NOx expertise to help ExxonMobil meeting their requirements cost effectively.”

Press release dated November 13, 2001

“Paris, France — TECHNIP-COFLEXIP Group (NYSE: TKP and Euronext: 13170) announced today that CSO Aker Maritime, Inc., based in Houston, has been awarded an engineering, procurement and construction contract for a Spar floating production platform hull, associated moorings and riser system for the Gunnison field in the Gulf of Mexico. The field is operated by Kerr-McGee Oil & Gas Corp.*, a wholly owned subsidiary of Kerr-McGee Corp., (NYSE: KMG).

The Gunnison field is located in the Gulf of Mexico’s Garden Banks Blocks 667, 668 and 669 approximately 155 miles southeast of Galveston, Texas, in 950m water depth (3,122 ft). CSO Aker Maritime is responsible for the engineering, procurement, fabrication and delivery of the complete hull, moorings and riser system.

The engineering will be performed by CSO Aker Engineering in Houston and by CSO Aker Rauma in Finland. CSO Aker in Houston will also do the engineering and procurement of the riser system, while the mooring system will be engineered and procured by CSO Aker Rauma. The hull will be built at the CSO Mäntyluoto Works fabrication facility in Finland. Delivery of the spar hull is scheduled for the third quarter of 2003. Financial terms are undisclosed.

The hull for Gunnison will be 167.3 meters (549 ft) tall, with a diameter of 29.8 meters (98 ft), will have a displacement of 38,000 metric tons, and a steel weight of approximately 14,000 tons. It will be Kerr-McGee’s third truss Spar, which incorporates a tubular truss system replacing the lower part of the cylindrical hull. CSO Aker Maritime has also fabricated Kerr-McGee’s three other Spar hulls: Neptune, the first Caisson Spar installed in the GoM; Nansen, recently installed in the GoM; and the Boomvang hull, currently on its way to the Gulf of Mexico.

Svein Eggen, President of CSO Aker Maritime, Inc., stated: “We are proud to provide the fourth Spar hull for Kerr-McGee’s exciting deepwater program in the Gulf of Mexico. We are committed to fulfilling Kerr-McGee’s expectations and look forward to building on our successful Spar projects.”

Tom Ehret, President of Technip-Coflexip’s Offshore Branch, added: “Our commitment to provide leading deepwater technology is one of the key elements in building long-term relationship with our clients. The Truss Spar was designed to improve efficiency and reduce the operators’ level of investment. This specific design is typically part of the permanent improvement process of our range of solutions to provide field proven, safe and cost-effective products and services serving our clients’ deepwater developments”.

* Kerr-McGee operates Gunnison with a 50% working interest. Partners in Gunnison are Nexen Petroleum USA Inc., a wholly owned subsidiary of Nexen Inc. (NYSE: NXY), 30%, and Cal Dive International, Inc. (NASDAQ: CDIS), 20%.

Press release dated December 11, 2001

“Aberdeen, UK — Coflexip Stena Offshore Ltd. (CSOL), a UK entity of the Technip-Coflexip Group, is in charge of a major three-year contract from the Texaco, Amerada Hess and Talisman Energy (THT) multi-operator alliance to provide Diving Support Vessel (DSV) and Underwater Services in the North Sea.

Within the scope of the contract, CSOL is responsible for delivering project management, engineering, DSV and subsea services, the objective being to maximise uptime and production potential of the three operators’ assets, throughout the UK and Danish sectors of the North Sea. In addition, while typical operations included within the contract are subsea construction, inspection, repair and maintenance works (IRM), the contract has provision for EPIC pipelay/trenching, wellservicing, decommissioning/abandonment and other construction services.

The majority of the work to be carried out for Texaco, Amerada Hess and Talisman Energy (THT) will be performed by the DSV CSO Alliance, with additional prioritised support provided by a range of specialist vessels. This will enable multi-task, simultaneous and multi-operator operations to be performed for all planned and unplanned routine interventions, reducing costs through combined operations. In addition to accessing CSOL’s well established project management and technical leadership skills as well as its strong knowledge base of their infrastructure — as developed over the past five years — the contract will enable THT direct access to CSOL’s supply chain. CSOL placed special emphasis on the importance and value of working with its supply chain partners to develop both new and innovative technologies and services in order to help drive down costs.

David Cassie, Executive Vice President, North Sea, Canada and Caspian, for Technip-Coflexip, stated: “Collaborative contracts of this nature will be critical to the success of lowering field development and production costs, helping the UK sector of the North Sea to sustain its competitive position against other international opportunities. Accordingly, we are delighted to have secured this contract affording us a long term base from which we can strive for greater levels of innovation and technological advancements to the ultimate benefit of Texaco, Amerada Hess and Talisman.”

Kevin Wood, member of the Executive Committee of the Technip-Coflexip Group added: “The award of the THT contract, reflects industry recognition of CSO’s success in providing similar services to the THE (Texaco, Hess and Elf) Alliance since 1995. It acknowledges CSOL’s outstanding offshore safety record, and underlines the commercial and operational benefits to be gained by operators by having prioritised access to Technip-Coflexip’s fleet of high-tech vessels for subsea work”.

Press release dated December 13, 2001

COMING INTO FORCE OF THE CONTRACT FOR THE ETHANE CRACKER OF THE 9th OLEFIN COMPLEX IN IRAN

“The contract awarded to TECHNIP and NARGAN by the National Petrochemical Company of Iran (NPC) for the design and construction of its ethane cracker in the 9th Olefin Complex has just become effective.

This project, worth in excess of 200 million euros, involves the supply of a one million-ton-a-year ethylene steam cracker to be built in the 9th petrochemical complex at Asaluyeh, Iran, on the northern coast of the Persian Gulf.

According to this contract, TECHNIP will provide its proprietary technologies, furnaces and processes for the production of ethylene and, with its partner NARGAN, will carry out basic and detail engineering, procurement and supply of equipment and materials, supervision during construction and commissioning and start-up as well as training services.

These services will be performed by the engineering centres of TECHNIP in Rome, Paris and The Hague, and the Iranian company NARGAN, which will execute detail engineering and procurement of materials of local origin.

The effectiveness of the contract (signed in September 2000) was subject to the setting up of a multi-source financing scheme which has been finalized this week. Meanwhile, thanks to an “early start system” based on cash payments, TECHNIP has completed the basic engineering of the project.

Financing of the project is based on export credit facilities from Italy, France and The Netherlands.

The completion of delivery is scheduled for July 2003.

This project underlines Technip-Coflexip’s world leading position in mega-crackers and associated technologies. Technip has also been awarded this year a contract for the ethylene cracker of the 10th complex at Asaluyeh, which will deliver the largest output of ethylene to date in the world (1.4 million tons/year). The coming into force of this contract is expected during the first half of 2002.”

CHAPTER V

ASSETS, FINANCIAL POSITION AND RESULTS

The information presented in this chapter can also be found in the initial prospectus (“note d’information initiale”) prepared by the Company for the public exchange offer for Coflexip shares with a cash election up to a minimum of 5,000,000 Coflexip shares, approved by the Commission des Opérations de Bourse on July 19, 2001, under visa number 01-982 and the initial prospectus (“note d’information en surenchère”) prepared for the offering on revised terms, approved by the Commission des Opérations de Bourse on August 7, 2001, under visa number 01-1028, and in the initial prospectus (“note d’information initiale”) prepared by the Company and Isis for the public exchange offer initiated by the Company for Isis shares, approved by the Commission des Opérations de Bourse on July 19, 2001, under visa number 01-981, and the initial prospectus (“note d’information en surenchère”) prepared for the offering on revised terms, approved by the Commission des Opérations de Bourse on August 7, 2001, under visa number 01-1027. This information is accurate at the date of this final prospectus, subject to any significant information below.

5.1	SEMESTRIAL ACTIVITY REPORT AS OF JUNE 30, 2001

5.11	First half 2001 activity and consolidated statement of income as of June 30, 2001

TECHNIP’s Board of Directors, chaired by Mr. Daniel Valot, met on September 6, 2001 to approve the Group’s financial statements for the first six months of fiscal year 2001. The financial statements report a net profit, before goodwill amortization and non-operating income, of 78.8 million euros, representing an increase of 19.6% compared to the first half of 2000. The increase after goodwill amortization and non-operating income was 1.8%.

Net income per share, before goodwill amortization and non-operating income, was 4.73 euros, as compared with 4.11 euros in the first half of 2000, representing an increase of 15.1%. After goodwill amortization and non-operating income, net income per share amounted to 3.39 euros, compared to 3.46 euros for the first half of 2000.

The sales figure, as well as the order book (representing future sales), shows strong growth in the Production and Petrochemicals business segments and also in the Americas and the Far East areas.

The backlog, is also increasing and is now 3.51 billion euros. This figure does not include several contracts, globally worth over a billion euros, already signed and not yet put into force.

	06/30/2001	06/30/2000	2000
(in millions of euros)	(6 months)	(6 months)	(12 months)

— Revenues	1,470.0	1,342.6	2,972.0
— Operating expenses	(1,371.7)	(1,261.9)	(2,789.4)
Operating income	98.3	80.7	182.6
— Financial income excluding contracts	0.4	6.4	5.8
— Income tax	(35.0)	(30.5)	(62.3)
— Income of equity affiliates	16.0	10.0	22.1
— Minority interests	(0.9)	(0.7)	(1.2)
Net income before non operating income and goodwill amortization	78.8	65.9	147.0
— Non-operating income	(1.9)	(0.2)	93.9
— Goodwill amortization	(20.4)	(10.2)	(26.7)
Net income	56.5	55.5	214.2

KEY CONSOLIDATED INFORMATION

(in million euros)	1st half	1st half
	2001	2000	Change

Revenues	1,470	1,343	+9.5%
Operating income	98.3	80.7	+21.8%
Net income before goodwill amortization and non-operating income	78.8	65.9	+19.6%
Net income after goodwill amortization and non-operating income	56.5	55.5	+1.8%

In euros	1st half	1st half
	2001	2000	Change

Net income per share before goodwill amortization and non-operating income	4.73(1)	4.11	+15.1%
Net income per share	3.39(1)	3.46	–2%

Based on a diluted total number of shares of 16,665,000.

BACKLOG (UNCOMPLETED PART OF CONTRACTS IN FORCE)

The Group’s backlog as of June 30, 2001 (3.51 billion euros) is increasing, both compared to the level at the beginning of the year (3.41 billion euros as of December 31, 2000) and to the high point reached 12 months ago (3.45 billion euros as of June 30, 2000). The first half of the year was, in fact, marked by a significant increase in the number of calls for bids, thus facilitating the renewal of the order book.

Based on the sales figure for the first half of the year, the backlog represents just over 14 months of sales, ensuring good prospects for overall future levels of the Group’s business activity.

Backlog by geographic areas (in %)

Areas	June 30,	Dec. 31,	Dec. 31,
	2001	2000	1999

Europe	12%	13%	14%
Middle East	33%	37%	38%
Africa	10%	15%	20%
Russia/Central Asia	3%	4%	6%
Far East	28%	21%	12%
Americas	14%	10%	10%

The backlog is centered mainly on three areas: the Middle East, which represents a third of the total, the Far East marked by a strong increase (28% of the total compared to 21% in 2000) and the Americas, where our affiliate in Houston has signed significant contracts in the United States and Canada.

At the same time, Africa’s share has decreased substantially (10% compared to 15% at the beginning of the first half of the year), in proportion to the completion of the Midor contract in Egypt. Europe remains stable at 12%.

Backlog by business segment (in%) Segment

	June 30,	Dec. 31,	Dec. 31,
	2001	2000	1999

Production	35%	38%	24%
Refining	13%	17%	35%
Petrochemicals	42%	32%	31%
Industries	10%	13%	10%

As of June 30, 2001, the Production and Petrochemicals business segments accounted for three-quarters of the Group’s backlog, confirming a trend in line with the strategic orientation of growth in the upstream sector. This has resulted in major order intakes for field developments (notably Soroosh-Nowrooz) and for the design and construction of petrochemical facilities designed to use natural gas being developed by the major gas-producing countries.

Among the targeted projects included in the framework of the Strategic Alliance with Coflexip, the first success was obtained with a contract for the FEED on the Benguela Belize deepwater field, offshore Angola. Other decisions are expected for the second half of the year and for the beginning of 2002.

The share of the five biggest contracts in the Group’s backlog amounted to 37%, compared to 38% in 2000 and 40% in 1999.

REVENUES

Consolidated sales for the first half of 2001 amounted to 1.47 billion euros, an increase of 9.5%. This increase reflects the sustained growth in operations connected with the high level of orders recorded in recent years.

Sales by geographic region (in %) Region

	1st half	1st half
	2001	2000

Europe	21%	20%
Middle East	30%	33%
Africa	12%	17%
Russia/Central Asia	4%	6%
Far East	17%	9%
Americas	16%	15%

In the first half of the year, in line with the trends in order intake over the last few years, sales progressed strongly in the Americas area, and even more so in the Far East, where the CTOC project is being executed. These two areas represented one-third of the Group’s sales, compared to one-sixth in 1998.

Sales by business segment (in %)Segment

	1st half	1st half
	2001	2000

Production	25%	26%
Refining	25%	35%
Petrochemicals	33%	22%
Industries	17%	17%

Compared to previous years, the increasing importance of the Production and Petrochemicals segments was confirmed, while Refining continued to decline, in direct connection with the advancement of major projects started in 1997-98, such as VEHOP and SINCOR in Venezuela and MIDOR in Egypt.

Looking at contract size, the trend observed in the backlog is confirmed in sales: in the first half of 2001, the five largest contracts represented only 25% of consolidated sales, as compared with 27% in 2000, and 33% in 1999.

OPERATING INCOME AND NET INCOME

Operating profit was 98.3 million euros, an increase of 21.8% compared with the first half of 2000, an increase that is twice that of sales. The turnaround of the subsidiaries acquired from Mannesmann in early 1999 was confirmed with an operating margin of 6.2%, compared to 4.8% in 2000 and 1.1% in 1999.

For the entire Group, the operating margin amounted to 6.7%, compared to 6.1% in 2000, and 5.8% in 1999.

Net profit before goodwill amortization and non-operating income was 78.8 million euros, as compared with 65.9 million euros for the first half 2000 and 147 million euros for the entire year 2000. This includes TECHNIP’s share (14.8 million euros) in COFLEXIP’s net profits before goodwill amortization related to the purchase of Aker’s Deepwater Division. Income tax expense for the half year was 35 million euros, or 35.6% of operating income, as compared to 30.5 million euros (37.8% of operating profit) in the first half of 2000.

Goodwill amortization amounted to 20.4 million euros, as compared to 10.2 million euros in the first half of 2000. This increase is the result of two factors:

•	The goodwill amortization related to the acquisition of 29.7% of COFLEXIP (which took place in April 2000) was included for one quarter for the first half of 2000, while it is included in the entire half year of 2001;

•	TECHNIP share in Aker Deepwater’s goodwill depreciation by COFLEXIP amounts to 3.9 million euros.

As a result, the increase in income after goodwill amortization amounted to 1.8%.

Daniel VALOT, TECHNIP’s Chairman and CEO, commented: “The half year results put us in a good position to obtain the objective which we set for ourselves for the entire year of 2001, that is, an increase in net income per share (before goodwill amortization and non-operating income) of 65% with respect to 1998, the last year before the acquisition of Mannesmann’s affiliates.

Concerning the future, the upturn observed in our orders is a good reflection of the trend, anticipated since last year, towards a strong increase in oil investments. On the basis of current and expected calls for bids, a great number of major projects should see the light of day between now and the end of the year as well as in 2002, particularly in offshore and deepwater field developments. The take over of COFLEXIP which is now under way should allow us to take full advantage of the strong growth expected in this market.”

The public offers launched by TECHNIP on COFLEXIP and ISIS shares will close on September 28, 2001, both in France and in the United States. The outcome of the offers will be made public sometime during the first half of October. The listing of TECHNIP shares on the New York Stock Exchange is scheduled on or about October 19, 2001 (ticker: TKP).

5.1.2	Activity report as of June 30, 2001

CONTRACTS

(a)	Offshore

TECHNIP has obtained a major reference in the deep offshore sector by signing with CABINDA GULF OIL CO (CABGOC) a front end engineering services contract for the development of the Benguela-Belize-Tombocco oil fields. This field development project will notably include a 42-slot drilling and production platform.
Angola, January 2001.

TECHNIP has been entrusted by BP with the Front End Engineering Design (FEED) for the Shah Deniz offshore production and drilling facilities in the Caspian Sea. This contract is the first stage in securing production of a large gas asset. The design study will be handled by TECHNIP according to its proprietary TPG 500 concept — a self-installing platform that has recently been successfully installed and operates in the North Sea: for BP on the Harding field and for TOTALFINAELF, on the Elgin field.
Azerbaijan, May 2001.

TECHNIP has won an engineering and procurement contract for the development of the Soroosh & Nowrooz oil fields managed by SHELL Exploration BV. These fields are located in water depths ranging from 30 to 40 m and approximately 100 km from Kharg Island, in the Persian Gulf. The project covers seven offshore platforms and its objective is to achieve an output of 190,000 bbl/d in 2003. Construction has been awarded to NPCC.
Iran, July 2001.

(b)	Gas

The new facilities of the gas treatment complex at Habshan reached their design capacity of ten billion cubic feet per year in July. These units were designed and built by TECHNIP/BECHTEL under a lump sum turnkey contract worth approximately 1.3 billion US dollars on behalf of Abu Dhabi National Oil Company. This expansion project “OGD2” (Onshore Gas Development-phase 2) has doubled the capacity of the existing facilities. Production at the complex has been kept at full capacity during the test program so that the client can handle the increased gas demand during the summer period.
Abu Dhabi, July 2001.

SAUDI ARAMCO has awarded TECHNIP a lump sum turnkey contract for the installation of a new 100 MM SCFD NGL compression train with associated facilities in the existing gas treatment complex at Abqaiq. This new NGL train will be an addition to the existing train built by TECHNIP and completed in 1999.
Saudi Arabia, July 2001.

(c)	Refining

The MIDOR refinery has been producing higher than its 100% design capacity since the summer of 2001 and performance tests of the single units are nearing completion. In fact, this high conversion 100,000 bbl/day-refinery has been producing sellable products since December 2000. The grass-roots facility, built near Alexandria, is the largest turnkey project being entirely executed within the TECHNIP group (1.2 billion US dollars) as well as the most sophisticated refinery and the best adapted to the requirements of the market in the Mediterranean Basin.
Egypt, August 2001.

The lube oil plant at Turkmenbashi reached its full capacity (76,000 tons/year) 24 months after the effective date of the contract. The new catalytic cracker of this refinery (a 1.8 million-ton-a-year MSCC unit based on a UOP process), awarded to TECHNIP under a previous contract, came on stream just one month before.
Turkmenistan, August 2001.

(d)	Hydrogen

TECHNIP has been awarded two contracts for the design and construction of hydrogen plants using its own “KTI Steam Methane Reformer Technology”. These two contracts represent a cumulated amount of 125 million US dollars. The first plant will be built for SYNCRUDE Canada, on the site of Mildred Lake, Alberta. With a capacity of 200 million SCFD of hydrogen, it will be the world’s largest single-train hydrogen plant. The second plant will have a 40 million SCFD capacity and will be constructed at Regina, Saskatchewan, for Consumer’s Cooperative Refineries Ltd.
Canada, May 2001.

(e)	Pipelines

UAE Offsets Group has awarded TECHNIP, in association with Al Jaber Energy Services, a contract worth approximately 495 million euros, for the design and construction of a 185 km-water transmission pipeline from the Emirate of Fujairah to the inland city of Al Ain in Abu Dhabi, a pipeline link to Al Dhaid in the Emirate of Sharjah, pumping stations, water storage tanks and associated facilities.
United Arab Emirates, August 2001.

(f)	Petrochemicals

DSM has entrusted TECHNIP with the design and construction of a 300,000-ton-a-year polypropylene plant at Geleen. This unit “PPF6”, which will be completed within a 22 month period, will use BP’s Innovene gas-phase technology.
The Netherlands, February 2001.

TECHNIP USA, in association with the American Company BE & K, has been awarded, by Chevron Phillips Chemical Co. (CPC) and Solvay Polymers Inc., a contract for the design, procurement and construction of a high density polyethylene unit in CPC’s complex at Cedar Bayou, Bayton, Texas.
U.S.A., March 2001.

TECHNIP, in association with the Iranian firm NARGAN, has been awarded with JAM Petrochemical Company, a contract worth 300 million euros for the design and construction of a 1.4 million-ton-a-year ethylene steam-cracker, at Assaluyeh, on the northern coast of the Persian Gulf. This plant, which will be the core unit of the gigantic 9th Complex, will be based on TECHNIP’s proprietary technologies, furnaces and processes and will be the largest steam-cracker ever built in the world.
Iran, March 2001.

Arak Petrochemical Company has awarded TECHNIP a contract, worth approximately 40 million euros, covering the design and equipment supply for the expansion of the ethylene plant at Arak. The capacity of this unit — based on naphtha and kerosene and using TECHNIP’s in-house technology - will therefore be increased from 247,000 to 306,000 tons/year.
Iran, May 2001.

(g)	Fertilizers

The Brazilian affiliate of TECHNIP has been awarded, by COPEBRAS, a lump sum turnkey contract of approximately 100 million US dollars, for the design and construction of a phosphatic fertilizer plant to be erected at Catalao, Goias State. The new facilities, which are scheduled to come on stream at the end of 2002, will include a 1,350-t/d sulfuric acid plant, a 370-t/d phosphoric acid plant, a 1,200-t/d simple superphosphate (SSP)/triple superphosphate plant (TSP) and a granulation unit.
Brazil, March 2001.

TECHNIP and SAMSUNG Engineering have been selected by PETROVIETNAM to jointly carry out, on a lump sum turnkey basis, a fertilizer complex at Phu My, in the Province of Baria Vung-Tau. This 400 million euros project involves the design and construction of a 1,300-ton-a-day ammoniac plant based on the TOPSOE process and a 2,200-ton-a-day urea plant based on the Snamprogetti process, as well as associated utilities and offsites.
Vietnam, June 2001.

(h)	Pyrotechnics

TECHNIP has been awarded by Centre National d’Etudes Spatiales (CNES), an engineering contract for the expansion of the boosters plant for the Ariane 5 satellites launcher. This propellant plant is located in the middle of the equatorial forest in Guyana, within the spatial center of Kourou. It was designed and built by TECHNIP (formerly KREBS-SPEICHIM) at the end of the 1980s. The current expansion represents an investment of 40 million euros, financed by Arianespace, and will permit the number of launchings per year to be increased.
France, May 2001.

(i)	Hydrometallurgy

CMX, an affiliate of the Canadian group INCO, has selected a joint venture formed by TECHNIP and BECHTEL, with the company HATCH as subcontractor, to provide engineering, procurement, construction and management services for the entire Goro nickel-cobalt project in New Caledonia. The Goro complex represents an investment of 1.4 billion US dollars. It will have an annual capacity of 54,000 tons of nickel and 5,400 tons of cobalt. The facilities include the hydro-metallurgical processing plant as well as mine development and support, ore preparation, slurry pipelines, power plant, chemical plants and infrastructures.
France, June 2001.

(j)	Industrial buildings

TECHNIP, as leader of a consortium made up of TECHNIP, Aéroport de Paris Ingénierie (ADPI) and the French architectural firm Cardete & Huet of Toulouse, has been chosen by the company EADS Airbus to provide engineering services and project management of the superjumbo Airbus A380 assembly plant to be built in Toulouse in the south west of France. The plant will include about 20 exceptionally wide (120 meters span) assembly halls.
France, March 2001.

5.1.3	Opinion of the Statutory Auditors on the limited review of the half-year financial statements as of June 30, 2001 (Articles L. 232-7 of the French Commercial Code and 297-1 of the decree of March 23, 1967)

BARBIER FRINAULT & AUTRES ARTHUR ANDERSEN	CLAUDE CHARRON
Statutory Auditor	Statutory Auditor
Member of the Association of	Member of the Association of
Statutory Auditors of Versailles	Statutory Auditors of Versailles
41, rue Ybry	2, place de la Gare
92576 Neuilly-sur-Seine Cedex	95210 Saint-Gratien

In our capacity as statutory auditors and in application of Article L. 232-7 of the French Commercial Code, we have carried out:

—	a limited review of the summary of business activities and consolidated income that are presented in the form of interim consolidated financial statements of Technip, for the period from January 1 to June 30, 2001, and that accompany this report;

—	the verification of the information given in the half-year report.

These interim consolidated financial statements have been drawn up under the responsibility of the Board of Directors. Our role is to express an opinion on these financial statements based on our limited review.

We conducted this review in accordance with the standards of the profession in France; these standards require that we plan and perform limited review procedures to obtain assurance, but to a lesser degree than that resulting from an audit, as to whether the interim financial statements are free of material misstatement. A review of this nature does not include all of the verifications specifically included in an audit, but is limited to performing analytical procedures and obtaining from the senior executives and all qualified persons the information that we believe to be necessary.

On the basis of our limited review, we have not noted any material misstatements of a nature to call into question the consistency and fairness of the interim consolidated financial statements, drawn up in accordance with French generally accepted accounting principles, and the true and fair view given of the assets and the financial position as well as the overall results of the companies included within the scope of consolidation.

In accordance with French generally accepted accounting principles, we have also carried out a verification of the information contained in the half-year report commenting on the interim consolidated financial statements which were the subject of our limited review.

We have no comments to make as to the fairness of such information and its consistency with the interim consolidated financial statements.

Neuilly-sur-Seine and Saint-Gratien, September 10, 2001

The Statutory Auditors
French original signed by:

BARBIER FRINAULT & AUTRES René Proglio	CLAUDE CHARRON

5.2	CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 30, 2001

5.2.1	Consolidated Statement of Income

Statement of income

	TECHNIP GROUP

(in million euros)	1999	2000	2000	2001
	(12 months)	(6 months)	(12 months)	(6 months)

•(REVENUES	2,782.2	1,342.6	2,972.0	1,470.0
•OPERATING EXPENSES	(2,621.2)	(1,261.9)	(2,789.4)	(1,371.7)
OPERATING INCOME E.B.I.T.A	161.0	80.7	182.6	98.3
•FINANCIAL INCOME EXCLUDING CONTRACTS	16.6	6.4	5.8	0.4
•INCOME TAX	(55.9)	(30.5)	(62.3)	(35.0)
•INCOME OF EQUITY AFFILIATES	0.8	10.0	22.1	16.0
•MINORITY INTERESTS	(0.2)	(0.7)	(1.2)	(0.9)
NET INCOME BEFORE NON OPERATING INCOME AND GOODWILL AMORTIZATION	122.3	65.9	147.0	78.8
- NON OPERATING INCOME(a)	59.8	(0.2)	93.9	(1.9)
- GOODWILL AMORTIZATION(b)	(9.5)	(10.2)	(26.7)	(20.4)
NET INCOME	172.6	55.5	214.2	56.5

(a)	Déc. 99: including the release of the provision for geopolitical risks for 57 million euros, net of tax Déc 00: including Cogema capital gain of 69,9 million euros and Cal Dive capital gain of 39 million euros

(b)	June 01: including part of goodwill amortization of Aker in CSO for(3,9) million euros

5.2.2	Consolidated Balance sheet

	TECHNIP GROUP

(in million euros)	December 31,	June 30,	December 31,	June 30,
	1999	2000	2000	2001

ASSETS
Intangible assets	0.4	1.6	0.4	1.6
Goodwill	154.4	591.8	591.5	571.1
Property, plant and equipment	172.4	166.3	162.1	164.3
Other investments and loans	98.4	93.6	18.4	23.9
Equity in non-consolidated affiliates	6.2	226.1	278.3	291.0
TOTAL FIXED ASSETS	431.8	1,079.4	1,050.7	1,051.9
Work in progress	3,944.1	4,445.6	4,419.4	4,852.6
Deferred bid costs	4.3	10.1	6.7	10.6
Other	0.3	0.4	0.4	0.3
INVENTORIES	3,948.7	4,456.1	4,426.5	4,863.5
Advances to suppliers	130.2	147.4	108.4	134.5
Accounts and notes receivable	465.4	478.4	587.9	593.6
Other receivables	247.2	227.3	170.0	191.4
RECEIVABLES	712.6	705.7	757.9	785.0
Marketable securities	360.8	123.3	186.5	177.5
Cash	658.6	320.7	376.6	257.6
CASH AND CASH EQUIVALENT	1,019.4	444.0	563.1	435.1
TOTAL ASSETS	6,242.7	6,832.6	6,906.6	7,270.0
LIABILITIES AND SHAREHOLDERS’ EQUITY
Common stock	48.1	48.1	48.9	49.0
Retained earnings (parent company)	290.3	409.4	428.5	442.5
Retained earnings (subsidiaries)	124.2	133.9	134.2	287.3
Cumulative translation adjustment	(1.3)	0.7	(59.4)	(48.2)
Net income	172.6	55.5	214.2	56.5
GROUP	633.9	647.6	766.4	787.1
Minority interests Common stock and retained earnings	2.1	2.0	2.2	3.3
Minority interests Net income	0.2	0.8	1.2	0.9
MINORITY INTERESTS	2.3	2.8	3.4	4.2
Provisions for liabilities and charges	269.5	258.4	233.1	224.4
Financial debt	21.8	185.6	196.0	135.8
Progress payments on contracts	4,580.5	5,066.9	4,896.1	5,356.2
Accounts and notes payable	530.9	427.8	562.9	508.3
Other creditors	203.8	243.5	248.7	254.0
LIABILITIES	5,337.0	5,923.8	5,903.7	6,254.3
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	6,242.7	6,832.6	6,906.6	7,270.0

5.2.3	Consolidated Statements of Cash Flows

(in million euros)	2001		2000		1999		1998
	(6 months)		(12 months)		(12 months)		(12 months)

CASH FLOW FROM OPERATING ACTIVITIES
Net income before minority interests	56.5		214.2		172.6		105.4
Minority interests	0.9		1.2		0.2		0.2
Depreciation of tangible assets and goodwill amortization	29.4	(r)	43.0	(h)	31.8	(c)	13.9
Income of equity affiliates	(8.9	)(s)	(22.1	)(i)	0.0		0.4
Change in foreign exchange differences	3.2		1.1		4.2		(0.7)
Change in provision for geopolitical risk	0.0		—		(55.9	)(d)	3.0
Net result on disposal of fixed assets		(0.2)	(121.3	)(j)		(4.3)	(7.4)
Cash flow from operations	80.9		116.1		148.6		114.8
Change in working capital items
Inventories		(436.7)		(260.4)		(215.1)	180.4
Progress payments on contracts	409.0		59.2		475.2		(180.7)
Other		(84.5)	(14.1	)(k)		(125.2)	(68.1)
Net cash provided by (used in) operating activities	A (31.3)			(99.2)	283.5		46.4
CASH FLOW FROM INVESTING ACTIVITIES
Capital expenditures (property, plant and equipment)		(8.5)	4.2	(l)	(8.4	)(e)	(7.3	)(a)
Capital expenditures (intangibles)		(1.4)	—		0.3		0.0
Change in financial investments		(5.6)	(530.1	)(n)	(155.1	)(f)	11.5	(b)
Net cash provided by (used in) investing activities	B (15.5)			(525.9)		(163.2)	4.2
CASH FLOW FROM FINANCING ACTIVITIES
Increase (decrease) in short-term debts	(60.2	)(t)	173.6	(o)		(55.9)	(3.7)
Increase (decrease) in long-term debts	0.0			(2.5)		(0.3)	(17.3)
Decrease in minority interests	0.8		0.1			(0.6)	(0.8)
Parent company equity
— capital increase	2.0		22.3		12.5		10.3
— capital decrease	0.0		0.0			(19.8)	(75.4)
— dividends paid		(50.9)		(46.0)		(37.7)	(36.2)
— acquisition of treasury shares		(1.2)	(21.5	)(p)
Change in group structure			—			(0.5)	(0.2)
Net cash provided (used in) financing activities	C (109.5)		126.0			(102.3)	(123.3)
NET INCREASE (DECREASE) IN CASH		A+B+C (156.3)		(499.1)	18.0		(72.7)
CHANGE IN GROUP STRUCTURE	28.3	(u)	42.8	(q)	140.0	(g)
CASH AT THE BEGINNING OF THE PERIOD	563.1		1,019.4		859.4		932.1
CASH AT THE END OF THE PERIOD	435.1		563.1		1,017.4		859.4
CASH AND CASH EQUIVALENT
Cash and marketable securities	435.1		563.1		1,019.4		861.5
Bank overdrafts	0.0		0.0			(2.0)	(2.1)
TOTAL	435.1		563.1		1,017.4		859.4

(a)	Corresponds to the acquisitions of 10.6 millions euros net of disposal of 3.3 million euros.

(b)	Represents the disposal of Speichim Processing.

(c)	Including goodwill amortization of 9.5 million euros (KTI/MDEU: 8 million euros).

(d)	Including the release of the provision for geopolitical risk, net of tax (90 — 33 = 57 million euros).

(e)	Corresponds to acquisitions of 9.6 million euros less disposal of 1.2 million euros.

(f)	Includes mainly the acquisition of KTI/MDEU from Mannesmann for 160 million euros and the disposal of Cogema for 8.5 million euros.

(g)	Cash held by the subsidiaries KTI/MDEU at the time of acquisition (274 million DEM or 140 million euros).

(h)	Including goodwill amortization of 26.7 million euros (KTI/MDEU: 8 million et COFLEXIP: 16.8 million).

(i)	Mainly equity in the income of Coflexip amounting to 60 million euros, reported as 21 million in income of equity affiliates and the 39 million euros as non operating income.

(j)	Mainly the capital gain of 69.9 million euros on the disposal of Cogema shares and the 39 million euros share in equity accounted in the non operating income of Coflexip.

(k)	Including the collection of the Mannesmann receivable of 63.4 million euros or DEM 124 million.

(l)	Corresponds to acquisitions of 14 million euros less disposal of 18.2 million euros, including TP Germany equipment of 12.2 million euros.

(m)	Research and development costs are fully accounted for as operating costs (note 1 m).

(n)	Represents mainly the acquisition of 29.7% in Coflexip for 659.6 million euros (including 2.9 million euros of net acquisition costs) and the acquisition of the additional 50% in Krebs Speichim 21.7 million euros, less the disposal of the shareholding in Cogema for 151.6 million euros.

(o)	Mainly commercial paper issued of 190 million euros at December 31, 2000.

(p)	Treasury shares are reported as a deduction from shareholders’ equity with effect from 2000. Their value was 37.7 million euros at December 31, 1999 and 59.2 million euros at December 31, 2000 (note 1.q).

(q)	Cash arising mainly from the acquisition of the additional 50% in Krebs Speichim.

(r)	Including goodwill amortization of 20.4 million euros (mainly CSO: 11.2 and Aker: 3.9)

(s)	Our equity in the income of equity accounting companies, 16 million euros, less the cashed dividends (CSO + IPEDEX: 7.1)

(t)	Including the change related to the pay-back of commercial papers for 60 million euros.

(u)	Mainly linked to Janteka consortium consolidation (cash at the beginning of the period: 14 million euros)

5.2.4 Consolidated statement of changes in shareholders’ equity (in million euros)

	Stock issued
						Cumulative
	No of shares					translation	Treasury		Shareholders’
	outstanding	Common stock	Paid in surplus	Parent company	Subsidiaries	adjustment	shares (a)	Net income	Equity

As of December 31,1996	16,270,324	49.6	11.4	157.1	122.8	(3.8)		81.4	418.5
Increase in common stock	262,225	0.8	10.2						11.0
Appropriation of net income 1996				31.3	24.1			(81.4)	(26.0)
Translation adjustment 1997						(1.1)			(1.1)
Changes in group structure					0.4				0.4
Net income 1997								95.6	95.6
Other									0.0
As of December 31, 1997	16,532,549	50.4	21.6	188.4	147.3	(4.9)		95.6	498.4
Increase in common stock	221,326	0.7	9.6						10.3
Appropriation of net income 1997				112.3	(52.9)			(95.6)	(36.2)
Translation adjustment 1998						(0.7)			(0.7)
Capital decrease	(977,876)	(3.0)		(72.4)					(75.4)
Changes in group structure					(0.2)				(0.2)
Net income 1998								105.4	105.4
As of December 31, 1998	15,775,999	48.1	31.2	228.3	94.2	(5.6)		105.4	501.6
Increase in common stock	220,815	0.7	11.8						12.5
Appropriation of net income 1998				37.1	30.5			(105.4)	(37.8)
Translation adjustment 1999						4.2		4.2
Capital decrease	(238,277)	(0.7)		(19.0)					(19.7)
Provisions				1.0					1.0
Changes in group structure					(0.5)				(0.5)
Net income 1999								172.6	172.6
As of December 31, 1999	15,758,537	48.1	43.0	247.4	124.2	(1.4)		172.6	633.9
Increase in common stock	270,768	0.8	23.6						24.4
Appropriation of net income 1999				114.4	10.0			(172.6)	(48.2)
Translation adjustment 2000						1.3			1.3
Net income 2000								214.2	214.2
Treasury shares(a)								(59.2)	(59.2)
As of December 31, 2000	16,029,305	48.9	66.6	361.8	134.2	(0.1)	(59.2)	214.2	766.4
Increase in common stock	26,300	0.1	2.0						2.1
Appropriation of net income 2000				12.1	153.1			(214.2)	(49.0)
Translation adjustment 2001						9.9			9.9
Net income 2001								56.5	56.5
Treasury shares(b)								1.2	1.2
As of June 30, 2001	16,055,605	49.0	68.6	373.9	287.3	9.8	(58.0)	56.5	787.1

(a)	In accordance with note 1.q, the treasury shares are recorded as a deduction from shareholders equity at December 31, 2000

(b)	The number of treasury shares is 596,381, of which 527,807 are allocated to stock options plans.

5.2.5     Notes to the Consolidated Financial Statements

5.2.5.1     Accounting policies

(a)	Summary of accounting policies

The consolidated financial statements of the Technip Group have been prepared in accordance with the French regulations and particularly with the regulation 99.02 of the “Comité de Réglementation Comptable” approved by decree dated June 22, 1999.

(b)	Consolidation methods

Subsidiaries controlled by Technip are fully consolidated.

nbsp;    Companies owned 20% to 50% by Technip are recorded using the equity method.

The proportional consolidation method is used for affiliates TECHNIP manages jointly with other partners.

(c)	Translation of foreign subsidiaries’ financial statements

The balance sheet is translated at the rates of exchange prevailing at the balance sheet dates. The income statement is translated at the average rates of exchange for the period.

Differences arising from changes in exchange rates are reflected as adjustments to “Shareholders’ equity”.

The main closing and average currency rates used for translation purposes are summarized in the table below:

	06.30.01		12.31.00		06.30.00		12.31.99

	Closing Rate	Average Rate	Closing Rate	Average Rate	Closing Rate	Average Rate	Closing Rate	Average Rate

Euro	6.55957	6.55957	6.55957	6.55957	6.55957	6.55957	6.55957	6.55957
Italian Lira (thousand)	3.39	3.39	3.39	3.39	3.39	3.39	3.39	3.39
Peseta	0.03942	0.03942	0.03942	0.03942	0.03942	0.03942	0.03942	0.03942
US Dollar	7.73534	7.35558	7.04951	7.10202	6.86435	6.85435	6.52953	6.14979
Escudo	0.03272	0.03272	0.03272	0.03272	0.03272	0.03272	0.03272	0.03272
Swiss Franc	4.30757	4.29056	4.30644	4.20537	4.21133	4.13288	4.08671	4.09640
Malayan Ringgit	2.03872	1.93693	1.85582	1.86777	1.80347	1.80140	1.71784	1.61533
Belgian Franc	0.16261	0.16261	0.16261	0.16261	0.16261	0.16261	0.16261	0.16261
Mark Deutsche	3.35386	3.35386	3.35386	3.35386	3.35386	3.35386	3.35386	3.35386
Brazilian Real	3.34638	3.44071	3.62287	3.87913	3.79869	3.83033	3.61748	3.45362
Chinese Yuan	0.9343	0.88856	0.85159	0.85787	0.82921	0.82801	0.78859	0.74285
Pound sterling pound	10.87642	10.58909	10.51045	10.7768	10.37414	10.75505	10.55102	9.94913
Saudi Ryal	2.06256	1.96309	1.89277	1.89499	1.83024	1.82850	1.74105	1.63881
Dutch Guilder	2.97661	2.97661	2.97661	2.97661	2.97661	2.97661	2.97661	2.97661

(d)	Intangible assets

Intangible assets are amortized over five years.

Royalties related to micro or large system software are recorded as operating expenses.

(e)	Goodwill

Initial consolidation differences which are clearly identified are allocated to the relevant asset items. Their depreciation is computed according to the same principle. Tangible fixed assets are depreciated over their remaining lives. No depreciation is provided for non-depreciable assets such as land or building rights.

Unallocated initial consolidation differences, if significant, are reported as Goodwill and amortized over a period of 5 or 20 years depending on the activity of the company concerned.

(f)	Fixed assets

Fixed assets are recorded at cost and are depreciated over their estimated useful lives.

Depreciation rates are as follows:

Buildings	2% to 4%
Improvement & Installation	10% to 12.5%
Furniture	10% to 15%
Office equipement	20%
Transport equipement	20%
EDP/Mainframe	20%
EDP/PC	20% to 33%

(g)	Valuation of work in progress (WIp)

Costs accumulated in WIP include:

—	All costs incurred in relation to contracts, including equipment and material purchases, subcontracted services, man-hours and miscellaneous services;

—	The hourly rates of the personnel directly assigned to the contract include an overhead factor covering all operating expenses except for selling, research and development expenses and underactivity costs.

Interest expenses are not included in work in progress.

(h)	Long-term contracts: margin recognition

The percentage of completion method is applied for long-term contracts which are significant in terms of turnover as well as expected profit, when a sufficient level of completion is reached. Under this method and until completion, the related costs are recognized when incurred and transferred to Work in Progress, and the net margin recognized in profit is recorded as a receivable.

Revenue and gross margin on long-term contracts are determined using the percentage-of-completion method. This method is based on technical milestones that the management considers to stand for the best measure of progress of these contracts. The percentage-of-completion ratio representing the progress of the contract is computed consistently for all contracts as follows:

—	engineering and construction parts of the contract are based on hours spent valued using costs incurred to date,

—	procurement part of the contract is based on partial or complete deliveries of purchases and valued using the cost of the related purchase.

Full allowance is made for foreseeable losses in the case of unprofitable long-term contracts.

At completion, provisions are made as necessary to cover pending contingencies and expenses.

Long-term contracts gross margins are based on an estimate of total costs at completion, which are reviewed and revised periodically throughout the life of the contract.

(i)	Deferred bid costs

If directly attributable to a future contract, the signature of which can be reasonably expected, pre-award costs are recognized as inventories and transferred to Work in Progress upon final contract award.

This amount is depreciated in relation to the probability of success.

(j)	Receivables

Receivables are valued at their nominal value. A provision is recorded as soon as it is determined that the debtor is likely not to pay.

(k)	Marketable securities

Marketable securities are valued at their market value at closing date.

(l)	Provisions for liabilities and charges

Provisions for liabilities and charges are based on the management’s assessment of risk incurred using the best available information.

—	Foreseeable losses on contracts. Full allowance is made for foreseeable losses in the case of unprofitable long-term contracts.

—	Contingencies related to contracts. This provision concerns litigation on contracts.

—	Geopolitical risks. Previously a provision for geopolitical risk was computed each year using various risk assessments and the remaining works on contracts in progress.

This provision has never been used and no significant changes affected it during the last years. In 1999, this provision was no longer justified because of:

—	the diversification of the risks relating to foreign countries and customers,

—	the growth of Technip Group and its robust financial structure,

—	the reallocation of risks with joint venture partners especially after the acquisition of KTI / MDEU,

—	the operational and legal reorganization of the Group with the establishment of an holding company,

as a result, the geopolitical provision was released in 1999.

Provisions for liabilities and charges are now in accordance with the statements of international accounting standards.

—	Expenses to complete contracts. At the time of the sale of a contract, pending charges and works to be performed to reach the final acceptance are accounted for as “Expenses to complete contracts”.

—	Provision for retirement indemnities. They include:

—	retirement indemnities, which are to be paid at retirement date,

—	deferred wages indemnities, which are to be paid when employees leave the company,

—	retirement indemnities which are to be paid as pension.

The actuarial estimation is based on usual parameters such as future wage and salary increases, life expectancy, turnover of staff and rate of return on investment.

—	Restructuring expenses. As soon as a restructuring action is decided, it is planned and costed. The total cost is fully recorded in the year the decision is made.

(m)	Research and Development costs

Research and Development costs incurred during the year are recorded for as operating expenses, unless the technical feasibility of the project or its economic return can be clearly demonstrated.

(n)	Financial result

Financial income arising from contracts is included in turnover.

Only the financial result not allocated to contracts is included within this category.

(o)	Deferred tax

Deferred taxes are provided on items recognized in different periods for financial reporting and tax purposes following the liability method, under which deferred taxes are computed by utilizing the rate expected to be in effect when the tax becomes payable.

If the balance leads to a deferred taxation charge, it is accounted for as a liability. If such balance is an asset likely to be offset against future taxable income, it is accounted for as a receivable.

(p)	Diluted earnings per share

Diluted earnings per share is computed on a number of shares representing the number of shares outstanding at the closing date, as well as the number of stock options allocated.

(q)	Treasury shares

Beginning December 31, 2000, treasury shares have been presented as a deduction from shareholders’ equity.

(r)	Presentation of the consolidated financial statements in euros

The information provided in euros concerning the financial statements as at June 30, 2001, December 31, 2000, June 30, 2000 and December 31, 1999 is expressed on the basis of the fixed exchange rate applicable since January 1, 1999.

5.2.5.2     Changes in the group structure

(a)	Evolution

As of June 30, 2001, 53 companies are included in TECHNIP Group’s consolidated financial statements, as shown in the attached organization chart.

The table below presents an analysis of the changes in the group structure for 2001, 2000 and 1999:

Number of companies	06/30/01	12/31/00	06/30/00	12/31/99

Parent company and fully consolidated subsidiaries	44	39	38	36
Companies accounted for under the equity method	2	2	2	1
Joint ventures accounted for under proportional consolidation method	7	5	4	4

Total	53	46	44	41

(b)	Effect

The changes to the consolidation correspond essentially to legal modifications (direct consolidation of the Krebs Speichim subsidiaries at June 30, 2001 which were previously consolidated at another level and accounted for as one entity) without a significant increase in activity.

5.2.6     Supplemental Note

The sectoral breakdown by sales and EBITA as of June 30, 2001 (6 months of activity) is as follows (in millions of euros):

Sectors	Sales	EBITA

Production	360	32.5
Refining	366	29.7
Hydrochemical	489	32.6
Industry	255	3.5
Total	1,470	98.3

5.3     UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION AS OF SEPTEMBER 30, 2001

5.3.1     Methods used for preparing TECHNIP-COFLEXIP pro forma condensed combined financial information as of
             September 30, 2001

The accompanying unaudited pro forma condensed combined financial information as of September 30, 2001 gives effect to the combinations of Technip, Isis and Coflexip.

The unaudited pro forma condensed combined financial information has been prepared from the historical consolidated financial statements of Technip as of September 30, 2001, which have been prepared in accordance with French GAAP and those of Coflexip, which have been prepared in accordance with French GAAP. These financial statements have been prepared with the same methodology as used for former fiscal years. The unaudited pro forma condensed financial information include also unaudited historical statutory financial statements of Isis, which have been prepared in accordance with French GAAP.

Consolidated financial statements of Coflexip were published in a press release on November 13, 2001. They have included Aker’s Deepwater Division since January 4, 2001.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of what TECHNIP-COFLEXIP’s financial position or result of operations would have been if the contemplated transactions had been completed on the dates indicated, nor does it purport to be indicative of future financial positions or results of operations. This data should be read in conjunction with the historical financial statements and the notes to the historical financial statements of Technip, Coflexip and Isis.

5.3.2     Description of main operations

5.3.2.1     Balance sheets as of September 30, 2001

The TECHNIP-COFLEXIP unaudited pro forma condensed combined balance sheets as of September 30, 2001 has been prepared under French GAAP as if the following transactions had occurred on September 30, 2001:

—	the acquisition of an additional 52.47% interest in Coflexip (or 9,892,839 Coflexip shares) to be paid either in Technip shares with an exchange ratio basis of 9 Technip shares for every 8 Coflexip shares or with an aggregate cash compensation for 5,000,000 Coflexip shares (or an aggregate payment of 995 million euros or 199 euros for each Coflexip share);

—	the acquisition of 99.05% Isis shares (or 4,601,170 shares) to be paid with Technip shares with an exchange ratio basis of 11 Technip shares for every 10 Isis shares;

—	the disposition of Isis’ non-listed subsidiaries and affiliates for a total sales price of 205 million euros, which was totally achieved as of September 30, 2001;

—	the valuation of Compagnie Générale de Géophysique S.A. (‘CGG’) 1,436,622 shares held by Isis to their historical price (or 73.1 million euros) considering the application under certain conditions of two exchange agreements between Isis and IFP in a 36 months period. This 73.1 million euros amount represents a TECHNIP-COFLEXIP share value of 143 euros;

—	the origination of a financial loan amounting to 1,030 million euros to finance the acquisition of Coflexip shares to be paid with an aggregate amount of 995 million euros and other acquisition costs (or 35 million euros);

5.3.2.2     Income statements for the 9 months ended September 30, 2001

The TECHNIP-COFLEXIP unaudited pro forma condensed combined income statements for the 9 months ended September 30, 2001 has been prepared under French GAAP as if the transactions described above in paragraph 5.3.2.1 had ocurred on January 1st, 2001.

5.3.2.3     Contemplated acquisition of an additional 69.10% interest in Coflexip

The acquisition of an additional 69.10% interest in Coflexip (52.47% from public offer on Coflexip shares and 16.63% from the public exchange offer on Isis shares) triggers that the Technip’s total interest in Coflexip (or 98.36% on a September 30, 2001 capital basis) is fully consolidated.

The contemplated acquisition of these Coflexip shares has been accounted for using the purchase method of accounting, whereby the portion of the assets and liabilities of Coflexip acquired are to be adjusted to the estimated fair value and the excess of the purchase price over the net fair values of tangible and identifiable intangible assets and assumed liabilities is recorded as goodwill. As the purchase price allocation is preliminary, therefore, the allocations reflected in the unaudited pro forma condensed combined financial information may differ from the amounts ultimately recorded.

The unaudited pro forma condensed combined statements of income include goodwill amortization related to this acquisition and an additional depreciation related to the fair value of assets acquired since January 1st, 2001.

5.3.2.4     Contemplated acquisition of 99.05% interest of Isis and the disposition of the non-listed companies currently held by Isis

The acquisition of the Isis shares has been accounted for using the purchase method of accounting, whereby the portion of assets and liabilities of Isis acquired are to be adjusted to the estimated fair value and the excess of the purchase price over the net fair values of tangible and identifiable intangible assets and assumed liabilities is recorded as goodwill.

This allocation leads to reclassify the whole purchase price to be allocated to Isis investments (Technip and Coflexip shares; CGG shares remain at their historical price).

The disposition of the non-listed subsidiaries and affiliates currently held by Isis is considered to be completed as of September 30, 2001 and is recorded in the unaudited pro forma condensed combined financial information after tax using a 20% income tax rate.

5.3.3     Notes to pro forma condensed combined balance sheets

The main adjustments achieved in the unaudited condensed combined pro forma balance sheet as of September 30, 2001 can be explained as follows:

5.3.3.1     Technip balance sheet

A—Represents the cancellation of Coflexip shares accounted under the equity method (corresponding to 5,518,195 shares acquired in April 2000) in consolidation as of September 30, 2001 for 278.4 million euros as a result of the full consolidation of Coflexip in the pro forma balance sheet.

B—Represents the bank loan taken by Technip for 1,030 million euros to finance the acquisition of 5,000,000 Coflexip shares to be paid in cash as foreseen in the public offer (995 million euros) including some acquisition costs (35 million euros).

C—Reflects the net amount of the acquisition costs (42 million euros, less the part financed by the bank loan of 35 million euros).

D—Represents the 13.3 million euros deferred tax asset on the acquisition costs expensed by Technip for 37 million euros.

E—Reflects on the one hand the purchase price to be allocated which amounts to 1,349.6 million euros related to the acquisition of Coflexip 52.47% shares, less values allocated to the acquired assets (ships, buildings, patents) for 76.1 million euros detailed below and also on the other hand the value of the patents owned by Coflexip, temporarily valued preliminary at 34.6 million euros which is adjusted by 5.9 million euros related to goodwill.

Goodwill calculation on 69.10% interest in Coflexip acquired		In million euros	Adjustment

Issuance of 5,504,436 Technip shares at a share price of 147.99 euros		814.6
Payment in cash of 5,000,000 Coflexip shares at a share price of 199 euros		995.0
Fees and acquisition costs		42.0
Deferred tax on fees and acquisition costs		(13.3)
Total purchase price of 52.47% interest in Coflexip		1,838.3
Net equity purchased as of September 30, 2001 (52.47% x 931.3 million euros)		(488.7)
Purchase price to be allocated on 52.47% interest in Coflexip acquired through the public offer		1,349.6	1,349.6
Purchase price to be allocated on 16.63% interest in Coflexip acquired through the public offer on Isis (Note I)		187.4
Neutralization of the Coflexip’s preexisting net goodwill		578.1
Purchase price to be allocated on 69.10% interest in Coflexip acquired		2,115.1
Preliminary allocation to the purchased elements :
— Tangible assets (ships and buildings)	(110.6)
— Patents	(34.6)		34.6

— Other	15.9
— Deferred tax	53.2	}	69.1
	(76.1)		(76.1)		(76.1)
Remaining goodwill on 69.10% interest in Coflexip shares acquired through public offers			2,039.0	(*)
Other goodwill adjustment					5.9
					1,314.0

(*)	The allocation of this goodwill is still being analysed. The conclusions of these analysis are not yet available, but they will probably lead to a lower valuation of the business “floaters” compared to its original value.

F—Represents the impact on common stock and additional paid-in surplus of the Technip shares for compensation to Coflexip and Isis shares tendered in the setting of the public offer and secondly the reclassification of Technip shares owned by Isis reducing the paid-in surplus:

—	Acquisition of the Coflexip shares through the public exchange offer : Issuance of 5,504,436 Technip shares valued at 147.99 euros, or a 16.8 million euros common stock increase and a 797.8 million euros paid-in surplus increase.

—	Acquisition of Isis shares through the public exchange offer : Issuance of 5,061,287 Technip shares valued at 147.99 euros, or a 15.4 million euros common stock increase and a 733.6 million euros paid-in surplus increase.

—	Reclassification of 1,808,359 Technip shares owned by Isis : Decrease in the paid-in surplus of (193.1) million euros.

G—Corresponds to the preliminary allocation of the Coflexip’s purchase price to be allocated related to tangible assets (ships, buildings). See note E.

5.3.3.2     Isis balance sheet

H—Isis historical statutory balance sheet as of September 30, 2001 does not include all the dispositions of non-listed subsidiairies and affiliates, whereas the pro forma statements account for all dispositions amounting to 205 million euros.

After the disposition of the non-listed subsidiaries, the listed firms (Technip, Coflexip and CGG) valued at their historical price and the cash are the only assets in the balance sheet which includes also the shareholders’ equity, indebtedness, capital gains-taxes and other liabilities.

As of September 30, 2001 cash and cash equivalent amounts to 202.5 million euros and is detailed as follows:

—	205 million euros from the disposition of the non-listed subsidiaries and affiliates shares less 9.5 million euros remitted for the Axens dividends according to the disposition contract.

—	7 million euros from remanent cash in accordance with the terms of the contribution contract applied on a June 30, 2001 basis.

The differences on these captions between the reported historical balance sheet and the balance sheet after full disposition or contribution of non-listed subsidiaries and affiliates are adjusted.

	Historical	Balance sheet after
	statutory	disposition
	balance	of non-listed
	sheet	companies	Adjustments

ASSETS
Investments	204.0	161.0	(43.0)
Other current assets	99.2	—	(99.2)
Cash and cash equivalents	84.8	202.5	117.7
	388.0	363.5
LIABILITIES
Shareholders’ equity	244.9	304.4	59.5
Long-term debt	38.6	31.0	(7.6)

Other payables	104.5	28.1	(76.4)
	388.0	363.5

I—The purchase price to be allocated from the acquisition of Isis shares is determined as follows:

In million euros

Issuance of 5,061,287 Technip shares at a share price of Euro 147.99	749.0
Net equity acquired as of September 30, 2001 (99.05% x 304.4 million euros)	(301.5)
Purchase price to be allocated	447.5

This purchase price to be allocated of 447.5 million euros is allocated to Technip and Coflexip shares; CGG shares remain at their historical value. This purchase price to be allocated allocation has been performed according to the weight of Technip and Coflexip shares.

	Historical value	Allocation	Reassessed value

Technip shares	31.7 +	161.4 =	193.1
Coflexip shares	56.2 +	286.1 =	342.3
		447.5	535.5

The above-mentioned allocation of the purchase price to be allocated on Coflexip shares (286.1 million euros) also considers the difference between the portion of consolidated net equity (154.9 million euros corresponding to 16.63% of 931.3 million euros), eliminated in consolidation, and the Coflexip shares’ value (56.2 million euros) retained, or (98.7) million euros. Therefore, the final allocation of the purchase price to be allocated on Coflexip shares amounts to 187.4 million euros.

As specified in Note F, the reallocated Technip shares (treasury shares) have been reclassified as a reduction to the paid-in surplus.

J—(130.9) million euros is the difference on investments between Isis historical balance sheet and the balance sheet after disposition of non-listed subsidiaries and affiliates for (43.0) million euros (see Note H), the elimination of Coflexip shares for 56.2 million euros in the consolidation, and the elimination of Technip shares for 31.7 million euros as treasury shares.

CGG shares remain at their historical net value for 73.1 million euros.

K—2.9 million euros of minority interests are recorded in shareholders’ equity for 0.95%.

5.3.3.3     Coflexip balance sheet

L—Net equity is eliminated in accordance with the consolidation method.

M—15.2 million euros of minority interests are calculated on a 1.46% basis, excluding 34,415 treasury shares representing 0.18% of the Coflexip common stock as of September 30, 2001.

N—Coflexip’s accounting methods allow that “progress payments on contracts” are recorded in reduction of the “work in progress” caption, whereas the accounting methods of TECHNIP-COFLEXIP allow their recording in liabilities until contract delivery. As a consequence, the 656.8 million euros adjustment reflects the harmonization of the financial statements as of September 30, 2001.

5.3.4     Notes to proforma condensed combined statements of income

The main adjustments in the unaudited condensed combined statements of income for the nine months ended September 30, 2001 are detailed as follows:

5.3.4.1     Technip Statement of Income

O—Reflects the elimination of Coflexip’s income under equity method (15.5 million euros) in Technip’s historical financial statements.

P—Represents 9 months of financial interests (20 million euros) net of tax related to the 1,030 million euros loan taken at the beginning of October 2001 to finance the acquisition of Coflexip shares. The rate used to calculate these financial interests amounts to 4.20%.

Q—Mainly reflects the additional 9 months allowance for depreciation related to Coflexip preliminary purchase price allocation to assets (ships, buildings and patents).

R—Represents allowance for amortization over 25 years of Coflexip’s goodwill calculated at the end of the public offers (2,039.0 x 3/4 /25 = (61.2) million euros) less allowances for goodwill amortization which have already been recorded in Coflexip’s historical consolidated statements of income (20.1 million euros), plus an adjustment on goodwill amortization.

5.3.4.2     Isis Statement of Income

S—No pro forma activity is presented during the first 9 months of fiscal year 2001 concerning Isis ; net income is included in the purchase price to be allocated calculation. Except for its financial interest net of tax (3.5 million euros) to receive related to net positive cash and cash equivalents due to the disposition of non-listed subsidiaries and affiliates.

5.3.4.3     Coflexip Statement of Income

T—Reflects the calculation of minority interests on a 1.46% basis (see note M).

5.3.5     Other elements concerning pro forma condensed combined balance sheets and statements of income

5.3.5.1     Elements related to pro forma condensed combined balance sheets

(a)	TECHNIP — COFLEXIP cash and cash equivalents consists in cash and cash equivalent held by Technip and Coflexip and the cash from Isis coming related to the disposition of non-listed subsidiaries and affiliates considered to be completed as of September 30, 2001 (see note H).

(b)	Other current assets amounting to 7,425.1 million euros correspond to 6,285.8 million euros to work in progress.

(c)	Intangible assets correspond to:

1.	net goodwill for 2,605.9 million euros :

in million euros

Mannesmann / KTI	137.6
Coflexip (29.26% interest acquired in April 2000)	413.4
Coflexip (69.10% interest acquired by public offers)	2,039.0
Others	15.9
Total	2,605.9

2.	the other net intangible assets amounting to 97.3 million euros, which include 45.7 million euros raising from the purchase price allocation of the Aker Deepwater Division and 34.7 million euros coming from preliminary purchase price allocation which corresponds to the 69.10% interest acquired in Coflexip (see note E).

(d)	Tangible assets which amount to 967.3 million euros mainly correspond to the Coflexip fleet and the Group buildings.

(e)	Financial assets are composed of non consolidated companies, especially CGG which remains at its historical price in the Isis financial statements.

(f)	The item “Interco adjustments and elimination counterpart” is used to balance common consolidation entries to Technip, Isis and Coflexip. As a consequence, the amount of this item is nil in TECHNIP-COFLEXIP unaudited condensed combined proforma balance sheet.

(g)	Short-term financial debts mainly come from commercial papers submitted by Technip, the short term part of the loan taken by Coflexip to finance the Aker’s Deepwater Division acquisition and bank overdrafts.

Long-term financial debt principally correspond to the loan taken by Coflexip to finance the Aker’s Deepwater Division acquisition, to the 31 million euros Isis remaining debt and the 1,030 million euros loan taken by Technip for the Coflexip public offer. Considering the anticipated reimbursement of November 2001, the net position of this loan amounts to 869 million euros of December 31, 2001.

(h)	Other current liabilities amounting to 7,180.5 million euros include 6,467.3 million euros “progress payments on contracts”.

(i)	TECHNIP — COFLEXIP net equity corresponds to Technip net equity plus the capital increase related to public offers less treasury shares held by the Group.

1.	Treasury shares represents 1,808,359 shares held by Isis for 193.1 million euros and 591,570 shares held by Technip for 57.6 million euros.

2.	Paid-in surplus corresponds to:

in million euros

Historical Technip paid-in-surplus	71.4
Treasury shares held by Technip	(57.6)
13.8
Paid-in surplus resulting from the public exchange offer for Coflexip shares (see Note F)	797.8
Paid-in surplus resulting from the public exchange offer for Isis shares (see Note F)	733.6
Treasury shares held by Isis	(193.1)
Total paid-in surplus	733.6
1,352.1

(j)	Minority interests correspond to 14.7 million euros for reserves and 0.5 million euros for net income.

5.3.5.2     Elements related to pro forma condensed combined statement of income (9 months)

Nine months unaudited combined condensed statements of income do not include synergies effects expected from the operational merger of Technip and Coflexip.

Turnover amounts to 3.5 billion euros.

Income before extraordinary items net of tax, financial interests of the loan taken to finance the public offer on Coflexip shares net of tax and amortization of goodwill amounts to 145 million euros.

TECHNIP-COFLEXIP UNAUDITED PROFORMA CONDENSED COMBINED FINANCIAL INFORMATION AS
OF SEPTEMBER 30, 2001

Balance Sheets as of September 30, 2001

	Technip	Isis	Coflexip	ADJUSTMENTS			Total Pro forma
	historical	historical	historical				TECHNIP-
(in millions euros)	consolidated	statutory	consolidated	Technip	Isis	Coflexip	COFLEXIP

Cash and cash equivalent	622.3	84.8	241.5	(7.0)C	117.7H		1059.3
Other current assets	6,081.2	99.2	673.8	13.3D	(99.2)H	656.8N	7,425.1
Equity affiliates	285.0		5.2	(278.4)A			11.8
Intangible assets, net	578.1		623.7	1,314.0E	187.4I		2,703.2
Tangible assets, net	164.4		692.3	110.6G			967.3
Investments, net	19.7	204.0	11.5		(130.9)J		104.3
Interco adjustments and elimination counterpart				1317.1	(401.0)	(916.1)	0.0
Total Assets	7,750.7	388.0	2,248.0	2,469.6	(326.0)	(259.3)	12271.0
Short term financial debt	302.5		162.1				464.6
Long term financial debt (over 1 year)		38.6	412.5	1,030.0B	(7.6)H		1,473.5
Accrued liabilities and provisions	227.9	0.0	61.0				288.9
Accounts and notes payable	486.0		182.6				668.6
Other current liabilities	5,928.0	104.5	498.5	69.1E	(76.4)H	656.8	7,180.5
Total Liabilities	6,944.4	143.1	1,316.7	1,099.1	(84.0)	656.8	10,076.1
Common stock	49.1	37.2	30.2	32.2F	(37.2)	(30.2)L	81.3
Paid-in surplus and treasury shares	13.8	32.9	288.9	1338.3F	(32.9)	(288.9)L	1352.1
Retained earnings	654.8	127.5	517.3		(127.5)	(517.3)L	654.8
Cumulative translation adjustment	1.9		62.2		0.0	(62.2)L	1.9
	719.6	197.6	898.6	1,370.5	(197.6)	(898.6)	2,090.1
Net income	80.6	47.3	32.7		(47.3)	(32.7)L	80.6
Shareholders’ equity	800.2	244.9	931.3	1,370.5	(244.9)	(931.3)	2,170.7
Minority interests	6.1				2.9K	15.2M	24.2
Total Liabilities and shareholders’ equity	7,750.7	388.0	2,248.0	2,469.6	(326.0)	(259.3)	12,271.0

Statements of income (9 month) as of September 30, 2001

	Technip	Isis	Coflexip	ADJUSTMENTS			Total Pro forma
	historical	historical	historical				TECHNIP-
(in millions euros)	consolidated	statutory	consolidated	Technip	Isis	Coflexip	COFLEXIP

Net sales	2,194.0	0.9	1,307.0		(0.9)S		3501.0
Operating income	144.7	(8.6)	81.5	(8.1)Q	8.6		218.1
Financial result	(0.1)	20.4	(12.8)		(20.4)S		(12.9)
Minority interests	(0.2)		0.7			(0.5)T
Income of equity affiliates	16.6		4.0	(15.5)O			5.1
Income tax	(46.8)	(1.9)	(20.6)	2.1	1.9S		(65.3)
Income before extraordinary items, interests on public offer loan

and goodwill amortization	114.2	9.9	52.8	(21.5)	(9.9)	(0.5)	145.0
Extraordinary items, net of tax	(3.2)	37.4			(37.4)S		(3.2)
Interests on public offer loan, net of tax				(20.0)P	3.5S		(16.5)
Goodwill amortization	(30.4)		(20.1)	(35.2)R			(85.7)
Net income (loss)	80.6	47.3	32.7	(76.7)	(43.8)	(0.5)	39.6

CHAPTER VI

ADMINISTRATIVE, MANAGEMENT AND SUPERVISORY BODIES

The information presented in this chapter can also be found in the initial prospectus (“note d’information initiale”) prepared by the Company for the public exchange offer for Coflexip shares with a cash election up to a minimum of 5,000,000 Coflexip shares, approved by the Commission des Opérations de Bourse on July 19, 2001, under visa number 01-982 and the initial prospectus (“note d’information en surenchère”) prepared for the offering on revised terms, approved by the Commission des Opérations de Bourse on August 7, 2001, under visa number 01-1028, and in the initial prospectus (“note d’information initiale”) prepared by the Company and Isis for the public exchange offer initiated by the Company for Isis shares, approved by the Commission des Opérations de Bourse on July 19, 2001, under visa number 01-981, and the initial prospectus (“note d’information en surenchère”) prepared for the offering on revised terms, approved by the Commission des Opérations de Bourse on August 7, 2001, under visa number 01-1027. This information is accurate at the date of this final prospectus, subject to any significant information below.

6.1     MEMBERS OF THE ADMINISTRATIVE, EXECUTIVE AND SUPERVISORY BODIES

The mixed Shareholders’ Meeting of December 13, 2001 amended the form of management of the Company to adopt a Management Board and a Supervisory Board. As a result, the same Shareholders’ Meeting appointed 12 members to the Supervisory Board for terms of four years, which will expire at the close of the Ordinary Shareholders’ Meeting convened to approve the accounts for the fiscal year ending December 31, 2005. Their appointments are renewable.

The Supervisory Board, convened on the same day as the Shareholders’ Meeting, appointed the Chairman and Vice-Chairman of the Supervisory Board and appointed the five members of the Management Board and its Chairman.

6.1.1     Management Board

As of the date of this final prospectus, the Company’s Management Board is comprised of the following five members appointed by the Supervisory Board convened on December 13, 2001, for a term of four years, which will expire at the close of the Ordinary Shareholders’ Meeting convened to approve the accounts for the fiscal year ending December 31, 2005. Their appointments are renewable.

Date of entry
in the Company	Name (Age)	Position within the Company	Other Positions

2001	Daniel Valot (56)	Chairman of the Management Board	Chairman of Technip Far East, Chairman of Technip Americas Corp.,
Chairman of the Board of Directors of Technip Italy,
Chairman of the Supervisory Board of Technip Germany,
Permanent Representative of Technip-Coflexip on the Board of Technip France, Director of Coflexip,
Director of Compagnie Générale de Géophysique, and Petrofina.

2001	Thomas Ehret (49)	Vice President of the Management Board and Senior Executive Vice President of the Offshore Branch	Director of Coflexip, Coflexip Offshore Norge Inc., Coflexip Stena Offshore (Nigeria) Ltd., Coflexip Stena Offshore Asia Pacific Pty Ltd., Coflexip Stena Offshore Contracting BV, Coflexip Stena Offshore Holdings Ltd., Coflexip Stena Offshore Inc., Coflexip Stena Offshore Pty Ltd., Coflexip UK Stena Offshore Holdings Ltd., and Perry Slingsby Systems Inc.,
Chairman of Coflexip Stena Offshore International,
Member of the Supervisory Board of Coflexip Stena Offshore NV, Chairman of CSO Aker Maritime Inc.

Date of entry
in the Company	Name (Age)	Position within the Company	Other Positions

2001	Daniel Burlin (59)	Member of the Management Board and Senior Executive Vice President, Finance and Control	Director of Coflexip, ISIS, Technip Eurocash GEIE, Technip France, Promotora Dhinesa, Inversiones 3959, Technip Americas Corp., Technip C.I.S., Technip Italy, Technip UK Ltd., Technip Upstream Houston, Technip USA Corp., T.P.L.,

Representative of Technip-Coflexip on the board of Technip TPS,

Manager of TTIL SNC

Chairman of Technip Holding Benelux BV,

Chairman of COFRI, Abay Engineering, Technip Capital, Inversiones Dinsa, Technip International, and Technip Overseas.

2001	Jean Deseilligny (58)	Member of the Management Board and Senior Executive Vice President, Business and Onshore Operations	Manager of Consorcio Contrina SNC,

General Manager of Technip Middle East FZC,

Chairman of Technip Upstream Houston, Technip Geoproduction (M), Technip Geoproduction Norge,

Vice-Chairman of Technip Americas Corp.,

Director of Coflexip, DIT-Harris, Technip Italy, Technip KT India, Technip Overseas, Technip Saudi Arabia Ltd., TPG (UK) Ltd., Technip Geoproduction Nigeria Ltd.,

Representative of Technip-Coflexip on the boards of Techswims, TSKJ-Serviços and Engenharia Lda.

2001	Claire Giraut (45)	Member of the Management Board and Senior Executive Vice President, Offshore Branch Finances	Director of Coflexip, Coflexip Offshore West Africa, CSO Aker Maritime Inc., CSO Aker Maritime UK Ltd., CSO Holding Oy, South East Asia Maritime Engineering & Construction Ltd,

Permanent representative of Coflexip (Director) in Cofleximmo and Coflexip Stena Offshore International.

6.1.2     Supervisory Board

As of the date of this preliminary prospectus, the Company’s Supervisory Board is comprised of the following twelve members:

Date of entry
in the Company	Name (Age)	Position within the Company	Other Positions

2001	Pierre-Marie Valentin (64)	Chairman of the Supervisory Board	None

2001	Michel Levêque (68)	Vice-Chairman of the Supervisory Board	None

2001	Roger Cairns (58)	Member of the Supervisory Board	None

2001	Miguel Caparros (57)	Member of the Supervisory Board	None

2001	Jean-Pierre Capron (58)	Member of the Supervisory Board	Chairman of the Management Board of Fives-Lille,

Chairman and Chief Executive Officer of D.M.S., F.C.B., and F.C.B. Ciment, Chairman of the Board of Directors of Stein Atkinson Stordy Ltd.,
Director of Le Carbone Lorraine, Coparex International, Coflexip, Nordon, Nordon Industries, Pierre Guerin SA, EGCI Pillard.

2001	Jacques Deyirmendjian (57)	Member of the Supervisory Board	Senior Executive Vice President of Gaz de France,

Director of Cofatec, Cogac, GSO, GDF International, and Gaz Inter Président de AFG (Association),

Vice-Chairman of the Supervisory Board of F.R.A. GAZ

2001	Jean-Pierre Lamoure (52)	Member of the Supervisory Board	Director of Institut Français du Pétrole, Lapeyre, and subsidiaries of the Soletanche Group;

President of the Board of Directors of Soletanche SA, Soletanche-Bachy,

Chairman of the Supervisory Board of Atlantic SFDT SA,

Member of the Management Board of SEDECO SA,

Director and Vice Chairman of the National Federation of Public Works (Fédération Nationale des Travaux publics).

2001	Claude Mandil (60)	Member of the Supervisory Board	Chief Executive Officer of ISIS and Chairman of Institut Français du Pétrole.

2001	Roger Milgrim (64)	Member of the Supervisory Board	None

2001	Rolf-Erik Rolfsen (61)	Member of the Supervisory Board	Director of HAG AS (France)

2001	Pierre Vaillaud (66)	Member of the Supervisory Board	Director of TotalFinaElf, and Egis, Member of the Supervisory Board of Oddo Pinatton.

2001	Bruno Weymuller (53)	Member of the Supervisory Board	Executive Vice President, Strategy and Risk Assessment of TotalFinaElf, Director of Elf Aquitaine, Sanofi-Synthelabo

6.2     COMMITTEES

Group Executive Committee (COMEX)

The Group Executive Committee’s role is to assist the Management Board in its decisions. At the time of this prospectus, it is comprised of the following thirteen members:

—	D. Valot,

—	T. Ehret,

—	D. Burlin,

—	J. Deseilligny,

—	C. Giraut,

—	S. Alev,

—	D.Cassie;

—	A. Decressac,

—	S. Eggen,

—	N. Greco,

—	D. Henri,

—	L. Pari;

—	K. Wood.

Patrick Picard acts as secretary to the Group Executive Committee.

As a committee for the exchange of information at the level of the Group’s main managers, the Group Executive Committee meets once a month and prepares decisions for the Management Board.

In addition to matters of common interest and in particular coordination issues among the Group’s different Business Units, the Group Executive Committee is required to deliberate on the following matters:

•	Acquisitions and sales of assets or companies;

•	Strategic pluri-annual programs;

•	Commercial and investment budgets;

•	Appointment of top staff and line managers;

•	Major decisions regarding the preparation and follow-up of “Executive Committee level” contracts;

•	Decisions regarding the pursuit of legal proceedings;

•	Salary and incentive policies within the Group;

•	Share subscription plans and/or option plans and employee offers.

Other Committees

Group Management Committee (CODIR)

The Group Management Committee represents an extension of the Group Executive Committee (COMEX) and its purpose is to disseminate information on current business matters, notably with regards to business development.

At the time of this prospectus, it is comprised of the following seventeen members:

—	D. Valot,

—	T. Ehret,

—	D. Burlin,

—	J. Deseilligny,

—	C. Giraut,

—	S. Alev,

—	D. Cassie,

—	F. Delormel,

—	B. di Tullio,

—	S. Eggen,

—	N. Greco,

—	B. de Lesquen,

—	J-N. Meary,

—	L. Pari,

—	L. Pope,

—	N. Uccelletti,

—	K. Wood.

Jean-François Hédiard acts as secretary to the Group Management Committee.

International Engineering Centers Coordination and Construction Committee (IECCC/CICCIC)

The mandate of the IECCC/CICCIC is to facilitate the exchange of information, the homogenization of the methods and the technical cooperation among the Group’s various engineering centers. It is also a forum of information on manhours workload of the various centers, paving the way for Group workload harmonization.

The ultimate objective is to enhance the Group’s capability to lower the overall cost of execution of contracts, in the short, medium and long terms, with due regard to the Health, Security and Environment (“HSE”) as well as quality targets and scheduling requirements.

At the time of this prospectus, the IECCC/CICCIC is comprised of all the members of the COMEX and a representative of most of the Group’s engineering centers.

International Project Management Committee (IPMC/CIMP)

Co-chaired by X. Jacob and D. Jenssen, the purpose of the IPMC/CIMP, created in October 17, 2001, is to clarify and disseminate throughout the Group the Group’s “doctrine” concerning project management.

CHAPTER VII

INFORMATION ON RECENT DEVELOPMENTS AND OUTLOOK

7.1     RECENT DEVELOPMENTS

Company operations at the end of September 2001

Sales for third quarter 2001(in millions of euros)	2001	2000

1º) Consolidated group:
First quarter	681	684
Second quarter	789	659
Third quarter	724	737
Total	2194	2080
2º) Parent company:
First quarter	12	10
Second quarter	84	56
Third quarter	2	5
Total	98	71

The Company’s consolidated sales were 2.2 billion euros at September 30, 2001, an increase of 5.5% as compared to the corresponding period in 2000.

The sales of the parent company TECHNIP-COFLEXIP correspond to revenues (principally dividends and interest) received from its subsidiaries.

It is noted that these figures do not take into account COFLEXIP’s activity, which is accounted for by the equity method until September 30, 2001. In the fourth quarter 2001, COFLEXIP will be completely consolidated.

Order intake and backlog

The number of orders received increased by 28%, reaching 2.17 billion euros in the first nine months of 2001, against 1.7 billion euros for the first three quarters of 2000.

Accordingly, the backlog on September 30, 2001 (3.4 billion euros) represents 13 months of sales on a constant basis.

It should be noted that this backlog does not take into account several signed contracts that have yet to become effective, among which certain may become effective in the near future.

Press release dated October 29, 2001 “TECHNIP-COFLEXIP ANNOUNCES ITS ESTIMATES FOR COFLEXIP RESULTS FOR 3Q 2001

Paris, France — The management of Technip-Coflexip (NYSE: TKP and Euronext Paris Premier Marché: 13170 and formerly Nasdaq: CXIPY) announced today that, on the basis of information it currently has, Coflexip Stena Offshore’s third quarter 2001 results will be below consensus estimates ($0.77 per ADS), and will be instead in a range zero to a EUR5 Mn loss ($0.0 per ADS or a loss of ($0.12) per ADS).

CSO’s third quarter results will be negatively affected by a non-recurring loss owing to a contract signed by the Finnish subsidiary in violation of Group procedures a few days after being acquired in January 2001. This contract led to very bad results which were only very recently revealed, and involves conventional fabrication work that is not related to the core activity of the CSO Aker Maritime Deepwater Division. The negative effect on pre-tax earnings is EUR30.7 million for the full year 2001, of which EUR27.4 million will affect the third quarter, the difference being losses already recorded at the end of the first half of 2001. Those responsible for this project have left the Group and measures have been taken to avoid the recurrence of this type of problem. An investigation has been launched to thoroughly identify the exact nature of the incident.

This non-recurring event occurs in a context where, because of delays in certain projects, activity levels at the Gulf Marine Fabricators yard, in Corpus Christi (U.S.), were lower than expected during the third quarter of 2001. The headcount at the yard has since been reduced to a level commensurate with the workload generated by the yard’s backlog, although the level of activity is not sufficient to fully absorb its fixed costs. In addition third quarter results were adversely affected by a delay in the start-up of the BP Deepwater Program in the Gulf of Mexico and by non-recurring costs related to the Technip offer.

Taking all these issues into account, CSO Group Management currently estimates that on the basis of information it currently has, EBITDA margins for 2001 should be in the lower part of the range previously given to the market, i.e. 13% of revenues.

Pierre Marie Valentin, Chairman and Chief Executive Officer of the Coflexip Stena Offshore Group, made the following comments: “We are sorry to have discovered over the last few weeks serious errors committed by the management of one of the new affiliates of the Group. The situation is all the more deplorable as the other activities of CSO had gone well, with the exception of fabrication work in the U.S. and U.K. yards, which had led us to believe until very recently that 2001 would be a good year. This is the first time that such an event has occurred within CSO, which of course does not affect the quality of the procedures applied in the Group but reinforces the necessity and merits of continuing the integration of the activities of the CSO Aker Maritime Deepwater Division into the Group.”

EFFECTS ON TECHNIP-COFLEXIP’S COMBINED ACCOUNTS:

At the combined Technip-Coflexip level 29.4% of CSO’s earnings are included as equity income for the first three quarters of the year and will be fully integrated starting with the fourth quarter of 2001. To date, after taking into account all the previously cited issues, it is estimated that with the smooth functioning of Technip’s activity, consolidated net income for Technip-Coflexip for 2001, before exceptional events and goodwill depreciation, should still show a marked increase over that of 2000.

Daniel Valot, Chief Executive Officer of Technip-Coflexip stated: “In the wake of the positive outcome of the public offer by Technip on Coflexip, this unforeseen incident is clearly unfortunate any way you look at it. It however, does not call into question the strategic rationale for the merger between Technip and Coflexip. The Management of CSO have, in the last few months, taken a firm grip on the affiliates of the Deepwater Division of CSO Aker Maritime to improve them and will follow-through with the same determination and stronger means in the framework of the new Technip-Coflexip Group. I’d like to add that within its different branches the Group has a strong backlog and a favorable commercial outlook which bodes well for a strong level of activity in 2002, on the basis of information we currently have.”

Press release of November 13, 2001 “TECHNIP-COFLEXIP ANNOUNCES COFLEXIP RESULTS FOR 3Q 2001

Paris, France — The management of Technip-Coflexip (NYSE: TKP and Euronext Paris Premier Marché: 13170 and formerly Nasdaq: CXIPY) today reported Coflexip’s financial statements for the third quarter and first nine months of 2001 in line with guidance given in the press release of 29 October 2001.

1.	For the third quarter 2001:

•	Net operating revenues amounted to EUR485.2 Mn, compared with EUR307.6 Mn for the same period in 2000.

•	EBITDA represented 6% of revenues, compared with 17% for the third quarter of 2000. Excluding non-recurring items disclosed in a press release dated 29 Oct. 2001, third quarter 2001 EBITDA amounted to EUR68.4 Mn which compares with the EUR53.7 Mn in the prior year and represents 14% and 17.5% of revenues respectively.

•	Net income amounted to a loss of (EUR4.4) Mn (EUR0.24 per ordinary share or USD0.11 per ADS) compared with a profit of EUR153.9 Mn (EUR8.1 per ordinary share or USD 3.68 per ADS) for the third quarter of 2000 which included a EUR128.7Mn net capital gain on the sale of the Cal Dive shares. Excluding non-recurring items, capital gains and goodwill amortization, net income amounted to EUR29 Mn in the third quarter of 2001 or 6% of revenues, to be compared with EUR26.4 Mn last year or 8.6% of revenues.

2.	For the first nine months of 2001:

•	Net operating revenues came to EUR1,307.0 Mn compared with EUR797.7 Mn for the same period last year.

•	EBITDA represented 12% of revenues, compared with 19% for the first nine months of 2000. Excluding non-recurring items previously disclosed, EBITDA amounted to EUR195.6 Mn for the first nine months of 2001 compared with EUR154.1 Mn last year and represented 15% and 19% of revenues respectively.

•	Net income amounted to EUR32.7 Mn (EUR1.72 per ordinary share or USD0.78 per ADS) compared with EUR205.6 Mn (EUR10.88 per ordinary share or USD4.94 per ADS) which was favorably affected by the non-recurring capital gains recorded in the first nine months of 2000 in connection with the sale of the Cal Dive shares for EUR128.7 Mn, and the sale of the CSO Installer for EUR10.4 Mn. Excluding non-recurring items, capital gains and goodwill amortization, net income amounted to EUR81.1 Mn for the first nine months of 2001 or 6% of revenues compared with EUR69.7 Mn in 2000, or 9% of revenues.

Consolidated results — French GAAP — (Unaudited)

	3rd quarter			9 months ended September 30,

Amounts in millions except	2001	2001	2000	2001	2001	2000
"per share data"	USD(1)	EUR	EUR	USD(1)	EUR	EUR

Net operating revenues	441.5	485.2	307.6	1189.2	1,307.0	797.7
EBITDA	27.9	30.7	53.7	141.2	155.2	154.1
Financial result(2)	(4.4)	(4.8)	173.2	(8.0)	(8.8)	191.9
Income before income taxes	(6.3)	(6.9)	206.5	48.5	53.3	284.8
Net Income (Loss)	(4.0)	(4.4)	153.9	29.8	32.7	205.6
Net Income (Loss) per Share	(0.21)	(0.23)	8.1	1.57	1.72	10.9
Net Income (Loss) per ADS(3)(4)	(0.11)	(0.12)	4.0	0.78	0.86	5.45
Net Income Excluding Non-Recurring Items, Capital Gains and Goodwill Amortization	26.4	29	26.4	73.8	81.1	69.7

Average number of shares and share equivalents outstanding (in circulation):

— on common shares	18,605,296	18,656,847	18,736,668	18,632,309
— on a diluted basis	18,826,406	18,898,691	18,957,778	18,886,378

(1)	U.S Dollar amounts are provided for reader convenience only at the rate of USD1= EUR0.9099

(2)	Includes interest income/expense, exchange effect, and equity income and capital gains.

(3)	Under the most dilutive approach, the addition of the first three quarter’s income per share or per ADS may not be equivalent to cumulative nine months income per share or per ADS.

(4)	One ADS is equivalent to one half of one ordinary share.

1.     NET OPERATING REVENUES

Coflexip Stena Offshore recorded net operating revenues of EUR485.2 Mn for the third quarter of 2001 compared with EUR307.6 Mn for the same period in 2000, representing a significant increase of 58%. For the first nine months of 2001 net operating revenues increased 64% to EUR1,307.0 Mn compared with EUR797.7 Mn for the first nine months of 2000. These increases were notably due to the contribution of the CSO Aker Maritime Deepwater Division acquired in January 2001.

Vessel utilization for the third quarter of 2001 was 96.5%, compared with 88% for the same period in 2000, and in the first nine months of 2001 was 80.5% compared with 79% for the same period in 2000. Vessel utilization during the first nine months of 2001 was affected notably by the dry-docking of the CSO Constructor, which has been upgraded and resumed work in July 2001.

1.1     Increase in the North Sea

Net operating revenues from the North Sea, for the third quarter of 2001, amounted to EUR171.2 Mn, 25% higher than in the same period last year which totaled EUR137.2 Mn thanks to increased activity in the UK sector. North Sea net operating revenues account for 35% of the Group’s total for the third quarter of this year compared with 45% of total Group revenues last year.

For the first nine months of 2001, net operating revenues from the North Sea accounted for EUR436.5 Mn compared with EUR391.5 Mn in 2000. This 11% progression in net operating revenues between the first nine months of 2000 and 2001 is mainly due to increased activity in the UK sector and a higher level of sales of umbilicals in the region while activity in the Norwegian sector remained stable. North Sea revenues for the first nine months of 2001 accounted for 33% of the Group’s total net operating revenues compared with 49% in 2000.

—	UK Sector

Activity in the UK sector improved in the first nine months of 2001 compared with the same period in 2000 thanks principally to the increase of revenues from integrated contracting projects. During the first nine months of 2001 the major integrated contracting projects were Blake (BRITISH GAS), Nuggets (ABB), Kinsale (MARATHON), Kyle (MAERSK), Elgin Franklin (ETPM and TOTALFINAELF), Otter (TOTALFINAELF) and Maureen (AKER MARITIME). Revenues from inspection, repair and maintenance (IRM) and wellservicing decreased in the first nine months of 2001 compared with the high level reached in the first nine months of 2000 primarily due to a lower level of work on the IRM tripartite contract performed for T.H.E. (TEXACO, AMERADA HESS and ELF). Revenues from supply contracts in the UK sector experienced a slight increase in the first nine months of 2001, compared with the first nine months of 2000.

—	Norwegian sector

Compared with the same period in 2000 activity in the Norwegian sector remained stable in the first nine months of 2001. Main projects performed in the first nine months of 2001 were Ringhorne (ESSO), Tambar (BP), Snorre B (STATOIL) and Huldra (STATOIL).

1.2     Good level of activity in Brazil in the third quarter

Net operating revenues from Brazil decreased slightly from EUR54.0 Mn in the third quarter of 2000 to EUR52.5 Mn in the third quarter of 2001. This decline primarily reflects the decreased revenues from vessels chartered to PETROBRAS compared with the same period in 2000 resulting from the December 2000 decommissioning of the Flexservice 1. Brazilian revenues accounted for 11% of the Group’s total operating revenues in the third quarter of 2001 compared with 17% for the same period a year ago.

Net operating revenues from Brazil accounted for EUR130.7 Mn in the first nine months of 2001, compared with EUR155.1 Mn in 2000. This 16% decrease in net operating revenues reflects the decline in revenues from vessels chartered to PETROBRAS further to the Flexservice 1 decommissioning at the end of December 2000 and the decreased sales in the first half of 2001 of flexible pipe manufactured in Brazil resulting from the accident that Petrobras experienced in March on the P-36 platform. This decline is partly offset by an increase in the level of sales of flexible pipe manufactured in Le Trait. Brazilian revenues in the first nine months accounted for 10% of the Group’s total net operating revenues compared with 19% for the same period last year.

1.3     Decrease, as expected, in Asia Pacific

Net operating revenues from Asia Pacific totaled EUR 19.1 Mn in the third quarter of 2001 compared with EUR25.4 Mn last year. Revenues from the Asia Pacific region accounted for 4% of the Group’s total net operating revenues in the third quarter of 2001 and 8% the year prior.

Net operating revenues from Asia Pacific accounted for EUR46.3 Mn in the first nine months of 2001 compared with EUR62.5 Mn in 2000. This 26% decline was primarily due to the lower integrated contracting activity experienced in the region in the first nine months of 2001. The main contracting project performed in the first nine months of 2001 were Legendre (WOODSIDE) and Bongkot (TECHNIP). Asia Pacific revenues accounted for 4% of the Group’s total net operating revenues for the first nine months of 2001 and 8% for the same period last year.

1.4     Significant increase in Rest of the World

Net operating revenues from the Rest of the World region increased from EUR91.0 Mn in the third quarter of 2000 to EUR118.7 Mn in the third quarter of 2001. Rest of the World revenues represented 24% of the Group’s total net operating revenues in the third quarter of 2001 and 30% for the same period in 2000.

Net operating revenues from Rest of the World accounted for EUR284.5 Mn in the first nine months of 2001 compared with EUR188.6 Mn in 2000. This 51% increase in net operating revenues results principally from the stronger overall activity in the Gulf of Mexico with contracting projects such as Banjo/Seahawk (WILLIAMS), Nile (BP) and Typhoon (CHEVRON) and higher sales of umbilicals in the region in the first nine months of 2001. As a percent of total Group net operating revenues, the Rest of the World accounted for 22% in the first nine months of 2001 and 24% last year.

Activity in West Africa also contributed to this increase thanks principally to the contribution of the KUITO 1C project (CABGOC) in Angola. This improvement was, however, partly offset by the decline of the contribution of the Terra Nova project (PETROCANADA) in Canada which was one of the main projects performed in the region in the first nine months of 2000. The first nine months of 2000 also benefited from the contribution of the Erika (TOTALFINAELF) project executed in the third quarter of 2000.

Revenues from sales of remotely operated vehicles (robotics) by Perry Slingsby Systems were higher during the first nine months of 2001 compared with the first nine months of 2000.

1.5     Solid activity in the CSO Aker Maritime Deepwater Division

Net operating revenues from the CSO Aker Maritime Deepwater Division accounted for EUR123.7 Mn or 25% of the Group’s total net operating revenues in the third quarter of 2001.

In the first nine months of 2001, net operating revenues from the CSO Aker Maritime Deepwater Division accounted for EUR409 Mn or 31% of the Group’s total net operating revenues. These first nine months of 2001 remain characterized by sustained revenues from major projects related to the ongoing engineering, procurement and construction of SPAR floating production platforms such as Nansen and Boomvang (KERR McGEE) and Horn Mountain (BP-VASTAR RESOURCES). Net operating revenues from the fabrication business resulted mainly from the contribution of some major projects such as Blake (TALISMAN ENERGY) in the UK and Combisa (PEMEX) and Brutus (SHELL) in the US. The engineering business has performed well in the first nine months of 2001 reflecting, in particular, the start in CSO Aker Engineering Inc., of the 5-year BP subsea system integration contract, and the good level of activity in the Genesis business which is beginning to benefit from the improved market for their services.

2.     EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization)

At EUR30.7 Mn or 6% of net operating revenues, the Group’s EBITDA for the third quarter of 2001 decreased by 42% compared with EBITDA of EUR53.7 Mn or 17% of net operating revenues in the third quarter of 2000. EBITDA, before deduction of general corporate expenses, decreased by 22% from EUR63.3 Mn for the third quarter of 2000 to EUR49.2 Mn for the third quarter of 2001. This significant decline is mainly attributable to the EUR27.4 Mn non-recurring loss recorded in the third quarter 2001 in connection with a project for repair of a drill rig performed by the CSO Aker Maritime Deepwater Division and to the non-recurring costs recorded in connection with the Technip offer. Excluding these non-recurring costs, the recurring EBITDA for the third quarter 2001 would have come to EUR68.4 Mn or 14% of net operating revenues.

In the first nine months of 2001, EBITDA increased by 1% to EUR155.2 Mn or 12% of net operating revenues, compared with EUR154.1 Mn, or 19% of net operating revenues, in the first nine months of 2000. The decrease of EBITDA in percentage of net operating revenues has been adversely affected by the EUR30.7 Mn non-recurring loss recognized in the fist nine months of 2001 in connection with a project for repair of a drill rig by a Finnish subsidiary of the CSO Aker Maritime Deepwater Division. EBITDA, before deduction of general corporate expenses, increased by 6% from EUR181.6 Mn in the first nine months of 2000 to EUR192.9 Mn in the first nine months of 2001. Excluding the non-recurring costs of the Technip offer and non-recurring losses recorded on the rig repair project described above EBITDA would have accounted for EUR195.6 Mn or 15% of net operating revenues in the first nine months of 2001.

Below is an analysis of EBITDA, before general corporate expenses, by segment:

2.1     North Sea

The North Sea EBITDA increased by 25% from EUR27.2 Mn in the third quarter of 2000 to EUR34.1 Mn in the third quarter of 2001 reflecting primarily a good vessel utilization in the region and an improved contribution of the Le Trait plant. North Sea EBITDA margins as a percent of revenues remained stable at 20% of revenues in both periods.

The North Sea EBITDA increased by 23% from EUR91.3 Mn in the first nine months of 2000 to EUR112.0 Mn in the first nine months of 2001. This increase primarily reflects an improved contribution of the Norwegian sector partly offset by softer margins in the UK sector. Margins resulting from sales of umbilicals experienced in the first nine month of 2001 a significant increase compared with the contribution achieved in the first nine months of 2000. EBITDA in the first nine months of 2001 also benefited from an improved contribution of the Le Trait plant. North Sea EBITDA margins as a percent of revenues came to 26% for the first nine months of 2001 compared with 23% for the same period last year.

2.2     Brazil

EBITDA in Brazil increased from EUR15.0 Mn in the third quarter of 2000 to EUR18.4 Mn in 2001. This improvement reflects principally the improved level of sales of flexibles manufactured in the Le Trait plant. Brazilian EBITDA margins were 35% of revenues for the third quarter of 2001 compared with 28% for the same period last year.

In the first nine months of 2001, EBITDA decreased by 12% from EUR52.3 Mn last year to EUR46.0 Mn. This decrease primarily reflects the decline in sales in the first half of 2001 of flexible pipe manufactured in Brazil resulting from the accident occurred in March on the P-36 platform. This decrease is partly offset by the higher sales of flexible pipe manufactured in the Le Trait plant. As a percent of revenues, EBITDA margins in Brazil remained relatively stable at 35% in the first nine months of 2001 compared with 34% last year.

2.3     Asia Pacific

In Asia Pacific, EBITDA decreased by 16% from EUR4.5 Mn in the third quarter of 2000 to EUR3.8 Mn in the third quarter of 2001. Asia Pacific EBITDA margins as a percent of revenue for the third quarter were 20% in 2001 as compared with 18% last year.

In the first nine months of 2001, EBITDA remained stable at EUR11.0 Mn compared to EUR10.8 Mn last year. EBITDA margins as a percent of revenues were stronger at 24% in the first nine months of 2001, compared with 17% last year, as the decline of integrated contracting activity in the region was offset by the positive effect of the close-out of some projects this year.

2.4     Rest of the World

In Rest of the World, EBITDA increased by 10% from EUR16.5 Mn in 2000 to EUR18.1 Mn in the third quarter of 2001. Rest of the World EBITDA margins were 15% of net operating revenues for the third quarter of 2001 compared with 18% a year ago.

In the first nine months of 2001, EBITDA increased by 48% from EUR27.2 Mn last year to EUR40.3 Mn. This increase reflects mainly the higher level of activity in the Gulf of Mexico, the increased contribution from the sales of umbilicals in the region and the improved contribution of the sales of remotely operated vehicles (robotics). Rest of the World EBITDA margins remained relatively stable at 14% for the first nine months of 2001 compared with 15% last year.

2.5     CSO Aker Maritime Deepwater Division

In the third quarter 2001, EBITDA of the CSO Aker Maritime Deepwater Division accounted for a loss of EUR25.2 Mn. EBITDA deriving from the fabrication business was adversely affected by the EUR27.4 Mn loss experienced on one project and under recovery of indirect costs of the US yard due to the low volume of activity.

In the first nine months of 2001 EBITDA of the CSO Aker Maritime Deepwater Division accounted for a loss of EUR16.4 Mn. The contribution to EBITDA of the on-going SPAR and engineering projects has been affected over the period by the EUR30.7 Mn losses recorded in the first nine months of 2001 on a rig repair job. In addition, the slower than expected recovery in the demand for fabrication services in the UK and in the USA, higher commercial costs linked to the rebound of tendering particularly in the Gulf of Mexico have adversely affected the Division’s EBITDA.

3.     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative expenses (including General Corporate expenses) increased from EUR21.9 Mn in the third quarter 2000 or 7% of net operating revenues to EUR44.8 Mn or 9% of net operating revenues in the third quarter of 2001.

These expenses increased to EUR117.4 Mn in the first nine months of 2001 from EUR71.0 Mn in the same period in 2000, although remained stable at 9% of the Group’s net operating revenues in both years. This significant increase principally reflects the integration of the CSO Aker Maritime Deepwater Division and non-recurring costs incurred in the third quarter 2001 in connection with the Technip offer.

General corporate expenses increased from EUR9.6 Mn for the third quarter of 2000 to EUR18.5 Mn for the third quarter of 2001. In the first nine months of 2001 general corporate expenses increased by EUR10.2 Mn at EUR37.7 Mn or 3% of net operating revenues compared with EUR27.5 Mn, or 3% of revenues, in the first nine months of 2000, mainly reflecting non-recurring costs incurred in the third quarter of 2001 in relation with the Technip offer.

4.     DEPRECIATION AND AMORTIZATION

Depreciation and amortization expense increased from EUR20.7 Mn in the third quarter of 2000 to EUR33.1 Mn in the third quarter of 2001 reflecting the amortization charge of EUR7.3 Mn recorded on the goodwill which was recognized in connection with the acquisition of the CSO Aker Maritime Deepwater Division. The EUR3.8 Mn depreciation and amortization charge of the division on its own tangible assets also contributed to this increase.

Depreciation and amortization expense increased 53% from EUR61.1 Mn in the first nine months of 2000 to EUR93.9 Mn in the first nine months of 2001. This increase resulted primarily from the EUR20.1 Mn amortization charge recorded on the goodwill recognized in connection with the acquisition of the CSO Aker Maritime Deepwater Division and the depreciation and amortization charge of the division itself for EUR12.9 Mn.

5.     FINANCIAL RESULT

The financial result (net interest charge/income plus foreign exchange gain/loss) amounted to a net charge of EUR6.2 Mn for the third quarter of 2001 compared with a net income of EUR4.3 Mn excluding the capital gain on sale of the Cal Dive shares recognized in the third quarter of 2000.

For the first nine months of 2001, the financial result amounted to a net charge of EUR12.8 Mn compared with a net income of EUR11.5 Mn excluding the capital gain on the sale of the Cal Dive shares and the sale of the CSO Installer in the first nine months of 2000. This sharp decrease primarily reflects the cost of the debt raised to finance the acquisition of the CSO Aker Maritime Deepwater Division.

6.     EQUITY INCOME OF INVESTEES

The contribution of equity investments to the Group amounted to EUR1.4 Mn in the third quarter of 2001, coming from the CSO Aker Maritime Deepwater Division, compared with EUR1.5 Mn in the third quarter of 2000 which represented the contribution of Cal Dive International.

The contribution of equity investments to the Group amounted to EUR4.0 Mn in the first nine months of 2001, coming from of the CSO Aker Maritime Deepwater Division, compared with EUR2.6 Mn in the first nine months of 2000 which represented the contribution of Cal Dive International. In September 2000 the Group sold all of its shares of Cal Dive International in a public offering in the U.S.. A capital gain of EUR167.4 Mn before tax and EUR128.7 Mn after tax was recorded in the third quarter of 2000 in connection with this sale.

7.     TAXES

The tax charge for the first nine months of 2001 amounted to EUR20.6 Mn, representing an effective tax rate of 39% compared with 28% in the first nine months of 2000 which were favorably impacted by the impact of the sale of Cal Dive shares. Excluding this capital gain the effective tax rate for the first nine months of 2000 would have been 34.5%. This increase primarily reflects the negative impact of the non-deductible additional depreciation charge recorded in connection with the goodwill resulting from the acquisition of the CSO Aker Maritime Deepwater Division.

8.     NET INCOME

Net income for the third quarter of 2001 amounted to a loss of EUR4.4 Mn compared with a profit of EUR153.9 Mn for the third quarter of 2000 which included a EUR128.7 Mn net capital gain on the sale of the Cal Dive shares.

12

Net income for the first nine months of 2001 amounted to EUR32.7 Mn compared with EUR205.6 Mn for the first nine months of 2000 which was favorably affected by the non-recurring capital gains recorded in the first nine months of 2000 in connection with the sale of the Cal Dive shares, for EUR128.7 Mn, and the sale of the CSO Installer for EUR10.4 Mn. Excluding the impact of the non-recurring costs and losses described in paragraphs 2 and 3 above, of goodwill amortization charges in 2001 and of the gains on the sale of the Cal Dive shares and the CSO Installer in 2000, net income amounted to EUR29 Mn and EUR81.1 Mn in the third quarter and in the first nine months of 2001 respectively compared with EUR26.4 Mn and EUR69.7 Mn in the third quarter and in the first nine months of 2000.

9.     CAPITAL EXPENDITURES, CASH FLOW AND CASH POSITION

The Group’s expenditures on property, plant, ships and equipment amounted to EUR155.3 Mn for the first nine months of 2001 compared with EUR61.9 Mn for the same period in 2000, and mainly included capital expenditures of EUR81.1 Mn on the vessel CSO Deep Blue and EUR16.5 Mn for the up-grade of the CSO Constructor.

In January 2001, the Group completed its acquisition of the CSO Aker Maritime Deepwater Division for USD513 Mn in cash and repaid the CSO Aker Maritime debt of USD142 Mn. To finance this operation the Group expended approximately USD285 Mn of its own cash and borrowed USD370 Mn in new bank debt in January 2001 pursuant to a short-term credit agreement. A USD350 Mn revolving credit facility with a term of 5 years was put in place at the end of June 2001 to refinance part of this short-term debt.

10.     BACKLOG

At September 30, 2001, the Group had firm customer orders (backlog) of EUR1,743.2 Mn compared to a total backlog at September 30, 2000, of EUR774 Mn and a total backlog at June 30, 2001, of EUR1,657.6 Mn.

	Backlog as at period ended

	September 30,	June 30,	September 30,
(amounts in millions of Euros)	2001	2001	2000*

For the year N	387.4	726.0	263
For year N+1	773.9	576.2	438
For year N+2 and beyond	581.9	355.4	73
Total	1,743.2	1,657.6	774

*	Figures do not include backlog for the CSO Aker Maritime Deepwater Division The backlog of the CSO Aker Maritime Deepwater Division amounted to EUR347 Mn at end December 2000 and EUR647.3 Mn at end September 2001.

Roncador contract figures are included in our backlog presented above. While the accident on the Petrobras P-36 production platform last March delayed the global execution of the project which we were awarded in December 2000, Petrobras has recently resumed execution of the project.

Pierre Marie Valentin, Chairman and Chief Executive Officer of the Coflexip Stena Offshore Group, made the following comments: “Despite the deplorable incident described in our October 29, 2001 press release and the resulting non-recurring loss, the general outlook in our business remains good. The surge in development of deepwater fields is well underway and with it the demand for oil services and products, we are witnessing particularly strong demand for product supply such as flexible pipe and umbilicals for which our backlog and prospects appear favorable in 2002.

The technical performance of the CSO Deep Blue has exceeded our expectations on her first assignment installing the Banjo and Seahawk lines for Williams on Kerr McGee’s Boomvang and Nansen developments. Our clients’ interest in the vessel gives us a positive outlook for its work in 2002 and its overall work load is better than what we had expected when we decided to build her. The timing of the vessel’s arrival in the Gulf of Mexico has proven to be opportune given the numerous deepwater pipe-lay jobs in that region, and it establishes our position as a deepwater contractor there.

The market for subsea umbilicals, risers and flowlines (SURF) has also been strong and order intake recorded over the period is up in all regions.

The market for developments based upon floating systems is commercially very strong and we are pleased to have booked the new Gunnision Spar contract for Kerr McGee in the Gulf of Mexico, in November, confirming the preference among operators in the region for Spar technology. Growth in volume in the market for floating architectures is stronger than we had anticipated when we decided to acquire the Deepwater Division although improving the margins of the division takes more time than we anticipated. The market for other fabrication work (other than Spar fabrication) has been weaker than anticipated and projects are moving to the right with competition remaining intense.

We remain convinced of the strategic merits of the acquisition of the Aker Deepwater Division and in it see great potential for improvement — and this is our job: unlocking the value within the Group to the benefit of our shareholders. The whole of the Technip-Coflexip team is working actively to further the integration of the two groups strategically, commercially and financially.”

CONSOLIDATED STATEMENTS OF INCOME(1)

(amounts in millions, except	September 30,	September 30, 2001		September 30, 2000
	2001
per share data)	USD(2)	EUR	%	EUR	%

NET OPERATING REVENUES	1,189.2	1,307.0	100	797.7	100
Cost of operations	(941.1)	(1,034.3)	(79)	(572.6)	(72)
Depreciation and amortization(3)	(85.4)	(93.9)	(7)	(61.1)	(7)
Selling, general and administrative expenses	(106.8)	(117.4)	(8)	(71.0)	(9)
OPERATING INCOME	55.9	61.4	6	93.0	12
Interest and other financial income	14.7	16.1	1	19.1	2
Interest and other financial expense	(22.7)	(25.0)	(2)	(9.0)	(1)
Net foreign exchange gain (loss)	(3.6)	(3.9)	0	1.4	—
Capital Gain on Sale of CALDIVE	—	—		167.4	21
Capital gain on CSO Installer	—	—		10.4	1
Equity income of investees	3.6	4.0	0	2.6	1
Minority interests	0.6	0.7	0	(0.1)	—
INCOME BEFORE INCOME TAXES	48.5	53.3	5	284.8	36
Income taxes	(18.7)	(20.6)	(2)	(79.2)	(10)
NET INCOME	29.8	32.7	3	205.6	26
EARNINGS PER SHARE
— Basic earnings per share in circulation	1.59	1.75		11.03
— Diluted earnings per share in circulation	1.57	1.72		10.88

(1)	Non audited.

(2)	Dollar amounts are translated solely for convenience at the Noon Buying Rate for Euros on September 30, 2001, of EUR1.09902 per USD1.00.

(3)	Of which EUR20.1 Mn was for the goodwill amortization at end September 2001 and EUR3.2 Mn at end September 2000.

CONSOLIDATED STATEMENTS OF INCOME 3RD QUARTER(1)

		3rd quarter

		2001		2000
	2001
(amounts in millions, except per share data)	USD(2)	EUR	%	EUR	%

NET OPERATING REVENUES	441.5	485.2	100	307.6	100
Cost of operations	(372.8)	(409.7)	(84)	(232.0)	(75)
Depreciation and amortization(3)	(30.1)	(33.1)	(7)	(20.7)	(7)
Selling, general and administrative expenses	(40.8)	(44.8)	(9)	(21.9)	(7)
OPERATING INCOME	(2.2)	(2.4)	0	33.0	11
Interest and other financial income	3.3	3.6	1	6.2	2
Interest and other financial expense	(6.2)	(6.8)	(1)	(2.9)	(1)
Net foreign exchange gain (loss)	(2.7)	(3.0)	(1)	1.0	—
Capital Gain on Sale of CALDIVE	—	—		167.4	54
Equity of investees	1.3	1.4		1.5	1
Minority Interest	0.2	0.3		0.3	—
INCOME BEFORE INCOME TAXES	(6.3)	(6.9)	(1)	206.5	67
Income taxes	2.3	2.5	1	(52.6)	(17)
NET INCOME	(4.0)	(4.4)	0	153.9	50
EARNINGS PER SHARE
— Basic earnings per share in circulation	1.42	1.56		8.24
— Diluted earnings per share in circulation	1.40	1.54		8.14

(1)	Non audited quarterly breakdown.

(2)	Dollar amounts are translated solely for convenience at the Noon Buying Rate for Euros on September 30, 2001, of EUR1.09902 per USD.1.00.

(3)	Of which EUR7.3 Mn was for the goodwill amortization for the third quarter of 2001 and EUR3.2 Mn for the third quarter of 2000.

CONSOLIDATED BALANCE SHEETS

	September 30,(1)
			December 31,
(amounts in millions)	2001 USD(2)	2001	2000

ASSETS
CURRENT ASSETS
Cash and cash equivalents	219.7	241.5	598.8
Prepaid expenses and other current assets	580.3	637.8	442.4
TOTAL CURRENT ASSETS	832.8	915.3	1,041.2
INVESTMENTS AND OTHER ASSETS	15.2	16.7	3.8
PROPERTY, PLANT, SHIPS AND EQUIPMENT	629.9	692.3	502.2
INTANGIBLE ASSETS	567.5	623.7	52.0
TOTAL ASSETS	2,045.4	2,248.0	1,599.2
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Bank overdrafts	51.8	56.9	7.6
Current portion of long-term debt	95.7	105.2	28.1
Other current liabilities	588.3	646.6	540.1
TOTAL CURRENT LIABILITIES	735.8	808.7	575.8
Long-term debt	375.3	412.5	48.5
Other long-term liabilities	86.9	95.5	68.9
TOTAL LONG-TERM LIABILITIES	462.2	508.0	117.4
TOTAL SHAREHOLDERS’ EQUITY	847.4	931.3	906.0
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	2,045.4	2,248.0	1,599.2

(1)	Non audited.

(2)	Dollar amounts are translated solely for convenience at the Noon Buying Rate for Euros on September 30, 2001, of EUR1.09902 per USD1.00.

ANALYSIS OF NET OPERATING REVENUES AND EBITDA BY SEGMENT(1)

NET OPERATING REVENUES BY SEGMENT

	September 30,

	2001			2000

(amounts in million)	USD(2)	EUR	%	EUR	%

NORTH SEA	397.2	436.5	33	391.5	49
BRAZIL	118.9	130.7	10	155.1	19
ASIA PACIFIC	42.1	46.3	4	62.5	8
REST OF THE WORLD(3)	258.9	284.5	22	188.6	24
CSO AKER MARITIME DEEPWATER DIVISION	372.1	409.0	31	—	—
TOTAL NET OPERATING REVENUES	1,189.2	1,307.0	100	797.7	100

PROFIT AND LOSS EBITDA BY SEGMENT

	September 30,

	2001
			2000
(amounts in millions)	USD(2)	EUR	EUR

NORTH SEA	101.9	112.0	91.3
BRAZIL	41.8	46.0	52.3
ASIA PACIFIC	10.0	11.0	10.8
REST OF THE WORLD(3)	36.7	40.3	27.2
CSO AKER MARITIME DEEPWATER DIVISION	(14.9)	(16.4)
SEGMENT PROFIT AND LOSS EBITDA(4)	175.5	192.9	181.6
GENERAL CORPORATE EXPENSES(5)	(34.3)	(37.7)	(27.5)
SEGMENT PROFIT AND LOSS EBITDA	141.2	155.2	154.1
DEPRECIATION	(85.3)	(93.8)	(61.1)
OPERATING INCOME	55.9	61.4	93.0

(1)	Non audited.

(2)	Dollar amounts are translated solely for convenience at the Noon Buying Rate for Euros on September 30, 2001, of EUR1.09902 per USD1.00.

(3)	Including France.

(4)	Before general corporate expenses.

(5)	Excluding residual goodwill relative to the acquisition of Stena Offshore in 1994.

ANALYSIS OF NET OPERATING REVENUES AND OPERATING INCOME BY SEGMENT

NET OPERATING REVENUES BY SEGMENT

	3rd quarter(1)

	2001			2000

(amounts in millions)	USD(2)	EUR	%	EUR	%

NORTH SEA	155.8	171.2	35	137.2	45
BRAZIL	47.8	52.5	11	54.0	17
ASIA PACIFIC	17.4	19.1	4	25.4	8
REST OF THE WORLD(3)	108.0	118.7	24	91.0	30
CSO AKER MARITIME DEEPWATER DIVISION	112.5	123.7	26
TOTAL NET OPERATING REVENUES	441.5	485.2	100	307.6	100

PROFIT AND LOSS EBITDA BY SEGMENT

	3rd quarter(1)

	2001
			2000
(amounts in millions)	USD(2)	EUR	EUR

NORTH SEA	31.0	34.1	27.2
BRAZIL	16.7	18.4	15.0
ASIA PACIFIC	3.4	3.8	4.5
REST OF THE WORLD(3)	16.5	18.1	16.6
CSO AKER MARITIME DEEPWATER DIVISION	(22.9)	(25.2)
SEGMENT PROFIT AND LOSS EBITDA(4)	44.7	49.2	63.3
GENERAL CORPORATE EXPENSES(5)	(16.8)	(18.5)	(9.6)
SEGMENT PROFIT AND LOSS EBITDA	27.9	30.7	53.7
DEPRECIATION	(30.1)	(33.1)	(20.7)
OPERATING INCOME	(2.2)	(2.4)	33.0

(1)	Non audited quarterly breakdown.

(2)	Dollar amounts are translated solely for convenience at the Noon Buying Rate for Euros on September 30, 2001, of EUR1.09902 per USD1.00.

(3)	Including France.

(4)	Before general corporate expenses.

(5)	Excluding residual goodwill relative to the acquisition of Stena Offshore in 1994.

Press Release of January 17, 2002

“TECHNIP-COFLEXIP ANNOUNCES A NEW CONTRACT FOR A REFINERY IN TURKMENISTAN AND COMMENTS ON ITS MARKET VIEW FOR 2002.

TECHNIP-COFLEXIP (NYSE: TKP and EURONEXT: 13170) has been awarded, by the state-owned Turkmen oil and gas company TURKMENNEFTEGAS, a lump sum turnkey contract, worth about 130 million euros, for the design and construction of a diesel hydrotreating plant on the site of the Turkmenbashi refinery, located on the Caspian Sea.

According to contract specifications, the plant will produce 1,500,000 tons per year of hydrotreated diesel with less than 10 ppm of sulfur and 20 tons per day of sulfur as by-products. It will mainly include a hydrotreating unit, a sulfur recovery unit based on Technip-Coflexip’s proprietary technology as well as associated utilities, storage tanks and control systems.

The engineering, procurement, construction and start-up of the plant will be carried out by the engineering center of Technip-Coflexip based in Düsseldorf, Germany.

Officially signed on January 15, 2002 by the President of Turkmenistan, Mr Saparmurat Niyazov, the contract will become effective and be recorded in our backlog as soon as the financing of the project is arranged and secured through a multi-source financing scheme that is currently being set up.

Works are scheduled to be completed in 33 months from the effective date.

Within the framework of the expansion and upgrading program of the Turkmenbashi refinery, Technip-Coflexip has successfully completed the design and construction of a 1.8 million-ton-a-year catalytic cracker, which has been in operation since July 2001, and a lube oils plant, which started production in August 2001. Altogether these three projects represent over 500 million euros.

Outlook for 2002:

With this first significant contract, 2002 begins under better auspices than last year, which was relatively disappointing in terms of order intake although 2001 earnings are in line with our expectations. Based on information currently available, and as stated at the shareholders meeting of December 13, 2001, net income for Technip-Coflexip for 2001 (prior to goodwill amortization and non-recurring items) should be in line with the target of 20% growth in 2001 net income as compared with 2000 — less the negative effect of the non-recurring loss recorded on a contract signed by CSO Aker in Finland, previously announced in a press release dated 29 October 2001.

Contract awards have been attributed at a slower pace than anticipated especially during the last quarter of 2001.

In the offshore branch, while backlog build-up is satisfactory, several large contracts for which we were tendering have been delayed by operators, in particular, several major projects for deepwater developments both in the Gulf of Mexico and in West Africa.

In the onshore-downstream branch, signed contracts for a value of roughly 1 billion Euro have not yet been put into force but could be in the coming months. Meanwhile, these contracts have not been entered into our backlog and do not yet generate revenues.

Clearly some of these delays are a direct or indirect result of the climate of uncertainty that has emerged during the fourth quarter of last year in the wake of the September 11 events and news and concerns about the outlook for global economic growth and crude oil prices.

Based on currently available information, Technip-Coflexip estimates that its consolidated revenues should show moderate growth in 2002 and could reach roughly 5 billion Euro. We expect EBITDA margins (earnings before interest taxes, depreciation and amortization/revenues) for the combined entity in 2002 should be in a range of 10-12%.

So far 2002 has commenced with solid tendering activity which bodes well for growth in order taking in 2002, particularly for deepwater developments, gas developments, LNG projects and hydro-metallurgy. With respect to the ongoing activity of the Group, it is satisfactory and characterized by high levels of activity and unabated integration of our teams from the various entities that make up the new Group.

As a result, Technip-Coflexip believes it is, in its newly combined form, well equipped to make the most of oil and gas investments to come.”

7.2     OUTLOOK

The Group’s strategy revolves around the following four objectives:

—	to target a 50/50 revenue split between offshore and other activities,

—	to maintain capital spending policy in line with this target and with CSO current policy,

—	to keep a focus on gas and gas-related projects, particularly in the Middle East, and

—	to grow revenue from non-oil industries to 15-20% of combined revenue.

Despite economic conditions less favorable than those of year ago, the Group is entering 2002 with a significant level of orders to execute.

Furthermore, TECHNIP-COFLEXIP’s core activities have not been negatively impacted by the international situation with regards to in-process contracts, projects under negotiation, whether they be offshore or downstream activities, in the Far East and in the Middle East.

In its press release dated January 17, 2002 (see 7.1 above), Technip-Coflexip announced a new contract and commented on its market view for 2002.